Exhibit 10.1

CREDIT AGREEMENT

Dated as of January 25, 2011

among

FLORIDA EAST COAST RAILWAY CORP.,

FLORIDA EAST COAST RAILWAY, L.L.C.,

and

FEC HIGHWAY SERVICES, L.L.C.,

as Borrowers,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH

as Sole Lead Arranger and Sole Bookrunner

TABLE CONTENTS

-i-

-ii-

-iii-

-iv-

Page

13.20	USA PATRIOT Act	135

-v-

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Closing Date Mortgaged Properties
Schedule 1.1(c)	Surplus Rolling Stock
Schedule 6.3	Local Counsel Jurisdictions
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.19	Labor Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.10	Closing Date Affiliate Transactions

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Guarantee
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Perfection Certificate Supplement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Mortgage

-vi-

Exhibit 10.1

CREDIT AGREEMENT, dated as of January 25, 2011, among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”); and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and Letter of Credit Issuer (in such capacity, the “Letter of Credit Issuer”) and Merrill Lynch, Pierce, Fenner & Smith, as sole lead arranger and sole bookrunner.

The parties hereto hereby agree as follows:

SECTION 1 Definitions and Related Matters

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Priority Collateral” shall mean the assets securing the Obligations hereunder on a first priority basis in accordance with the Intercreditor Agreement, which shall not include the Notes Priority Collateral.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans, Overadvance Loans and Protective Advances.

“ABR Margin” shall mean 2.25% per annum.

“Account” shall mean, individually and collectively, any “Account” referred to in the Security Agreement.

“Account Debtor” shall mean any Person obligated on an Account.

“Account Reserves” shall mean any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Dilution Reserves, and reserves for Liens on Eligible Accounts ranking prior to the Lien of the Administrative Agent for the benefit of the Secured Parties) with respect to the Eligible Accounts. The Administrative Agent may, from time to time, in its Permitted Discretion, adjust

Account Reserves used in computing the Borrowing Base upon not less than one Business Day prior written notice to the Company.

“ACH” shall mean the Automated Clearing House, an electronic network for financial transactions in the United States.

“Activities” shall have the meaning provided in Section 12.2(b).

“Adjusted Eligible Billed Accounts” shall mean the excess, if any, of (a) Eligible Billed Accounts over (b) applicable Account Reserves.

“Adjusted Eligible Car Hire Accounts” shall mean the excess, if any, of (a) Eligible Car Hire Accounts over (b) applicable Account Reserves.

“Adjusted Eligible Unbilled Accounts” shall mean the excess, if any, of (a) Eligible Unbilled Accounts over (b) applicable Account Reserves.

“Adjusted Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by the Company and the Restricted Subsidiaries during such Test Period (other than the unfinanced portion of Port of Miami Project Capital Expenditures) minus taxes paid in cash or required to be paid in cash during such Test Period (net of cash refunds received during such Test Period) to (b) Fixed Charges for such Test Period, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis.

“Administrative Agent” shall mean Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 300 Galleria Parkway, Suite 800, Atlanta, GA 30339, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of the Closing Date, between the Administrative Agent and the Borrowers.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent’s Group” shall have the meaning provided in Section 12.2(b).

“Agreement” shall mean this Credit Agreement.

“Amtrak” shall mean the passenger rail operator known as “Amtrak”.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.21(a).

“Applicable Law” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Credit Exposure at that time).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F.

“Authorized Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer or any comparable senior officer of any Borrower designated as such in writing to the Administrative Agent by the Company.

“Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Total Commitment less Commitment Reserves and (ii) the Borrowing Base minus (b) the Total Credit Exposure.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Blockage Notice” shall mean a notice pursuant to which the Administrative Agent exercises its right under a Deposit Account Control Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall have the meaning provided in the preamble to this Agreement and shall include any Domestic Subsidiary joining this Agreement as a borrower by execution and delivery of a Joinder Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of a Protective Advance from the Administrative Agent on a given date, and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Borrowing Base” shall mean, at any time, (a) the product of 85% multiplied by the amount of Adjusted Eligible Billed Accounts at such time, plus (b) the product of 65% multiplied by the sum of (i) the amount of Adjusted Eligible Unbilled Accounts plus (ii) the amount of Adjusted Eligible Car Hire Accounts at such time, plus (c) the lesser of (i) $15,000,000, (ii) 50% of the NOLV of Eligible Rolling Stock and (iii) 95% of the net book value of Eligible Rolling Stock; provided that, prior to the receipt by the Administrative Agent of satisfactory appraisals of Rolling Stock, the amount of Borrowing Base under this clause (c) shall be $5,000,000, minus (d) Reserves. In the event that any Restricted Subsidiary joins this Agreement as a Borrower in accordance with Section 9.10(a) hereof, the applicable Borrowing Base Assets of such Subsidiary shall not be included in the calculation of the Borrowing Base until after the Administrative Agent has conducted appraisals, field audits and examinations reasonably required by it with results reasonably satisfactory to the Administrative Agent.

The amount of any Eligible Account shall be the face amount thereof net of and reduced by, in the Administrative Agent’s Permitted Discretion, without duplication and to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Borrowing Base Assets” shall mean all assets of the type that may be included in the Borrowing Base, including Accounts, Inventory and Rolling Stock, to the extent a Lien on such assets is granted to the Administrative Agent pursuant to the Loan Documents.

“Borrowing Base Certificate” shall mean a certificate, duly completed and signed by an Authorized Officer of the Company, in substantially the form of Exhibit A or another form which is reasonably acceptable to the Administrative Agent in its sole discretion.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amounts expended or capitalized under Capital Leases incurred during such period) made by the Company or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset (other than sales or dispositions of Borrowing Base Assets) to the extent purchased with the proceeds of such sale.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash” shall mean money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Dominion Period” shall mean (a) each period commencing on any date that Availability shall have been less than $7,500,000 for three (3) calendar days or $5,000,000 at any time and ending on the date that Availability shall have been at least equal to $7,500,000 for 30 consecutive calendar days, and (b) each period commencing on the occurrence of an Event of Default and ending on the date on which such Event of Default has been cured or waived.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, ACH, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.

“Cash Management Bank” shall mean any Person that at the time it enters into a Cash Management Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Securities representing 50% or more of the voting power of the total outstanding Voting Securities of Holdings;

(b) the Sponsor or its Affiliates shall cease to legally and beneficially own and control, directly or indirectly, Voting Securities representing less than 25% of the voting power of the total outstanding Voting Securities of Holdings;

(c)(i) Holdings shall cease to own, directly or indirectly, 100% of the Voting Securities of Parent or (ii) Parent shall cease to own, directly or indirectly, 100% of the Voting Securities of FECR Holdings (other than Voting Securities owned by members of management of FECR Holdings and other third parties which may not exceed 5% of the total Voting Securities of FECR Holdings), or (iii) FECR Holdings shall cease to own, directly or indirectly, 100% of the Voting Securities of the Company and each other Borrower (other than Voting Securities owned by members of management of the Company or such Borrower and other third parties which may not exceed 5% of the total Voting Securities of the Company or such Borrower, as applicable);

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of the majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Holdings; or

(e) at any time a change of control occurs under (i) the Senior Secured Note Indenture, (ii) the indenture or other document governing any Permitted Additional Secured Debt or (iii) the indenture or other document governing any Permitted Unsecured Debt.

“Closing Date” shall mean January 25, 2011, the date that conditions precedent set forth in Section 6 have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall mean Bank of America, N.A., as the collateral agent for the Lenders under this Agreement and the other Credit Documents.

“Commitment” shall mean (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Closing Date is $30,000,000.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.75%
Level II Status	0.50%

“Commitment Reserve” shall mean all Reserves other than reserves for overhaul and maintenance expenses with respect to Rolling Stock.

“Commitment Utilization Percentage” shall mean, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Total Credit Exposure and (b) the denominator of which is the Total Commitment.

“Communications” shall have the meaning provided in Section 13.19(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Concentration Account” shall have the meaning provided in Section 9.16(b)(i).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication) (a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus, (b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any equity offering, Investment permitted hereunder, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), including Transaction Expenses, and deducted in computing Consolidated Net Income, plus (e) the amount of all restructuring charges not in excess of $2,500,000 deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, all only to the extent reasonable and supported by documentation acceptable to the Administrative Agent, plus (f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (g) any net loss (or minus any net gains) resulting from currency exchange risk Hedge Agreements, plus (h) foreign exchange loss (or minus any gain) on debt, plus (i) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates in an aggregate amount not in excess of $2,000,000 for such period, plus (j) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus (k) the amount of any non-cash dividends paid in respect of preferred stock to the extent such amounts were deducted in calculating Consolidated Net Income, less (l) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-

cash interest expense attributable to the movement in the mark to market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees), and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less (c) interest income for such period.

“Consolidated Net Income” shall mean, with respect to the Company and the Restricted Subsidiaries, for any period, the aggregate of the Net Income, of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (a) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocations and new product introductions in an aggregate amount of up to $2,500,000 in any Fiscal Year) shall be excluded, (b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded, (e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (f) the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary in respect of such period, to the extent not already included therein, (g) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded, (h) any net after-tax income (loss) from the early extinguishment of Indebtedness (including under Hedge Agreements) or other derivative instruments shall be excluded, (i) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board

Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and (j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

“Consolidated Senior Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for the Company and the Restricted Subsidiaries for such Test Period, provided that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

“Control Account” shall mean a Deposit Account or a Securities Account that is the subject of an effective Control Agreement.

“Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrowers hereunder and the Fee Letter.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, extension or amendment (to the extent such amendment increases the amount thereof) or renewal of a Letter of Credit.

“Credit Exposure” shall mean with respect to any Lender the sum of the following on such date: (i) the outstanding amount of Revolving Credit Loans of such Lender plus (ii) the Letter of Credit Exposure of such Lender plus (iii) the Swingline Exposure of such Lender plus (iv) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” shall mean each of the Borrowers and the Guarantors.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its funding obligations under this Agreement (each a “Revolving Credit Commitment Funding Obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Revolving Credit Commitment Funding Obligation hereunder, or has defaulted on any similar funding obligations under any other loan agreement or credit agreement or other similar agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Revolving Credit Commitment Funding Obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Revolving Credit Commitment Funding Obligations provided for in Section 2.14 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Revolving Credit Commitment Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Dilution” shall mean, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) deductions, credit memos, adjustments, allowances, bad debt charge-offs, discounts, profit sharing deductions or other non-cash credits that are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers, by (ii) such Borrower’s gross billed accounts receivable with respect to the twelve most recently ended fiscal months.

“Dilution Reserve” shall mean, as of any date, an amount sufficient to reduce the advance rate against Eligible Accounts by one-tenth of a percentage point for each one-tenth of a percentage point by which Dilution is in excess of 5.0%.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” shall have the meaning assigned to such term in the Security Agreement.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Accounts” shall mean Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Car Hire Accounts.

“Eligible Billed Accounts” shall mean, at any time, Accounts of the Borrowers which in accordance with the terms hereof are eligible as the basis for the extension of Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Billed Accounts shall not include any Account:

(a) as to which the Collateral Agent’s Lien (for the benefit of the Secured Parties) thereon is not a first priority perfected Lien;

(b) is subject to any Lien of any other Person, other than Liens in favor of the Collateral Agent (for the benefit of the Secured Parties);

(c) that is in default; it being agreed that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of following:

(i) the Account is unpaid more than 90 days after the date of the original invoice therefor;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal or state receivership, insolvency relief or other law or laws for the relief of debtors or such Account Debtor has become insolvent or admitted in writing its inability to pay its debts as they become due; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition Accounts of such Account Debtor may be deemed Eligible Billed Accounts by and to the extent approved by the Administrative Agent, in its Permitted Discretion, on a case-by-case basis; or

(iv) the Account has been written off the books of the Borrowers or otherwise designated as uncollectible;

(d) shall be owing by a creditor or supplier or otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but whether or not owing by a creditor or supplier, ineligibility shall be limited to the amount thereof);

(e) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clauses (c)(i) or (iv) above;

(f) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 10% of the aggregate amount of Eligible Billed Accounts of the Borrowers but only to the extent of such excess over the applicable threshold;

(g) as to which any covenant, representation, or warranty in the Credit Documents pertaining to Accounts has been breached or is not true in any material respect;

(h)(i) that does not arise from the performance of services by any Borrower in the ordinary course of its business or (ii) relates to payments of interest;

(i) with respect to which an invoice, in the form used as of the Closing Date or otherwise reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(j)(i) upon which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable Lien of a surety bond issuer;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) that is the obligation of an Account Debtor located in a foreign country or that is not organized in the United States unless payment thereof is assured by a letter of credit payable in U.S. dollars assigned and delivered to the Collateral Agent;

(m) which is owed in any currency other than U.S. dollars;

(n) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the applicable Borrower has complied (and delivered to the Administrative Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940, if applicable, or any other applicable federal, state, county or municipal law restricting in any material respect the assignment thereof with respect to such obligation;

(o) that arises from a sale to any director, officer, other employee, stockholder or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, advance payment or deposit, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) to the extent that any defense, counterclaim, deduction, setoff or dispute is asserted as to such Account;

(r) to the extent such Account is evidenced by a judgment, instrument, promissory note or chattel paper;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or qualified to do business in such jurisdiction;

(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which consists of any rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment arising from any lease, license, occupancy agreement, concession or other use agreement relating to any right, title or interest of any Borrower in any real property or any fixtures, buildings or other improvements of any kind or nature located thereon or attached thereto, whether now owned or hereafter acquired arising as a result of the use of such real estate and not any services provided in connection therewith; provided, however, such rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment in an aggregate amount payable of up to $500,000 at any time may be included as Eligible Billed Accounts if they consist of receivables arising in the ordinary course of business and are otherwise Eligible Billed Accounts hereunder;

(w) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay based on such credit and collateral considerations as the Administrative Agent, in its Permitted Discretion, deems appropriate;

(x) that has not been invoiced by customary documentation and billed to the applicable Account Debtor or is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for services rendered and accepted by the applicable Account Debtor;

(y) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its Permitted Discretion, following prior written notice of such limit by the Administrative Agent to the Borrowers; or

(z) if due from carriers arising from interchange traffic, (i) the payment of which is subject to retraction or suspension by the applicable carrier or (iii) that has not been properly rated.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective one Business Day after delivery of notice thereof to the Company and the Lenders.

“Eligible Car Hire Accounts” shall mean Accounts of the Borrowers that (a) are due from other rail carriers for rental amounts with respect to car fleets, owned or operated pursuant to revenue sharing agreements disclosed in writing to the Administrative Agent, of the Borrowers located on such other rail carriers lines for the use of Borrowers’ cars, (b) are otherwise Eligible Billed Accounts, and (c) as to which systems and reporting are established by the Company to enable the Administrative Agent to confirm the amount of and applicable offsets relating to such Accounts.

“Eligible Rolling Stock” shall mean all Rolling Stock owned by the Borrowers and that (a) is in good condition and is not damaged, defective, obsolete, wornout, out of service, undergoing any overhaul (or subject to a scheduled or required overhaul within 90 days of any determination date) or otherwise unfit for use in the Borrowers’ business and has not been subject to loss or condemnation; (b) is not obsolete or unmerchantable; (c) meets all standards for use or operation imposed by any Governmental Authority; (d) conforms with the covenants and representations herein and in the other Credit Documents; (e) is subject to Administrative Agent’s duly perfected, first priority Lien, and no other Lien; (f) is within the continental United States and is not leased to any Person; (g) is suitable for use by Amtrak; (h) is not listed on Schedule 1.1(c) hereto and (i) is not subject to any contract or other agreement or arrangement that restricts such Borrower’s or Administrative Agent’s right to use or dispose of such Rolling Stock.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective one Business Day after delivery of notice thereof to the Company and the Lenders.

If at any time any Rolling Stock included in the Borrowing Base ceases to be owned by a Borrower by reason of a sale or disposition thereof or otherwise or is affected by a material casualty, such Rolling Stock shall be excluded from the Borrowing Base and the Borrowing Base shall be reduced in an amount equal to the NOLV of such Rolling Stock.

“Eligible Unbilled Accounts” shall mean Accounts of the Borrowers that (a) are otherwise Eligible Billed Accounts except for the fact that such Accounts have not been invoiced and billed to the applicable Account Debtor, (b) have been unbilled for less than thirty (30) days, and (c) as to which systems and reporting are established by the Company to enable the Administrative Agent to confirm that such Accounts have been invoiced and billed within thirty (30) days of creation of thereof.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional Equity Interests in such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with a Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” shall mean 3.25% per annum.

“Eurodollar Rate” shall mean, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Bank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8.

“Eurodollar Rate Reserve Percentage” shall mean, for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Deposit Accounts” shall mean any Deposit Account or Securities Account (i) used exclusively for payroll and withholding tax payments, (ii) that constitutes a fiduciary account containing solely funds held for the benefit of third parties (other than any Credit Party) or (iii) that is a collateral account established pursuant to the Senior Secured Note Indenture (as in effect on the date hereof); provided that the aggregate balance for all such Credit Parties in all such accounts excluded pursuant to clauses (i) and (ii) above does not exceed $2,000,000 at any time.

“Excluded Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) that is (a) an Other Connection Tax, (b) in the case of any Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender, other than as a result of a change in any Requirement of Tax Law occurring after the date such Non-U.S. Lender becomes a party to this Agreement or designates a new lending office, except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment or designation was made at the request of any Credit Party pursuant to Section 13.7; (c) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e); and (d) any Tax imposed on account of the failure of the recipient of a payment hereunder to comply with the provisions of FATCA.

“Existing Bridge Loan Agreement” shall mean the Credit Agreement, dated as of July 26, 2007, among Iron Horse Acquisition Holding LLC, Iron Horse Acquisition Sub Inc., the lenders party thereto, the subsidiary guarantors party thereto, the subsidiary borrowers party thereto, the issuing banks party thereto, Bank of America, N.A. as administrative agent and collateral agent, Bear Stearns Corporate Lending Inc., as syndication agent, Bank of America, N.A., as documentation agent and Banc of America Securities LLC, as lead arranger and sole bookrunner.

“FATCA” means Sections 1471 through 1474 of the Code.

“FEC Deliveries” means Florida East Coast Deliveries, LLC, a Florida limited liability company.

“FECR Holdings” means Florida East Coast Holdings Corp., a Florida corporation.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of the Closing Date by and among the Company, the Administrative Agent and the Sole Lead Arranger.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which (a) the Commitments shall have terminated, (b) no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero (or outstanding Letters of Credit cash collateralized (or otherwise backstopped or supported) in a manner satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer in an amount in cash equal to one hundred five percent (105%) of the Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon and fees that may accrue with respect thereto) and (c) all other Obligations (other than contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Fitch” shall mean Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.

“Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by the Company and the Restricted Subsidiaries during such Test Period minus taxes paid in cash or required to be paid in cash during such Test Period (net of cash refunds received during such Test Period) to (b) Fixed Charges for such Test Period, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” shall mean, with reference to any Test Period, without duplication, Consolidated Interest Expense that is paid in cash during such Test Period plus scheduled principal payments on Indebtedness made during such Test Period plus Restricted Payments paid in cash during such Test Period from and after the Closing Date pursuant to Section 10.6(c), (d), or (e) all calculated (i) for the Company and the Restricted Subsidiaries on a consolidated basis and (ii) on a Pro Forma Basis.

“Foreign Subsidiary” shall mean each Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”).

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Restricted Subsidiary at “fair value,” as defined therein.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guaranty Agreement, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or any combination thereof.

“Hedge Bank” shall mean any Person that (a) at the time it enters into a Secured Hedge Agreement is a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date, in its capacity as a party to such Secured Hedge Agreement.

“Historical Financial Statements” shall mean as of the Closing Date, the consolidated financial statements of the Company and its Subsidiaries, for (a) the immediately preceding three fiscal years (which are audited) and (b) the fiscal quarter ended September 30, 2010 and the corresponding quarter of the prior fiscal year, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.

“Holdings” shall mean FECR Rail Holding, LLC, a Delaware limited liability company.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such person evidenced by bonds, debentures, notes or similar instruments, (c) the balance of the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (f) all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under Hedge Agreements and (h) without duplication, all Guarantee Obligations of such Person with respect to the obligations of another Person of a type described in clauses (a) through (g) above, provided that (i) Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business and any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (ii) for purposes of Section 11.4, the amount of any Indebtedness in respect of any Hedge Agreement at any time, shall be the amount of any required early termination payment by any Borrower or any Subsidiary at such time.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning provided in Section 13.16.

“Initial Indebtedness” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property or assets; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the trustee and the collateral agent under the Senior Secured Note Indenture.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is repaid and the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Inventory” shall have the meaning given to such term in the UCC.

“Investment” shall have the meaning provided in Section 10.5.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit H.

“L/C Maturity Date” shall mean the date that is ten Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender Appointment Period” shall have the meaning provided in Section 12.6(a).

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” shall have the meaning provided in the preamble to this Agreement.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $10,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Letters of Credit Outstanding at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean Bank of America, N.A., any of its Affiliates or any successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level I Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was less than or equal to 50%.

“Level II Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was greater than 50%.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan or Protective Advance.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer the Borrowers or any Subsidiaries at such time.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties to fully and timely perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

“Maturity Date” shall mean the date that is four years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Mezzanine Loan Documents” shall mean the loan documents evidencing the Mezzanine Loans and all security agreements, guarantees and related documents delivered in connection therewith.

“Mezzanine Loans” shall mean (a) that certain $70,000,000 loan evidenced by that certain Mezzanine Loan Agreement dated as of January 25, 2011 between FDG Mezzanine A LLC, as borrower, and AEW/FDG, LP, as lender, and (b) that certain $150,000,000 loan evidenced by that certain Parent Loan Agreement dated as of January 25, 2011 between FDG Mezzanine B LLC, as borrower, and AEW/FDG Finance, LLC, as lender.

“Minimum Availability Period” shall mean any period (a) commencing when Availability is less than $7,500,000 and (b) ending after Availability is at least $7,500,000 for a period of 30 consecutive days.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgaged Properties” means, initially, the owned real properties of the Credit Parties specified on Schedule 1.1(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.10.

“Mortgaged Property Collateral Requirements” means, with respect to any Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(a) a Mortgage on such Mortgaged Property, the priority of which and enforcement thereunder shall be subject to the Intercreditor Agreement;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Administrative Agent for the prompt recording thereof;

(c) if required by the trustee under the Senior Secured Note Documents, an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates); and

(d) an opinion of Florida counsel as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction.

“Mortgages” means any mortgage, deed of trust or other agreement entered into by the owner of a Mortgaged Property and the Administrative Agent, which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on such Mortgaged Property, substantially in the form of Exhibit J (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Company and the Administrative Agent.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“NOLV” shall mean the net orderly liquidation value expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal performed by an appraiser and on terms satisfactory to Administrative Agent.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“Notes Priority Collateral” shall mean the assets securing the Senior Secured Notes on a first priority basis in accordance with the Intercreditor Agreement, which shall not include the ABL Priority Collateral.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Assignment Taxes” shall have the meaning provided in Section 5.4(b).

“Other Connection Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Overadvance” shall have the meaning provided in Section 2.1(e).

“Overadvance Loan” shall mean an ABR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall mean FECR Rail LLC, a Delaware limited liability company.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Patriot Act” shall have the meaning provided in Section 13.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Credit Parties in the form of Exhibit C or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person by the Company or a Restricted Subsidiary; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person by the Company or a Restricted Subsidiary; provided that each of the following conditions shall be met:

(i) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;

(ii) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Credit Party and the Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Borrower, such actions necessary for such Person or newly formed Subsidiary to become a Credit Party set forth in Section 9.10;

(iii) such acquisition shall result in the Administrative Agent for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired or owned to the extent required by Sections 9.10 or 9.12;

(iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Restricted Subsidiaries are permitted to be engaged in under Section 10.12; and

(v) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Additional Secured Debt” shall mean any Indebtedness of the Company (other than the Senior Secured Notes) that is secured by a Lien on Notes Priority Collateral ranking pari passu with or junior to the Lien of the Senior Secured Notes; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of the Company other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) the holders of such Permitted Additional Secured Debt (or a trustee or agent authorized to act on behalf of such holders) shall have agreed in writing with the Collateral Agent to be bound by the Intercreditor Agreement on the same terms applicable to the holders of Senior Secured Notes or shall have entered into a new intercreditor agreement with the Collateral Agent having substantially the same terms as the Intercreditor

Agreement, (d) no Event of Default shall have occurred and is continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom and (e) on a Pro Forma Basis immediately after giving effect to the issuance of any Permitted Additional Secured Debt, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered is less than 3.5 to 1.0.

“Permitted Discretion” shall mean the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for similar asset-based lending transactions; provided that any standard of eligibility or reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.

“Permitted Holders” shall mean, collectively, Sponsor, its Affiliates and the Management Group.

“Permitted Investments” shall mean (a) United States dollars, (b) pounds sterling, (c) euro, or any national currency of any participating member state in the European Union, (d) Canadian dollars, (e) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (f) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (g) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, (h) repurchase obligations for underlying securities of the types described in clauses (f) and (g) entered into with any financial institution meeting the qualifications specified in clause (g) above, (i) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, (j) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above, (k) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (l) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (a) through (f) above; provided that such amounts are converted into any currency listed in clauses (a) through (c) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; provided that such proceedings shall suspend the enforcement of such Liens; (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts (excluding Indebtedness), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any rents or deposits paid with respect to any lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries, provided that such Lien secures only the obligations of such the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1.1(c); (j) leases or subleases which do not interfere in any material respect with the business of the Company or any Restricted Subsidiary, (k) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry, (l) Permitted Senior Easements; and (m) Liens attaching to commodity trading accounts or other brokerage accounts in favor of the institution at which such account is located incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness, Disqualified Stock or preferred stock (“Refinancing Indebtedness”) incurred or issued to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness, Disqualified Stock or preferred stock (the “Initial Indebtedness”), provided that such Refinancing Indebtedness:

(a) in the case of Refinancing Indebtedness that refinances, refunds, renews or extends Indebtedness other than the Senior Secured Notes, Permitted Additional Secured Debt and Permitted Unsecured Debt, is not increased (in principal amount) above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable and reasonable premium or contractual premium required to be paid in connection with such refinancing);

(b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (i) remaining Weighted Average Life to Maturity of the Initial Indebtedness being refunded or refinanced and (ii) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of the Initial Indebtedness then outstanding were instead due on such date one year following the maturity date of such Initial Indebtedness; provided that, (A) in the case of subclause (b)(i), such Refinancing Indebtedness shall not provide for any scheduled principal payments or prepayments prior to the Maturity Date hereunder and (B) in the case of subclause (b)(ii), such Refinancing Indebtedness shall not provide for any scheduled principal payments prior to the maturity date of the Initial Indebtedness in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Initial Indebtedness being refunded or refinanced or defeased;

(c) is subordinated in right of payment to the Obligations or any Guarantee at least to the same extent as the Initial Indebtedness to the extent such Refinancing Indebtedness refinances Initial Indebtedness that is subordinated in right of payment to the Obligations or any Guarantee

(d) must be Disqualified Stock or preferred stock, respectively, to the extent such Refinancing Indebtedness refinances Disqualified Stock or preferred stock;

(e) shall not include (i) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Credit Party that refinances Indebtedness, Disqualified Stock or preferred stock of a Credit Party; or (ii) Indebtedness, Disqualified Stock or preferred stock of any Credit Party that refinances Indebtedness, Disqualified Stock or preferred stock of any Person that is not a Credit Party; and

(f) except in the case of Refinancing Indebtedness constituting Permitted Additional Secured Debt, is not secured by a Lien on any assets of any of the Borrowers or any of the Restricted Subsidiaries other than any assets subject to a Lien securing the Initial Indebtedness.

“Permitted Sale Leaseback” shall mean any Sale Leaseback of any assets other than Borrowing Base Assets consummated by any Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that (a) with respect to any property owned as of the Closing Date, the value of such Sale Leasebacks shall not exceed $5,000,000 in the aggregate and (b) such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrowers and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $2,500,000, the board of directors of the Company (which such determination may take into account any retained interest or other investment of the Borrowers or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Senior Easements” shall mean (a) easements that burden solely, real property which is not used in the operation of a shortline railroad, (b) underground easements, (c) access, pedestrian and vehicular crossing, longitudinal driveway, public and private grade crossing and similar easements, (d) aerial easements or rights (including leases) granted in connection with communications, fiber optic or utility facilities (including easements for installation of cellular towers), (e) pylon sign and billboard easements and leases, (f) above-ground drainage or slope easements, (g) scenic and clear vision easements, (h) liens and easements given to a public utility or any municipality or governmental or other public authority when required or requested, or (i) easements, licenses, rights of way or similar encumbrances granted in the ordinary course of business; provided that in any case except clause (h), no material adverse effect on the fair market value of the property or the use of the property for railroad operations or the operation of the railroad line would result from granting such easement or other right.

“Permitted Senior Note Liens” shall mean Liens securing (a) Indebtedness evidenced by the Senior Secured Notes which Liens and Indebtedness are subject to the Intercreditor Agreement and/or (b) Permitted Additional Secured Debt which Liens and Indebtedness are subject to the Intercreditor Agreement or other intercreditor agreement required under the definition of Permitted Additional Secured Debt.

“Permitted Unsecured Debt” shall mean any Indebtedness of the Company that is not secured by the assets of the Company, any other Credit Party or any Restricted Subsidiary; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), on a Pro Forma Basis after giving effect to the issuance of such Permitted Unsecured Debt and the application of proceeds therefrom, (i) no Event of Default shall have occurred and is continuing and (ii) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 1.25 to 1.00.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) a Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.19(b).

“Port of Miami Project Capital Expenditures” shall mean Capital Expenditures in an aggregate amount of up to $11,000,000 incurred by the Company or any of its Restricted

Subsidiaries on or prior to January 31, 2012 in connection with the construction of a railtrack and facilities ancillary thereto connecting directly to the Port of Miami, Florida.

“Potential Defaulting Lender” shall mean, at any time, a Lender (a) as to which the Administrative Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Significant Subsidiary of such Lender, (b) as to which the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender has in good faith determined and notified the Company and (in the case of the Letter of Credit Issuer or the Swingline Lender) the Administrative Agent that such Lender or its Parent Company or a Significant Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its Revolving Credit Commitment Funding Obligations under any other loan agreement or credit agreement or other similar agreement or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be made by the Administrative Agent or, in the case of clause (b), the Letter of Credit Issuer or the Swingline Lender, as the case may be, in its reasonable discretion. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America, N.A. in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the four fiscal quarters first ending following any acquisition or disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in Consolidated EBITDA, to the extent permitted to be reflected in pro forma financial information under Rule 11.02 of Regulation S-X under the Securities Act and approved by the Administrative Agent (such approval not to be unreasonably withheld), provided that (a) so long as such net cost savings or additional net costs will be realizable at any time during such four-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such net cost savings or additional net costs will be realizable during the entire such period; (b) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication of net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA, and (c) the aggregate amount of Pro Forma Adjustments shall not exceed for any Test Period, when combined with the aggregate amount of charges, accruals or expenses added back under clause (d) or (e) of the definition of Consolidated EBITDA in such Test Period, 15% of Consolidated EBITDA for any such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Company delivered pursuant to Section 9.1(k) or setting forth the information described in clause (ii) to Section 9.1(e).

“Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:

(a) any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period (including any Pro Forma Adjustment relating thereto);

(b) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Restricted Payment, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Restricted Payment had occurred on the first day of the Relevant Test Period;

(c) any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period;

(d) any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and

(e) any applicable Pro Forma Adjustment;

provided, however, no Borrowing Base Assets of any Person (i) acquired in an Permitted Acquisition or (ii) that otherwise becomes a Restricted Subsidiary (including by designation of an Unrestricted Subsidiary as a Restricted Subsidiary by the Company) shall be included in the Borrowing Base for such pro forma determination of Availability until the Administrative Agent has conducted appraisals, field audits and examinations reasonably required by it with results reasonably satisfactory to the Administrative Agent.

“Protective Advance” shall have the meaning assigned to such term in Section 2.1.

“Real Estate” shall have the meaning given to that term in Section 9.1(i).

“Reference Bank” shall mean Bank of America, N.A.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation Z” shall mean Regulation Z of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment on, into, through, or out of any property, facility or equipment.

“Report” shall mean reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the Total Commitment at such date or, if the Total Commitment has been terminated, Lenders having a majority of the Total Credit Exposure at such date.

“Required Supermajority Lenders” shall mean, at any date, Lenders having Commitments representing at least 66 2/3% of the Total Commitment at such date or, if the Total Commitment has terminated, having at least 66 2/3% of the Total Credit Exposure at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requirement of Tax Law” shall mean any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.

“Reserves” shall mean any and all reserves (other than Account Reserves) which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Credit Party, reserves for Secured Hedge Agreements and Secured Cash Management Agreements, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments and other governmental charges, reserves for the aggregate amount of liabilities at any time (i) secured by Liens upon Collateral that are senior to Administrative Agent’s Liens or (ii) for which the Administrative Agent and Lenders may be obligated to third parties in connection with this Agreement) with respect to the Collateral or any Credit Party, and reserves for overhaul or maintenance expenses with respect to Rolling Stock. The Administrative Agent may, in its Permitted Discretion, adjust Reserves upon not less than one Business Day prior written notice to the Company.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean any Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such equity interests in the Company or any Subsidiary, other than dividends or distributions by a Subsidiary payable to the Company or any Wholly-Owned Subsidiary that is a Credit Party and, in the case of a dividend or distribution by a Subsidiary that is not a Wholly-Owned Subsidiary, to any other holder of its Equity Interests, so long as the Company or a Wholly-Owned Subsidiary that is a Credit Party receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interest ownership, (b) designation of any Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the sum of (i) the fair market value of the assets of such designated Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to the Company or any Restricted Subsidiary immediately prior to such designation), all calculated, except as set forth in the parenthetical to clause (b), on a consolidated basis in accordance with GAAP and (c) any Investment in an Unrestricted Subsidiary (which shall be deemed to be a

Restricted Payment in an amount equal to the fair market value of such Investment at the time of such Investment).

“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Commitment Funding Obligation” shall have the meaning assigned to such term in the definition of “Defaulting Lender.”

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(a).

“Rolling Stock” shall mean railroad trailers, locomotives, chassis, freight cars and passenger cars.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which any Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Cash Management Bank.

“Secured Cash Management Obligations” shall mean all obligations and liabilities owing to a Cash Management Bank under Secured Cash Management Agreements, limited, in the case of any Cash Management Bank other than Bank of America and its Affiliates, to the extent and up to the maximum amount specified by such Cash Management Bank in a Secured Related Obligation Notice, which amount may be established or increased (by delivery of a Secured Related Obligation Notice from time to time) as long as no Default or Event of Default exists and establishment of a Reserve for such amount and all other Secured Related Obligations would not result in an Overadvance.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Hedge Bank.

“Secured Hedge Obligations” shall mean all obligations and liabilities owing to a Hedge Bank under Secured Hedge Agreements to the extent and up to the maximum amount (in the case of any Hedge Bank other than Bank of America and its Affiliates) specified by such Hedge Bank in a Secured Related Obligation Notice, which amount may be established or increased (by delivery of a Secured Related Obligation Notice from time to time) as long as no Default or Event of Default exists and establishment of a Reserve for such amount and all other Secured Related Obligations would not result in an Overadvance.

“Secured Related Obligations” shall mean Secured Cash Management Obligations and/or Secured Hedge Obligations.

“Secured Related Obligation Notice” shall mean written notice to the Administrative Agent from the applicable Hedge Bank or Cash Management Bank of the creation of or increase in any Secured Related Obligation which notice shall include a statement of the maximum amount of such Secured Related Obligation and a reasonably detailed description of the method of calculation thereof. The Administrative Agent shall be deemed not to have knowledge of any Secured Related Obligation unless and until it has received such written notice thereof from the applicable Hedge Bank or Cash Management Bank.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Securities Account” shall have the meaning assigned to such term in the Security Agreement.

“Securities Account Control Agreement” shall have the meaning specified in the Security Agreement.

“Security Agreement” shall mean the Security Agreement entered into by the Borrowers, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit E.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) the Mortgages, (e) the Mortgage Property Collateral Requirements, and (f) each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.12 or 9.16 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any guarantee or other right in respect thereof.

“Senior Secured Note Indenture” shall mean the Indenture dated as of the Closing Date, among the Company, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Secured Notes are issued.

“Senior Secured Notes” shall mean the Company’s 8 1/8% Senior Secured Notes due 2017 issued on the Closing Date in the aggregate principal amount of $475,000,000.

“Settlement Report” shall mean a report delivered by Administrative Agent to Lenders summarizing the Loans and Letter of Credit Outstandings as of a given settlement date, allocated to Lenders in accordance with their Applicable Percentages.

“Sole Lead Arranger” shall mean Merrill Lynch, Pierce, Fenner & Smith, as the sole lead arranger for the Lenders under this Agreement and the other Credit Documents.

“Solvent” shall mean, with respect to the Company and its Restricted Subsidiaries, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of the Company’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Company’s and its Restricted Subsidiaries’ present assets; (ii) the Company’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (iii) the Company and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Company and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Subsidiary” shall mean, at any date of determination (a) any Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Company and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Company and the Subsidiaries for such period, in each case determined in accordance with GAAP or (b) any Subsidiary when such Subsidiary’s total assets or gross revenues, as applicable, is aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an event described in Section 11.5, would constitute a Specified Subsidiary under clause (a) above.

“Sponsor” shall mean Fortress Investment Group LLC.

“Stated Amount” of any Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Company as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status shall become effective as of the end of each fiscal quarter of the Company.

“Subordinated Indebtedness” means Indebtedness, Disqualified Stock or preferred stock, all of which is subordinated to the Obligations and all Guarantees on terms acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than (i) FECR Deliveries, (ii) a Domestic Subsidiary that is a Borrower or (iii) a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) on the Closing Date and (b) each Restricted Domestic Subsidiary (other than a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Swingline Exposure” shall mean, with respect, to any Lender at any time, such Lender’s Applicable Percentage of the outstanding Swingline Loans at such time.

“Swingline Lender” shall mean Bank of America, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any Borrowing of ABR Loans funded with Administrative Agent’s funds pursuant to Section 2.1(b), until such Borrowing is settled among Lenders or repaid by Borrowers.

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is ten (10) Business Days prior to the Maturity Date.

“Taxes” shall mean any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan Agreement” shall mean the Amended and Restated Credit Agreement dated as of the Closing Date by and among Florida East Coast Industries, Inc., as parent borrower, Iron Horse Acquisition Holding LLC, and Parent., as guarantors, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and book manager.

“Term Loan Documents” shall mean the Term Loan Agreement and all other instruments, agreements and other documents evidencing the Term Loans or providing for any Guarantee or other right in respect thereof.

“Term Loans” shall mean the loans made pursuant to the Term Loan Agreement in an aggregate principal amount of $140,000,000.

“Termination Date” shall mean the date on which (a) the Commitments shall have terminated, (b) no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero (or outstanding Letters of Credit cash collateralized (or otherwise backstopped or supported) in a manner satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer) and (c) all other Obligations (other than (i) obligations under Secured Hedge Agreements not yet due and payable, (ii) obligations under Cash Management Agreements not yet due and payable and (iii) contingent, guaranty, indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

“Total Assets” shall mean the total assets of the Company and the Restricted Subsidiaries (or, if specified, of the Restricted Foreign Subsidiaries), as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Total Assets is being made, provided that Total Assets shall be calculated on a Pro Forma Basis.

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Total Credit Exposure” shall mean, at any date, the sum of the Credit Exposures of all Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Transactions” shall mean (i) the negotiation, execution and delivery of this Agreement, the Senior Secured Note Documents, the Term Loan Documents and the Mezzanine Loan Documents, (ii) the repayment in full of the Existing Bridge Loan Agreement and the termination of all commitments thereunder and (iii) all other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Company that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), only if at such time (or promptly thereafter) the Company designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) designated as an Unrestricted Subsidiary by the Company in a written notice to the Administrative Agent, provided that no Default or Event of Default would result from such designation and (c) each Subsidiary of an Unrestricted Subsidiary, in each case under clause (a), (b) or (c) to the extent such designation is permitted under Section 10.6; provided, however, that at the time of any written re-designation by the Company to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent (x) no Default or Event of Default would result from such re-designation and (y) such Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have complied with the terms of Section 9.10; and provided further, however, that at no time shall Unrestricted Subsidiaries hold assets greater than 15% of consolidated total assets of the Company and its Subsidiaries nor generate greater that 15% of Consolidated EBITDA for any such Test Period. No Unrestricted Subsidiary that is re-designated as a Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary.

“Voting Securities” means Equity Interests, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weekly Reporting Period” shall mean any period during which the Availability is less than $7,500,000.

“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness, Disqualified Stock or preferred stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly Owned Subsidiaries.

1.2 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Credit Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Credit Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Credit Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 13.2; or (g) discretion of Administrative Agent, Letter of Credit Issuer or any Lender mean the sole and absolute discretion of such Person. All calculations of the amount of Eligible Accounts, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Credit Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, Letter of Credit Issuer or any Lender under any Credit Documents. No provision of any Credit Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Credit Documents, it means actual knowledge of an Authorized Officer, or knowledge that an Authorized Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.”

1.3 Accounting Terms. Under the Credit Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrowers delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.9 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.4 Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 11.4 and 11.9 with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination. For purposes of determining compliance with Sections 10.1 and 10.2, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 2 Amount and Terms of Credit

2.1 Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally (and not jointly) agrees to make a loan or loans denominated in Dollars (each a “Revolving Credit Loan”) to the Borrowers which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date, (B) may, at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (E) shall not result in the Total Credit Exposure exceeding the lesser of (1) the Total Commitment less Commitment Reserves at such time and (2) the Borrowing Base at such time.

(ii) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).

(b) Administrative Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolving Credit Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Administrative Agent and need not be evidenced by any promissory note. To facilitate administration of the Loans, Lenders and Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Administrative Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender’s obligation to make settlements with Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Administrative Agent a pro rata participation in each unpaid Swingline Loan in accordance with its Applicable Percentage and shall transfer the amount of such participation to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor.

(c) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 13.5) and other sums payable under the Credit Documents

(any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the lesser of (x) $5,000,000 and (y) 20.0% of the Borrowing Base; provided further that the aggregate amount of outstanding Protective Advances plus the aggregate amount of the other Total Credit Exposure shall not exceed the Total Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. The Protective Advances shall be secured by the Security Documents and shall constitute Obligations hereunder and under the other Credit Documents. All Protective Advances shall be ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e).

(d) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. On any Business Day, the Administrative Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participations in Protective Advances (and, if any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(e) If the Total Credit Exposure exceeds the lesser of (1) the Total Commitment less Commitment Reserves at such time and (2) the Borrowing Base at such time (an “Overadvance”), the excess amount shall be payable by Borrowers on demand by the Administrative Agent, but all such excess Total Credit Exposure shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Administrative

Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $3,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the Total Credit Exposure to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(f) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges or amounts) shall be deemed to be a request for ABR Loans on the due date in the amount of such Obligations. The proceeds of such ABR Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Revolving Credit Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 and Swingline Loans shall be in a multiple of $100,000 (except Revolving Credit Loans made to refinance Protective Advances pursuant to Section 2.1(e)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrowers desire to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings or Borrowings to repay Protective Advances), they shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans (each such notice, a “Notice of Borrowing”). Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrowers to confirm in writing any notice they may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of any Borrower. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4 Disbursement of Funds.

(a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing of Revolving Credit Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Revolving Credit Loans requested to be made on such date in the manner provided below. No later than 3:00 p.m. (New York time) on the date specified in each Notice of Borrowing relating to Swingline Loans, the Swingline Lender shall make available to the Borrowers its Swingline Loan to be made on such date, by depositing to the account of the Company (on behalf of the Borrowers) at the Administrative Agent’s office the amount of such Swingline Loan.

(b) Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings and Protective Advances) make available to the Borrowers, by depositing to the Company’s (on behalf of the Borrowers) account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers, jointly and severally, shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, jointly and severally, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrowers, the then-applicable rate of interest for ABR Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Revolving Credit Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the benefit of the Lenders the then-unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, a Swingline Loan or a Protective Advance, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender, the Swingline Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers in accordance with the terms of this Agreement.

2.6 Conversions and Continuations.

(a) The Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Revolving Credit Loans made to the Borrowers from one Type into a Borrowing or Borrowings of another Type and the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrowers shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Applicable Percentages. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c) If there is an Event of Default or if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Credit Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrowers give a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a

Requirement of Tax Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers, jointly and severally, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (b) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11 Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, or 5.2, or a required assignment pursuant to Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrowers, jointly and severally, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to the Company.

2.14 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i) the Letter of Credit Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than two Business Days after demand by the Administrative Agent (at the direction of the Letter of Credit Issuer and/or the Swingline Lender, as the case may be),

(1) Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit Exposure or Swingline Expo-sure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swingline Exposure, or (2) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrowers for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.14(f)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the Letter of Credit Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all other Obligations of the Borrowers, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit, or Swingline Loan is at the time outstanding, the Letter of Credit Issuer and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.14(a)), by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Letter of Credit Issuer and the Swingline Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notice of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Participation, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 4.1 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Letter of Credit Issuer and the Swingline Lender, as applicable, as their interests appear (and the pro rata payment provisions of Section 5.3 will automatically be deemed adjusted to reflect the provisions of this Section).

(e) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(iii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

(f) Cure. If the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure, Letter of Credit Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

2.15 Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Borrowers at least 2 Business Days’ prior written notice of any such establishment or increase.

2.16 Borrower Agent. Each Borrower hereby designates the Company as its representative and agent for all purposes under the Credit Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, Letter of Credit Issuer or any Lender; including execution and delivery of and performance under the Intercreditor Agreement. The Company hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Company on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to the Company on behalf of such Borrower. Each of Administrative Agent, Letter of Credit Issuer and Lenders shall have the right, in its discretion, to deal exclusively with the Company for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Company shall be binding upon and enforceable against it.

2.17 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Credit Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

2.18 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Credit Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until full payment on the Final Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Credit Document, or any other document, instrument or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Credit Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Credit Party; (iv) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vi) the disallowance of any claims of Administrative Agent or any Lender against any Credit Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (vii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment of all Obligations on the Final Date.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations on the Final Date. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 2.18 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.18. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.18, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution. (i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.18 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.18 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.18 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Nothing contained in this Section 2.18 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit on behalf of any Borrower, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Credit Party, howsoever arising, to the full payment of all Obligations on the Final Date.

SECTION 3 Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and thirty calendar days prior to the Maturity Date, (i) the Borrowers may request that the Letter of Credit Issuer issue for the account of the Borrowers a Letter of Credit or Letters of Credit in Dollars in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued, amended (to increase the Stated Amount thereof), extended or renewed if, after giving effect to such issuance, amendment, extension or renewal, the Total Credit Exposure would exceed the lesser of (x) the Total Commitment then in effect less Commitment Reserves and (y) the

Borrowing Base then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (v) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrowers or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Requests.

(a) Whenever the Borrowers desire that a Letter of Credit be issued for their account, they shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrowers and shall be in form acceptable to the Letter of Credit Issuer. The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Applicable Percentage of such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C

Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrowers shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Letter of Credit Issuer at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Letter of Credit Issuer, its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Letter of Credit Issuer its Applicable Percentage of any payment under such Letter of Credit on the date required, as specified above, but, except as provided Section 2.14, no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Applicable Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Applicable Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrowers, jointly and severally, hereby agree to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrowers shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrowers intend to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrowers shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and, subject to the conditions set forth in Section 2.1(a), each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrowers in the manner deemed to have been requested in the amount of its Applicable Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the minimum Borrowing amount for ABR Loans set forth in Section 2.2. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b) The obligations of the Borrowers under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction).

3.5 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrowers by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrowers, jointly and severally, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrowers by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error. Notwithstanding anything to the contrary contained herein, (I) in the case of any increased costs attributable to Taxes, this Section 3.5 shall apply to only to the extent such increased costs resulted from a change in Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment and (ii) this Section 3.5 shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (ii) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

3.6 Successor Letter of Credit Issuer. A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Company. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrowers shall appoint from among the Lenders (with the consent of such Lender) with Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment (except with respect to Letters of Credit issued by the resigning Letter of Credit Issuer). After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

3.7 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to one hundred five percent (105%) of the Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 11.5. Funds so deposited shall be applied by the Administrative Agent to reimburse the Letter of Credit Issuer for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Unpaid Drawings or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral under this Section 3.7 as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

SECTION 4 Fees; Commitments

4.1 Fees.

(a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Maturity Date. Such commitment fee shall be payable in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended on the preceding day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

(b) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Applicable

Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Eurodollar Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d) The Borrowers, jointly and severally, agree to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such Letter of Credit Issuer’s customary fees for issuances of, drawings under or amendments of, Letters of Credit issued by it.

(e) The Borrowers, jointly and severally, agree to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.

4.2 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders in accordance with their Applicable Percentages, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the Total Credit Exposure shall not exceed the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base.

4.3 Mandatory Termination of Commitments. The Total Commitment shall terminate at 5:00 p.m. (New York time) on the Maturity Date.

SECTION 5 Payments

5.1 Voluntary Prepayments. The Borrowers shall have the right to prepay Revolving Credit Loans and Swingline Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than (i) in the case of Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans or Protective Advances, 10:00 a.m. (New York time) on, the date of such prepayment and, in the case of a prepayment of Revolving Credit Loans or Swingline Loans shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans or Protective Advances shall be in a multiple of $500,000 and in an aggregate principal amount of at least $500,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Notwithstanding the foregoing, the Borrowers shall not be permitted to prepay any Revolving Credit Loans or Swingline Loans under this Agreement, in whole or in part, if at such time, any Protective Advances are outstanding.

5.2 Mandatory Prepayments.

(a) Mandatory Prepayments of Loans. If on any date the Total Credit Exposure exceeds the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base, the Borrowers shall forthwith repay on such date the principal amount of Protective Advances and, after all Protective Advances have been paid in full, Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Protective Advances, Swingline Loans and Revolving Credit Loans, the Total Credit Exposure exceeds the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base, the Borrowers, jointly and severally, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrowers hereunder (including one hundred five percent (105%) of Obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent. Additionally, if on any date the Total Credit Exposure exceeds the Total Commitment less the Commitment Reserves for any reason, the Borrowers shall forthwith reduce the Total Credit Exposure in the manner provided above.

(b) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), the Borrowers may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) if any prepayment by the Borrowers of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding amount of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into ABR Loans; and (z) each prepayment of any Revolving Credit Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Credit Loans of each Lender in accordance with their respective Applicable Percentages. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(c) Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrowers at their option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(d) Cash Dominion Period. On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all funds credited to the Concentration Account the previous Business Day (whether or not immediately available) as follows (except as set forth in Section 5.3(c)): first, to repay the outstanding principal amount of the Swingline Loans and Protective Advances until such Swingline Loans and Protective Advances have been repaid in full; second, to repay the outstanding principal balance of the Revolving Credit Loans until such Revolving Credit Loans have been repaid in full; third, to cash collateralize Letters of Credit Outstanding at one hundred percent (100%) and then to any other Obligation then due and payable.

5.3 Payments Generally.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Administrative Agent or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.5 or a termination of the Total Commitment or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to repay, ratably, (i) principal on the remaining Loans, (ii) Unpaid Drawings and (iii) Secured Hedge Obligations to the extent the Administrative Agent has established Reserves with respect thereto, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit to be held as cash collateral for such Obligations, eight, to payment of any Secured Hedge Obligations not repaid under “sixth” above, ninth, to payment of Secured Cash Management Obligations, and tenth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party.

(d) At the election of the Administrative Agent, all payments of principal, interest, Unpaid Drawings, Fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 13.5), and other sums payable under the Credit Documents that are not paid when due in accordance with the Credit Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Credit Parties maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize solely to the extent a payment is not paid by a Credit Party by the time when required to be paid, (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 13.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3 and (ii) the Administrative Agent to charge any deposit account of any Credit Party maintained with the Administrative Agent for each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents; provided that in either case the Administrative Agent shall promptly notify the Borrowers of any such Borrowing or charge.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4 Net Payments.

(a) Unless required by a Requirement of Tax Law (as determined in good faith by the Administrative Agent or other applicable withholding agent), all payments made by or on behalf of the Borrowers or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that an applicable withholding agent is required by a Requirement of Tax Law to deduct or withhold any Indemnified Taxes from or in respect of any payment hereunder or under any other Credit Document (as determined in good faith by the applicable withholding agent), then:

(i) the applicable withholding agent shall deduct or withhold the full amount required to be so withheld or deducted;

(ii) the applicable withholding agent shall timely pay such withheld or deducted amounts directly to the relevant Governmental Authority in accordance with the applicable Requirement of Tax Law;

(iii) if a Credit Party is the applicable withholding agent, such Credit Party shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iv) the relevant Credit Party will pay to the Administrative Agent for the account of each affected Lender (which term shall, for the purpose of this Section 5.4, include the Letter of Credit Issuer and any L/C Participant) such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Tax Law, other than any Other Taxes that are Other Connection Taxes arising as a result of a Lender’s voluntary assignment or transfer of, or participation in, such Lender’s right’s or obligations hereunder (“Other Connection Assignment Taxes”).

(c) The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such any Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (1) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to the Company and the Administrative Agent, at any time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to source withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in the following subparagraph (2) of this Section 5.4(d)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Company any Lender shall update any form or certification previously delivered pursuant to this Section 5.4(d). If any form or certification previously delivered pursuant to this Section 5.4(d) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally able to do so.

(2) Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally able to do so:

(i) prior to the date on which a Lender becomes a Lender under this Agreement, deliver to the Company and the Administrative Agent two properly completed and duly executed copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN or any applicable successor form (together with a certificate in such form as required by applicable law or reasonably requested by the Administrative Agent representing for itself and, if applicable with respect to each of its partners, members or other beneficial owners that such Person is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code) and that no interest payments in connection with the Credit Documents are effectively connected with such Person’s conduct of a U.S. trade or business (a “U.S. Tax Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by any Borrower under any Credit Document or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a U.S. Tax Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is treated as a partnership for United States federal tax purposes (and is not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Certificate on behalf of such beneficial owner(s); and

(ii) deliver to the Company and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent.

(e) Each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law, on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event involving the Lender requiring a change in the most recent form previously delivered by it or upon the request of the Company or the Administrative Agent) duly executed and properly completed copies of Internal Revenue Service Form W-9 or any applicable successor form certifying that it is not subject to backup withholding.

(f) If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax for which a payment has been made by the Borrowers pursuant to this Section 5.4, which refund is attributable to such payment made by such Borrowers pursuant to this Section 5.4, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrowers an amount equal to such refund (net of all out-of-pocket expenses (including Taxes) and without interest other than any interest received by the Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither a Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations, or to disclose its Tax Returns or other Tax-related materials deems confidential, to the Borrowers in connection with this paragraph (f) or any other provision of this Section 5.4.

(g) The agreements of any Credit Party in this Section 5.4 shall survive the termination of the Credit Documents and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrowers to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6 Conditions Precedent to Initial Borrowing

The initial Borrowing of Loans under this Agreement or the initial issuance of any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent:

6.1 Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent and the Collateral Agent an executed counterpart of each of the Credit Documents (other than the Mortgages) by each Credit Party.

6.2 Collateral. All agreements, documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements required or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Credit Parties, in form reasonably acceptable to the Administrative Agent, (b) Kenneth Charron, General Counsel to the Credit Parties, in form reasonably acceptable to the

Administrative Agent and (c) the opinions of special local counsel to the Credit Parties from the jurisdictions listed on Schedule 6.3, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers, the and other Credit Parties hereby instruct such counsel to deliver such legal opinions.

6.4 No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.

6.5 Concurrent Financings and Capital Structure.

(a) After giving effect to the Transactions, the Administrative Agent shall be reasonably satisfied with the capital structure of Holdings, the Company and their Subsidiaries, including the amount and terms of the Senior Secured Note Documents and the Term Loan Documents;

(b) Prior to or substantially simultaneously with the initial credit extension, (i) the Borrowers shall have received no less than $475,000,000 in gross proceeds from the issuance and sale of the Senior Secured Notes pursuant to the Senior Secured Note Indenture, (ii) Parent shall have received no less than $250,000,000 in gross proceeds from the incurrence of the Mezzanine Loans, and (c) not less than $151,424,000 of debt under the Existing Bridge Loan Agreement shall have been converted to equity.

(c) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of (i) the financial projections of the Company and (ii) interim financial statements for the Company as of a date not more than 40 days prior to the Closing Date

6.6 Existing Bridge Loan Agreement. The Administrative Agent shall have received evidence that the Existing Bridge Loan Agreement has been, or concurrently with the Closing Date is being, amended and restated by the Term Loan Agreement, the principal amount outstanding thereunder reduced to $150,000,000 and all liens on assets of the Company or any of its Subsidiaries securing obligations under the Existing Bridge Loan Agreement have been, or concurrently with the Closing Date are being, released.

6.7 Corporate Documents. The Administrative Agent shall have received:

(a) a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));

(b) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(c) such other documents as the Lenders, the Letter of Credit Issuer or the Administrative Agent may reasonably request.

6.8 Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Company and each other Borrower, confirming compliance with the conditions precedent set forth in this Sections 6, 7.1 and 7.4.

6.9 Fees. The Lenders shall have received the fees set forth in the Lender Fee Letter and the Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.10 Representations and Warranties. On the Closing Date, the representations and warranties made by each of the Borrowers shall be true and correct in all material respects.

6.11 Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date preceding the Closing Date that is specified by the Administrative Agent.

6.12 Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, the Borrowers’ Availability shall not be less than $15,000,000.

6.13 Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, dated as of the Closing Date and signed by the chief financial officer of the Company.

6.14 Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2 and Liens securing the Existing Bridge Loan Agreement to be terminated on the Closing Date.

6.15 Field Exams and Appraisals. The Administrative Agent shall have received satisfactory field exams of the Accounts of the Borrowers and satisfactory appraisals of Rolling Stock.

6.16 Perfection Certificate. The Administrative Agent and the Collateral Agent shall have received a duly completed and signed Perfection Certificate together with all attachments thereto.

6.17 USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 13.20.

SECTION 7 Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Protective Advances) and the obligation of the Letter of Credit Issuer to issue, extend, renew or increase the amount of any Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date).

7.2 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3 Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

7.4 No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

In addition to the other conditions precedent herein set forth, if any Lender be-comes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer will not be required to issue any Letter of Credit or to amend any out-standing Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Letter of Credit Issuer or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Letter of Credit Issuer or Swingline Lender.

SECTION 8 Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Credit Party makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene in any material respect any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Secured Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Company or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of the Company or any of the Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrowers, threatened with respect to the Borrowers or any of the other Subsidiaries that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) involves this Agreement or the Transactions.

8.5 Margin Regulations. Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document except for (i) those obtained or made and (ii) filings and recordings in respect of Liens created under the Credit Documents.

8.7 Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940.

8.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Company, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent, the Collateral Agent and/or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the

Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Company and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Company at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has not occurred any change, event, development or circumstance since December 31, 2009, that has had or could reasonably be expected to have a Material Adverse Effect.

8.10 Tax Returns and Payments. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries: (a) has timely filed all Tax returns, domestic and foreign, required to be filed by it; (b) has paid all Taxes payable by it that have become due (including in the capacity of a withholding agent), other than those being contested in good faith by the appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (provided that such contest suspends the enforcement or collection of such Taxes); (c) has provided adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable; and (d) has not ever been a party to any understanding or arrangement constituting a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code.

8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Borrower, Subsidiary or ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrowers. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of such Borrower.

8.12 Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 8.12 is a complete and correct list of all of the Subsidiaries of each Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 8.12, on the Closing Date: (x) each such Borrower and the other Subsidiaries will own, free and clear of Liens (other than Liens created pursuant to the Security Documents), and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 8.12, (y) all of the issued and outstanding Equity Interests of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there will be no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Schedule 10.5 is a complete and correct list of all Investments that are held by each Borrower or any of the other Subsidiaries in any Person on the Closing Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 10.5, on the Closing Date each Borrower and the other Subsidiaries will own, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c) Restrictions on Subsidiaries. On the Closing Date, to each Borrower’s knowledge, neither the Borrowers nor any of the other Subsidiaries will be subject to any indenture, agreement, instrument or other arrangement of the type described in Section 10.11.

8.13 Intellectual Property. Each Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as set forth on Schedule 8.14 or as could not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Company and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) the Company will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of the Company or its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has treated, stored, transported or disposed of, or arranged for disposal or treatment of, Hazardous Materials at or from any current or, to the knowledge of the Company and any of its Subsidiaries, former Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect, and there has been no Release or threatened Release of Hazardous Materials by the Company or any of its Subsidiaries on, at, under or from any real property or facility presently or, to the knowledge of the Company or any of its Subsidiaries formerly, owned, leased or operated by any of them which could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 8.14, no person with an indemnity or contribution obligation to the Company or any of its Subsidiaries relating to compliance with or liability under any Environmental Law is in default with respect to any such obligation in each case which could reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 8.14, neither the Company nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, and neither the Company nor any of its Subsidiaries is conducting or financing, in whole or in part, any investigation, remedial or corrective action pursuant to any Environmental Law at any location, in each case which could reasonably be expected to result in a Material Adverse Effect.

8.15 Properties. The Company and each of its Subsidiaries have good and marketable title to, leasehold interest in or easement, rights of way, rights to operate or other similar estates in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except for minor defects in title that do not interfere with their ability to conduct business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date immediately after the consummation of the Transactions to occur on the Closing Date, and immediately following each Credit Event, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

8.17 Compliance with Laws and Agreements. The Company and each of its Subsidiaries is in compliance with all Applicable Laws and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.18 [Reserved].

8.19 Labor Matters. There are no strikes pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Company and any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 8.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

8.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)) and, when (i) financing statements are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens and Permitted Senior Note Liens.

(b) Valid Liens. Each Security Document delivered pursuant to Section 9.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens and Permitted Senior Note Liens.

8.21 Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of the Company, none of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Credit Party and, to the knowledge of the Company, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of the Company, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 9 Affirmative Covenants

Each Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date:

9.1 Information Covenants. The Company will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC, including any applicable grace period provided by Rule 12b-25 under the Exchange Act (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), but in any event not longer than 120 days after the end of each such fiscal year, the consolidated balance sheets of the Company and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Company or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (including any applicable grace period provided by Rule 12b-25 under the Exchange Act) with respect to each of the first three quarterly accounting periods in each fiscal year of the Company (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), but in any event not longer than 60 days after the end of each such quarterly accounting period, the consolidated balance sheet of the Company and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, all of which shall be certified by an Authorized Officer the Company, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Monthly Financial Statements. Commencing with the month ending February 28, 2011, as soon as available, and in any event within 30 days after the end of each month, (but within 90 days after the last month in a fiscal year and 45 days after the last month of any fiscal quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, on a consolidated basis for the Company and its Restricted Subsidiaries, setting forth in comparative form figures for the corresponding date or period from the preceding fiscal year and certified by a Authorized Officer of the Company as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes.

(d) Projections. Not later than 30 days after the commencement of each fiscal year of the Company, projections of the Company’s consolidated balance sheets, results of operations, cash flow and Availability for such fiscal year, month by month.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a), (b) and (c), a certificate of an Authorized Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) reasonably detailed calculations of the Adjusted Fixed Charge Coverage Ratio (whether or not a Minimum Availability Period exists) and, during any Minimum Availability Period, a certification of compliance with the provisions of Section 10.9 as of the end of such fiscal year or period, as the case may be, and (ii) if such certificate is being delivered with the financial statements provided for in Section 9.1(a) or (b), (A) the then applicable Status, (B) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor, (C) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (D) a reasonably detailed narrative discussion of the changes in the financial condition and results of operations of the Company and its Subsidiaries compared with projections for such period.

(f) Borrowing Base Certificate.

(i) As soon as available, but in any event on or prior to the 20th day of each calendar month, (A) a Borrowing Base Certificate in the form of Exhibit A which calculates the Borrowing Base as of the last day of the calendar month then last ended and updated information thereto as required by Schedule A to Exhibit A, together with supporting information in connection therewith, (B) a reconciliation (from aged trial balance to accounts receivable balance in financial statements) and a detailed aged trial balance of all Accounts as of the end of the preceding calendar month, specifying for each Account the Account Debtor’s name, the amount, the invoice date and the due date thereof and (C) any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(ii) Within five calendar days, or if the fifth calendar day is not a Business Day, the immediately preceding Business Day of the end of each calendar week during any Weekly Reporting Period, a Borrowing Base Certificate in the form of Exhibit A calculating the Borrowing Base as of the end of the last day of the immediately preceding calendar week and updated information thereto as required by Schedule A to Exhibit A (provided that if the Borrowers are unable to calculate all or a portion of the Borrowing Base under this clause (ii) as of the end of the last day of the immediately preceding calendar week, the Administrative Agent may, in its sole discretion, agree to permit all or a portion of the Borrowing Base to be calculated as of the end of a different date on or after the last day of the calendar month then last ended, taking into account the Borrowers’ existing financial reporting systems and subject to any Reserves implemented by the Administrative Agent in connection therewith) in each case, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(iii) as soon as practicable and in any event within three Business Days after any disposition (including by way of casualty or condemnation) of Collateral having a book value exceeding $5,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component(s) from such disposition of the Borrowing Base) and certifying such pro forma Borrowing Base as of the end of the most recent calendar week or month, as applicable, for which a Borrowing Base Certificate was delivered pursuant to clause (i) or (ii) above together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar week covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.

(g) Information Relating to Accounts.

(i) Upon request from any Collateral Agent from time to time, sales and collection reports, lists of customers’ addresses, and/or any discount, allowance, credit, authorized return or dispute with respect to any Accounts, and such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information and reports as any Collateral Agent may reasonably request.

(ii) If Accounts in an aggregate face amount of $500,000 or more that are included in the then most recently delivered Borrowing Base Certificate cease to be Eligible Accounts (other than because such Accounts have been collected in the ordinary course of business), promptly after an Authorized Officer of the Company or any Borrower obtains knowledge thereof (and in any event within five Business Days of such knowledge) notice to the Collateral Agent of such occurrence.

(h) Notice of Material Events. Promptly after an Authorized Officer of the Company or any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, (ii) any litigation or governmental proceeding pending against Holdings, the Company or any of their Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.2) or material claim made or asserted in writing against any material portion of the Collateral, (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $2,000,000 or more, whether or not covered by insurance, (v) any sale, transfer or other disposition of any material portion of the Accounts outside of the ordinary course of business, (vi) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (vii) any default under or termination of any contract or agreement with any customer or carrier to the extent such default or termination could reasonably be expected to result in a Material Adverse Effect; (viii) any judgment against any Credit Party in an amount exceeding $2,500,000; (ix) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (x) any “release” (as defined under applicable Environmental Law) by a Credit Party or on any property owned, leased or occupied by an Credit Party for which the cost of any clean-up, remedial or corrective action (in each instance, and not in the aggregate) is reasonably anticipated by the Company to be likely to exceed the amount of $1,000,000; (xi) the discharge of or any withdrawal or resignation by Holdings’ or the Company’s independent accountants; or (xii) any change or relocation of the Company’s principal place of business or any location where any books and records relating to the Collateral are maintained, at least 30 days prior to such change or relocation.

(i) Environmental Matters. The Company will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Company, any of its Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Company or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Company or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Company or any of its Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Company and/or any of its Subsidiaries (including the Senior Secured Notes and the Term Loans, whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Collateral Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(k) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition or disposition by the Company or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition or disposition by the Company or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(l) Perfection Certificate Supplement. Concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of an Authorized Officer of the Company certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

9.2 Books, Records and Inspections. The Company will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of the Company and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the Company and any such Subsidiary and discuss the affairs, finances and accounts of the Company and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be reimbursed for all costs and expenses associated with two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

9.3 Maintenance of Insurance.

(a) Each Borrower will, and will cause each of the Credit Parties to, at all times maintain in full force and effect insurance with respect to the Collateral covering casualty, hazard, theft, malicious mischief, flood and other risks, including perils of fire and extended coverages such as flood and earthquake, as applicable, and other perils as are normally covered under standard “special risk” policies, in amounts, with endorsements and with insurers satisfactory to Administrative Agent; such insurance to include coverages to such extent and against such risks as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, including certified copies of its insurance policies.

(b) All proceeds under each property insurance policy with respect to ABL Priority Collateral shall be payable to Agent. Unless the Administrative Agent shall agree otherwise and subject to the Intercreditor Agreement, each property insurance policy shall include satisfactory endorsements (i) showing Administrative Agent as loss payee (as its interest may appear in accordance with the Intercreditor Agreement); (ii) requiring not less than 90 days prior written notice to the Administrative Agent in the event of cancellation of such policy for any reason whatsoever and not less than 10 days for cancellation due to nonpayment; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Credit Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Credit Party fails to provide and pay for any insurance required hereunder, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Credit Parties therefor. Each Credit Party agrees to deliver to the Administrative Agent, promptly as rendered, copies of all material reports of casualty or loss made to insurance companies issuing property insurance poilicies. While no Event of Default exists, the Credit Parties may settle, adjust or compromise any insurance claim with respect to any ABL Priority Collateral, as long as the proceeds are delivered to Administrative Agent. If an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(c) Subject to the Intercreditor Agreement, (i) any proceeds of insurance covering any ABL Priority Collateral or, after Discharge (as defined in the Intercreditor Agreement) of the Notes Obligations (as defined in the Intercreditor Agreement), any Collateral (other than proceeds from workers’ compensation or D&O insurance) and (ii) any awards arising from condemnation of any ABL Priority Collateral or, after Discharge of the Notes Obligations, any Collateral, shall be paid to Administrative Agent and applied to payment of the Revolving Credit Loans, without any reduction to Commitments, then to any Unpaid Drawings with respect to any Letters of Credit, then to any other Obligations then due and then, provided no Event of Default has occurred and is continuing, to the Company.

9.4 Payment of Taxes. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries will timely pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Company or any of the Subsidiaries, provided that neither the Company nor any of the Subsidiaries shall be required to pay any such Tax, if (x) such Taxes is being contested in good faith and by proper proceedings, (y) if it has maintained adequate reserves with respect thereto in accordance with GAAP and (z) such proceedings will suspend the enforcement or collection of such Taxes.

9.5 Existence. the Company will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries may consummate any transaction permitted under Sections 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Obligations, etc. the Company will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, including Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7 ERISA. Promptly after the Company or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Company will deliver to each of the Lenders a certificate of an Authorized Officer of the Company setting forth details as to such occurrence and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant

(other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Company, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Company, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Company, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Company, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8 Good Repair. The Company will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9 End of Fiscal Years; Fiscal Quarters. Neither the Company nor any of its Subsidiaries will change its fiscal year or fiscal quarters.

9.10 Additional Subsidiary Guarantors and Borrowers.

(a) Each Borrower will cause any direct or indirect Restricted Domestic Subsidiary arising, formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition or by re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) (a) to become a Borrower, or, at the election of the Company if none of the assets of such Subsidiary are to be included in the Borrowing Base, a Subsidiary Guarantor hereunder and (b) to execute and deliver a Joinder Agreement and such other Security Documents (or supplements to existing Security Documents), officer’s certificates, legal opinions and other documents typically required of Borrowers or Subsidiary Guarantors hereunder (including the delivery of the Mortgaged Property Collateral Requirements) and as otherwise may be requested by the Administrative Agent (and to cause such Subsidiary to take all such actions required under the Security Agreement) to perfect the security interest of the Collateral Agent in the Collateral of such Restricted Domestic Subsidiary. Notwithstanding the foregoing, the Borrowers shall not be required to, nor shall any Borrower be required to cause any Restricted Subsidiary to, grant any security in any new direct or indirect Restricted Domestic Subsidiary or to require any new direct or indirect Restricted Domestic Subsidiary to become a Borrower or Subsidiary Guarantor hereunder and a grantor under any Security Documents to the extent that such new Restricted Domestic Subsidiary shall be restricted therefrom by any valid and enforceable contractual obligation; provided that (i) the assets of each such exempt Restricted Subsidiary are less than $2,000,000 and the total assets held by all such Persons that become such exempt Restricted Subsidiaries under this sentence are less than $4,000,000 in the aggregate and (ii) such restriction was not created or incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Company will, as soon as reasonably practicable, notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the applicable Credit Parties will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

(c) Notwithstanding anything to the contrary contained in this Agreement, Mortgaged Property shall be limited to real property (i) required to be subject to a mortgage, deed of trust or similar security instrument by the trustee pursuant to the Senior Secured Note Documents and (ii) as to which the Administrative Agent shall have agreed not to commence foreclosure unless the trustee under the Senior Secured Note Indenture shall have commenced foreclosure under the Senior Secured Note Documents.

(d) Unless otherwise consented to by the Administrative Agent, FEC Deliveries shall be and remain a shell company and shall not at any time own any assets or conduct any operations.

9.11 Use of Proceeds. The Letters of Credit and the proceeds of all Loans will be used for working capital needs and general corporate purposes.

9.12 Further Assurances. The Company will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of the Company and the Restricted Subsidiaries.

9.13 Field Examinations and Appraisals.

(a) At any time that the Administrative Agent or the Collateral Agent reasonably requests, with reasonable prior notice, the Company and the Subsidiaries will permit the Administrative Agent or the Collateral Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, the Administrative Agent and the Collateral Agent shall be reimbursed by the Credit Parties for no more than (a) two such field examinations per calendar year, which shall be at the sole expense of the Credit Parties and (b) four such field examinations per calendar year, which shall be at the sole expense of the Credit Parties, if a Weekly Reporting Period has occurred during such calendar year, provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such field examinations that shall be at the sole expense of the Credit Parties and (ii) any field examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

(b) The Company and each other Borrower will permit the Administrative Agent or the Collateral Agent or any appraiser designated by them to conduct appraisals of all Rolling Stock and/or inspections of related maintenance and storage facilities during normal business hours to ensure the value, condition and sufficiency of Rolling Stock included in the Borrowing Base and related maintenance and storage facilities, all at the sole expense of the Borrowers; provided, however, that such appraisals and inspections shall be conducted no more frequently that once during each six month period (one of which during each twelve month period, however, shall be limited to a desktop appraisal or similar limited examination): provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such appraisals and inspections and (ii) any appraisal or inspection made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

(c) For purposes of this Section 9.13, it is understood and agreed that a single field examination or appraisal may consist of examinations or appraisals conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets.

9.14 Verification of Accounts. Whether or not a Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

9.15 Information Regarding Collateral. No Credit Party will effect any change (i) in such Credit Party’s legal name, (ii) in the location of such Credit Party’s chief executive office, (iii) in such Credit Party’s identity or organizational structure, (iv) in such Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in such Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

9.16 Cash Management.

(a) Approved Accounts.

(i) Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Company shall and shall cause each Credit Party to (i) establish and maintain cash management services of a type and on terms satisfactory to the Collateral Agent, (ii) enter into a Control Agreement, reasonably satisfactory to the Collateral Agent, with respect to each Deposit Account and Securities Account, other than any Excluded Deposit Account, and deliver a legal opinion with respect thereto in form and substance reasonably satisfactory to the Collateral Agent and (iii) request in writing and otherwise take such reasonable steps to ensure that all of the Credit Parties’ Account Debtors (including, without limitation, any clearinghouse) forward payment of the amounts owed by them directly to a Control Account;

(ii) The Credit Parties may not establish or maintain any Deposit Account or Securities Account, other than a Control Account or an Excluded Deposit Account.

(iii) The Credit Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close an Control Account. In the event (i) any Credit Party or any account bank or intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Collateral Agent shall demand such termination as a result of the failure of an account bank or intermediary to comply with the terms of the applicable Control Agreement or (iii) the Collateral Agent determines in its sole discretion that the financial condition of an account bank or an intermediary has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(b) Concentration Account; Cash Dominion Period.

(i) So long as no Cash Dominion Period has occurred and is continuing, the Credit Parties shall have the right to direct the manner of disposition of funds in the Control Accounts in accordance with the terms of this Agreement and the other Credit Documents. Each Control Agreement entered into by a Credit Party shall require, after the occurrence and during the continuance of a Cash Dominion Period (and delivery of a Blockage Notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day of all available cash receipts to the account of the Collateral Agent maintained at Bank of America, N.A. (the “Concentration Account”) and such amounts in the Concentration Account shall be applied pursuant to Section 5.2(d).

(ii) In the event that, notwithstanding the provisions of this Section 9.16, during the continuation of a Cash Dominion Period, any Credit Party receives or otherwise has possession or dominion and control of any collections or proceeds of Accounts or other Collateral, such collections and proceeds shall be held in trust by such Credit Party for the Collateral Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into a Control Account or transferred directly to the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Collateral Agent.

9.17 Post Closing Delivery of Mortgages. On or before the 60th day following the Closing Date, the Credit Parties shall have delivered to the Administrative Agent Mortgages for each of the Mortgaged Properties.

SECTION 10 Negative Covenants

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:

10.1 Limitation on Indebtedness.

10.1.1 The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) subject to compliance with Section 10.5, Indebtedness of (i) any Credit Party to any other Credit Party, (ii) any Restricted Subsidiary which is not a Credit Party to any Credit Party and (iii), any Credit Party to any Subsidiary of the Company which is not a Credit Party; provided that any such Indebtedness of any Credit Party that is owed to any Subsidiary which is not a Credit Party (A) shall be on arms-length market terms, (B) shall have a maturity date no earlier than the Maturity Date and (C) shall be subordinated in right of payment to the Obligations following an Event of Default;

(c) Indebtedness incurred by a Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(d) (i) Indebtedness, Disqualified Stock and preferred stock (A) incurred in connection with the acquisition, lease, development, construction, maintenance and/or improvement of fixed or capital assets or otherwise incurred in respect of Capital Expenditures and (B) arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclause (ii) below, provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this subclause (i) (when aggregated with the amount of refinancing Indebtedness, Disqualified Stock and preferred stock in respect thereof outstanding pursuant to subclause (iii) below) shall not exceed the greater of (x) $50,000,000 and (y) 5% of Total Assets at any time outstanding, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) any Permitted Refinancing Indebtedness with respect to any such Indebtedness, Disqualified Stock and preferred stock specified in subclause (i) or (ii) above;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 10.1 and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect any Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices or any combination of the foregoing;

(g) (i) Indebtedness, Disqualified Stock or preferred stock of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary, in each case after the Closing Date as the result of an Investment permitted by Section 10.5, provided that (x) such Indebtedness, Disqualified Stock or preferred stock existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness, Disqualified Stock or preferred stock is not guaranteed in any respect by any Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) of this clause (g); provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) shall not exceed $20,000,000 at any time;

(h) (i) the Senior Secured Notes, (ii) Permitted Additional Secured Debt, (iii) Permitted Unsecured Debt and (iv) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) through (iii) of this clause (h);

(i) Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $12,500,000 and (y) 15% of Total Assets of Restricted Foreign Subsidiaries;

(j) additional Indebtedness, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (j) shall not exceed $50,000,000; provided further that the aggregate amount of Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (j) shall not exceed $15,000,000; and

(k) Indebtedness arising from agreements of a Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition.

(l) obligations in an aggregate amount of up to $10,000,000 in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(m) Indebtedness of any Guarantor in respect of such Guarantor’s Guarantee;

(n) (1) any guarantee by any Credit Party of Indebtedness or other obligations of any other Credit Party so long as the incurrence of such Indebtedness incurred by such Credit Party is permitted under the terms hereof, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of any Credit Party so long as the incurrence of such Indebtedness incurred by such Credit Party is permitted under the terms hereof;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p) Indebtedness of the Borrowers or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(q) Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate amount of up to $30,000,000 borrowed from or guaranteed by any federal, state or local governmental entities or agencies for investment in, or the purchase, lease, development, construction, maintenance or improvement of property (real or personal) or equipment that is used or useful in, a any business conducted or proposed to be conducted by the Borrowers and their Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto; provided that the terms of such Indebtedness do not provide for a maturity date or required principal repayment sooner than the Maturity Date hereunder.

10.1.2 For purposes of determining compliance with Section 10.1.1, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above, the Borrowers, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with Section 10.1.1 and the Borrowers may divide and classify an item of Indebtedness, Disqualified Stock or preferred stock in more than one of the types of Indebtedness, Disqualified Stock or preferred stock described above. Accrual of interest, the accretion of accreted value and the payment of interest in each case in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section.

10.1.3 With respect to clause (i) of Section 10.1.1 above, for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

10.1.4 The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Initial Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Initial Indebtedness is denominated that is in effect on the date of such refinancing.

10.2 Limitation on Liens.

10.2.1 The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrowers or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1.1(d), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1.1(i);

(d) Liens existing on the Closing Date and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (f) of this Section 10.2.1 in each case upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without any increase in the amount of Indebtedness secured thereby);

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to an Investment permitted pursuant to Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1.1(g), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Investment and were not created in contemplation thereof;

(g) additional Liens on assets that do not constitute Collateral so long as the aggregate principal amount of the obligations so secured does not exceed $10,000,000;

(h) Liens on assets that do not constitute Collateral securing Indebtedness permitted by Section 10.1.1(j);

(i) Permitted Senior Note Liens;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Credit Party owing to a Borrower or another Restricted Subsidiary permitted to be incurred under Section 10.1.1(b); and

(k) with respect to any property or assets acquired by the Borrowers or any Restricted Subsidiary after the Closing Date with proceeds of Indebtedness permitted under Section 10.1.1(q), Liens on such property or assets securing Indebtedness permitted under Section 10.1.1(q).

10.2.2 Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 10.2 may at any time attach to any Credit Party’s Borrowing Base Assets, other than involuntary Permitted Liens and those permitted under clauses (a) and (i) above.

10.2.3 As to any Permitted Senior Easement arising after the date of this Agreement, the Company or any Restricted Subsidiary may request that the Administrative Agent subordinate, on behalf of the Lenders, its interest in real property to such Permitted Senior Easement.

The Company or the applicable Restricted Subsidiary shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Company describing in reasonable detail the proposed easement, certifying that such easement is a Permitted Senior Easement and attaching thereto the requested form of subordination agreement. The Administrative Agent shall, within thirty (30) business days after receipt of the request, execute and deliver to the grantee of any such Permitted Senior Easement an agreement in form reasonably satisfactory to the Administrative Agent subordinating the lien of the Mortgages to such Permitted Senior Easement. The Company shall pay all fees and expenses related to the granting of a Permitted Senior Easement, including the Administrative Agent’s out-of-pocket expenses (including legal expenses) incurred in connection therewith.

10.3 Limitation on Fundamental Changes. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Company may be merged or consolidated with or into any Borrower, provided that (i) such Borrower shall be the continuing or surviving corporation, and (ii) no Default or Event of Default would result from the consummation of such merger or consolidation;

(b) any Subsidiary of the Company may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation, (iii in the case of any merger, amalgamation or consolidation involving one or more Borrowers (other than the Company), a Borrower shall be the continuing or surviving corporation, and (iv) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation;

(c) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party;

(d) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any Subsidiary Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) such liquidation or dissolution is not materially disadvantageous to the Lenders, (y) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and (z) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 10.4 or 10.5, or, in the case of any such business, discontinued without being disposed of or transferred, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution; and

(f) any merger, dissolution, liquidation, consolidation or disposition of the Company or any Subsidiaries of the Company, the purpose of which is to effect (i) a disposition permitted by Section 10.4(c) shall be permitted, (ii) any Investment permitted by Section 10.5(j) shall be permitted, (iii) any change in its tax, charter or other organizational identification number shall be permitted; or (iv) any change in its form or state of organization shall be permitted.

10.4 Limitation on Sale of Assets. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Borrowing Base Assets and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person any Equity Interest of any Restricted Subsidiary’s owned by it, except that:

(a) the Company and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) used or surplus equipment, including the rolling stock identified on Schedule 1.1(c), (ii) vehicles, (iii) inventory in the ordinary course of business and (iv) other assets that are not Borrowing Base Assets in the ordinary course of business;

(b) the Borrowers and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Borrowing Base Assets) for fair value, provided that:

(i) the aggregate amount of such sales, transfers and disposals by the Borrowers and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) shall not exceed (A) $15,000,000 in any fiscal year and (B) in the aggregate the greater of (x) $50,000,000 and (y) 5% of Total Assets; provided that if the net cash proceeds of such sale, transfer or disposition of assets are within 365 days after receipt of such net cash proceeds reinvested in useful assets in one or more business or Capital Expenditures (or a binding commitment to reinvest such net cash proceeds in useful assets in one or more business or Capital Expenditures is entered into within 180 days after receipt of such net cash proceeds and such reinvestment is consummated within 365 days after receipt of such net cash proceeds), then effective upon consummation of such reinvestment, such net cash proceeds shall no longer count against the cap in this clause (b)(i);

(ii) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration; provided that for the purposes of this clause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrowers or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which the Borrowers and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by a Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal and (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal; and

(iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrowers and the Restricted Subsidiaries may make sales or dispositions of assets to any other Credit Party;

(d) (i) mergers, liquidations and transfers of all or substantially all assets permitted by Section 10.3, (ii) Investments permitted by Section 10.5 and (iii) Restricted Payments permitted by Section 10.6, in each case, shall be permitted;

(e) the Borrowers and the Restricted Subsidiaries may sell without recourse Accounts in connection with the compromise, settlement, collection thereof or conversion of Accounts to notes receivable, all in the ordinary course of business;

(f) sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of the Borrowers or any of their Subsidiaries; and

(g) the Borrowers and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement.

10.5 Limitation on Investments. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment (including pursuant to any Guarantee Obligation with respect to the obligations of another Person) (“Investments”) in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Company or any of its Subsidiaries (i) to finance the purchase of Equity Interests of the Company (or a parent company thereof) (provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed by such parent company to the Company in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $2,500,000;

(d) Investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments with respect to any return therefrom (including through a repayment, return of capital, interest or dividends) (but without any increase in the amount thereof and in the case of any reinvestment, only if such reinvestment is made within 60 days after the date of receipt of any such returned amount);

(e) Hedge Agreements permitted by Section 10.1.1(f);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g) Investments to the extent that payment for such investments is made solely with substantially concurrent contributions to the common equity capital of the Company;

(h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i) (i) Investments in any Credit Party, (ii) Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iii) Investments by any Credit Parties in any Subsidiary that is not a Credit Party in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(j) Permitted Acquisitions, provided that:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) on a Pro Forma Basis after giving effect to such Permitted Acquisition (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least 1.25 to 1.00, and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding consummation of such Permitted Acquisition has been, and for the period of sixty (60) consecutive days immediately following consummation of such Permitted Acquisition is projected by the Company to be, not less than $9,000,000 on the date of consummation of such Permitted Acquisition; and

(iii) at the time of making such Permitted Acquisition, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(k) other Investments, provided that, at the time each such Investment is made or otherwise acquired and after giving effect thereto:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) on a Pro Forma Basis after giving effect to such Investment on a Pro Forma Basis, (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.25 to 1.00, and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Investment has been and for the period of sixty (60) consecutive days immediately following such Investment is projected by the Company to be not less than $9,000,000 on the date of such Investment; and

(iii) at the time of making such Investment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(l) other Investments in an amount not to exceed $5,000,000; and

(m) Investments constituting Restricted Payments permitted by Section 10.6.

10.6 Limitation on Restricted Payments. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to make any Restricted Payment, provided that:

(a) so long as no Default or Event of Default exists or would exist after giving effect thereto, the Company may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock) or rights to acquire its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests (other than Disqualified Stock), provided that such other class of Equity Interests contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) the Company may declare and pay dividends and/or make distributions on its Equity Interests, as applicable the proceeds of which will be used by Holdings solely to pay (i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (ii) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (iii) general corporate overhead expenses of Parent and Holdings to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, and (iv) any amounts required to pay fees and expenses, other than to Affiliates of the Company, related to any equity or debt offering of Holdings in an aggregate amount not to exceed $1,000,000 in any fiscal year and $3,000,000 from the Closing Date; provided, however, that the amount of Restricted Payments made pursuant to clauses (ii) and (iii) above may not exceed $2,000,000 in the aggregate in any fiscal year.

(c) the Company may make other Restricted Payments to Parent in an aggregate amount of up to $10,000,000 in an calendar year; provided:

(i) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(ii) either

(A) (1) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment and (2) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following consummation of such Restricted Payment or

(B) both (1) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment has been, and for the period of sixty (60) consecutive days immediately following such Restricted Payment is projected to be, not less than the greater of (x) $5,000,000 and (y) 20% of Total Commitments and (2) at the time such the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.00 to 1.00; and

(iii) at the time of making such payment, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above; and

(d) the Company may make other Restricted Payments; provided that:

(i) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(ii) at the time any Restricted Payment is made on a Pro Forma Basis, (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment has been and for the period of sixty (60) consecutive days immediately following such Restricted Payment is projected to be not less than $9,000,000; and

(i) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(e) the Company may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parents held by any future, present or former employee, officer, director, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (e) do not exceed in any calendar year $5,000,000; provided that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parents that occurred after the date hereof, plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date hereof; less

(iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this clause (e) during such calendar year.

10.7 Limitations on Debt Payments and Certain Amendments.

(a) The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

(i) payments of Indebtedness created under the Credit Documents;

(ii) payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Indebtedness that is subordinated to the Obligations prohibited by the subordination provisions thereof; provided however, if such Indebtedness is outstanding on the Closing Date (including under the Senior Secured Note Indenture) and has an aggregate outstanding principal amount in excess of $1,000,000, then such payments shall be permitted only to the extent such payments are due pursuant to the terms of such Indebtedness as in effect on the Closing Date.

(iii) refinancings, replacements and renewals of Indebtedness to the extent made with (or in exchange for) Permitted Refinancing Indebtedness;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) payments with respect to Indebtedness owed to any Credit Party;

(vi) payments with respect to the Senior Secured Notes and any Permitted Additional Secured Debt made solely from the proceeds of Notes Priority Collateral to the extent required by the Senor Secured Notes Indenture or any indenture or other document governing any Permitted Additional Secured Debt and not in violation of the Intercreditor Agreement;

(vii) other payments with respect to Permitted Unsecured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time any payment is made on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by the Company to be not less than $9,000,000, and (C) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (A) and (B) above.

(viii) other payments with respect to Senior Secured Notes and Permitted Additional Secured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time of making such payment on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by the Company to be not less than $9,000,000 and (C) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (A) and (B) above.

(b) The Borrowers will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreement governing or relating to any Indebtedness which is subordinated to the Obligations to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. The Company will not, and will not permit any Restricted Subsidiary to, amend the terms of the Senior Secured Notes, any Permitted Additional Secured Debt or any Permitted Unsecured Debt in a manner that would accelerate the date on which the Company is required to make any payment of principal or interest or any other amount thereon.

10.8 Limitations on Sale Leasebacks. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9 Adjusted Fixed Charge Coverage Ratio. During any Minimum Availability Period, the Company will not permit the Adjusted Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Availability Period or for any Test Period ending during such Minimum Availability Period to be less than 1.1 to 1.0.

10.10 Transactions with Affiliates. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for:

(a) transactions among the Credit Parties and Affiliates if (i) the aggregate value of transferred assets or aggregate payments or consideration involved in such transactions does not exceed $5,000,000 and such transaction is otherwise permitted pursuant to this Section 10 and (ii) such transaction does not involve the sale, lease or transfer of any property or assets constituting Collateral, unless (A) such transactions are at prices and on terms and conditions not less favorable to the applicable Credit Party than could be obtained on an arm’s-length basis from unrelated third parties and (B) the Company delivers to the Administrative Agent with respect to any such transaction a certificate of an Authorized Officer of the Company certifying that such transaction complies with this clause (a);

(b) transactions between or among the Credit Parties not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 10.6;

(d) the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2,000,000; and

(e) any agreement (including any stockholders agreement) or transaction as in effect as of the Closing Date described on Schedule 10.10 hereto, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Borrowers and their

Restricted Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors of the Company in good faith).

10.11 Restrictive Agreements. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary or any Credit Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Credit Parties or any other Restricted Subsidiary or to Guarantee Indebtedness of the Credit Parties or any Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the Closing Date, (iii) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Restricted Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Restricted Subsidiary or such property being acquired, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (v) restrictions and conditions imposed upon the Company or any of its Subsidiaries pursuant to Permitted Additional Secured Debt or Permitted Unsecured Debt that are nor materially more burdensome taken as a whole than that in the Senior Secured Notes Indenture as in effect on the Closing Date; and

(b) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

10.12 Changes in Business. The Company and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

10.13 Limitation on Issuance of Equity Interests. The Company will not permit any of the Restricted Subsidiaries to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Company or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; and (b) Restricted Subsidiaries of the Company formed after the Closing Date may issue Equity Interests to the Company or the Restricted Subsidiary of the Company which is to own such Equity Interests.

SECTION 11 Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrowers shall (a) default in the payment when due of any principal of the Loans or (b) default in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3 Covenants. Any Credit Party shall default (a) (x) in the due performance or observance by it of any term, covenant or agreement contained in Sections 2.14(b), 9.1(a), (b), or (f)(i) or (ii), 9.2, 9.5, 9.13, 9.16, 9.17 or 10 or (y) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(e), (g)(i) or (ii) or 9.3 and such default shall continue unremedied for a period of at least 5 days, or (b) in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and, if such default is not willful or intentional, such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer having knowledge thereof or receipt of written notice thereof by the Company from the Administrative Agent or the Required Lenders; or

11.4 Default Under Other Agreements. (a) Any Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having a principal amount in excess of $5,000,000 individually or in the aggregate for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due (or to cause any Borrower or any of the Restricted Subsidiaries to purchase any such Indebtedness) prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5 Bankruptcy, etc. Any Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) the Bankruptcy Code or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Applicable Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any Borrower or any Specified Subsidiary under the Applicable Bankruptcy Code and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action under the Applicable Bankruptcy Code is commenced against any Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Applicable Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any Specified Subsidiary; or any Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Borrower or any Specified Subsidiary; or there is commenced against any Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8 Security Documents. The Security Documents or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Documents; or

11.9 Judgments. One or more judgments or decrees shall be entered against the any Borrower or any of the Restricted Subsidiaries involving a liability of $7,500,000 or more individually or in the aggregate for all such judgments and decrees for the Company and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) exercise rights and remedies under the Credit Documents, at law or in equity; and/or (iv) direct each Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent, at its Administrative Agent’s Office, such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12 The Agents

12.1 Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the

Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

12.2 Agents Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 12 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by such Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of the

Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

12.3 Duties of the Agents; Exculpatory Provisions.

(a) Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 or 13.1) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.

(c) No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Sections 6 and 7 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.

(d) Nothing in this Agreement or any other Credit Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.

12.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 12 and Section 13.5 (as though such sub-agents were the “Administrative Agent” or “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

12.6 Resignation of Agents.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City and which successor shall be subject to the approval of the Company (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders in accordance with the foregoing sentence and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (ii) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer and/or the Swingline Lender may, upon prior written notice to the Company and the Administrative Agent, resign as Letter of Credit Issuer or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Letter of Credit Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Letter of Credit Issuer; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

12.7 Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Sole Lead Arranger or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.

12.9 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.

12.10 Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Agent; (b) the Agents (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.11 Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Total Credit Exposure shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 13 Miscellaneous

13.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or waive any required prepayment or cash collateralization pursuant to Section 5.2(a) or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Supermajority Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrowers of their rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent, or (iv) amend, modify or waive any provision of Section 2.3 relating to Letters of Credit, Section 2.14 or Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans (including the applicable provisions of Section 2.14) without the written consent of the Swingline Lender, (vi) amend, modify or waive any provision of Section 5.2(a) or (d), or Section 5.3(a) or (c) without the written consent of each Lender directly and adversely affected thereby or (vii) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Required Supermajority Lenders, or (viii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 13.1(b), release all or substantially all of the Collateral under the Security Agreement without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to the consent of each Lender, without the written consent of each Lender directly and adversely affected thereby, or (x) decrease the amount or allocation of any optional or mandatory prepayment to be received by any Lender holding any Loans without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) Any Liens granted to the Administrative Agent by the Credit Parties on any Collateral for the benefit of the Secured Parties shall automatically be released (i) upon the Final Date and (ii) if such Collateral constitutes property being sold or disposed of (or property of a Subsidiary Guarantor whose Equity Interests is being sold in a transaction that will result in such Subsidiary Guarantor being released from the Guarantee in accordance with the terms thereof) to the extent such sale or disposition is in compliance with the terms of this Agreement. Additionally, the Administrative Agent is hereby authorized in its sole discretion to release any Liens as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 11. In connection with any release of Liens under the Security Documents, the Administrative Agent shall be protected in relying on a certificate of an Authorized Officer to the effect that such release is permitted by this Section 13.1(b).

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, Required Supermajority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders” and “Required Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Florida East Coat Railway Corp.
7411 Fullerton Street, Suite 300
Jacksonville, Florida 32256
Attention: John Brenholt, Executive Vice President and Chief Financial Officer
Telephone: (904) 279-3121
Facsimile: (904) 394-1140
Email: john.brenholt@fecrwy.com

with a copy to:

Florida East Coat Railway Corp.
7411 Fullerton Street, Suite 300
Jacksonville, Florida 32256
Attention: Office of the General Counsel

with a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: David Brooks
Telephone: (212) 479-5300
Facsimile: (212) 798-6131
Email: dbrooks@fortress.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Martha Feltenstein, Esq.
Telephone: (212) 735-2272
Facsimile: (917) 777-2272
Email: martha.feltenstein@skadden.com

The Administrative Agent or the Collateral Agent:	Bank of America, N.A.
300 Galleria Parkway, Suite 800
Atlanta, GA 30339
Attention: John M. Olsen
Telephone: (404) 607-3218
Facsimile: (404) 607-3277
Email: john.m.olsen@baml.com

With a copy to:

McGuireWoods, LLP
201 North Tryon Street
Charlotte, North Carolina 28202
Attention: Wade M. Kennedy, Esq.
Telephone: (704) 373-8983
Facsimile: (704) 373-8834
Email: wkennedy@mcguirewoods.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses (other than Taxes) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Collateral Agent and the Administrative Agent and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and, with respect to each Agent and its directors, officers, employees, trustees and agents, administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrowers, any of the Subsidiaries or any of the Real Estate, including any of the foregoing arising out of or based on any Environmental Claim related to the Borrowers or any actual or alleged presence, Release, or threat of Release of Hazardous Materials applicable to the operations of the Borrowers or any of the Subsidiaries, (all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to the Administrative Agent, the Collateral Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, but in each case subject to the limitations of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:

(i) subject to Section 9.13, field examinations and the preparation of Reports based on the reasonable fees charged by a third party retained by the Administrative Agent or the Collateral Agent or the internally allocated reasonable fees for each Person employed by the Administrative Agent or the Collateral Agent with respect to each field examination;

(ii) taxes, fees and other charges for (A) lien searches and (B) recording the Security Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(iii) sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and

(iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and reasonable costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Credit Loans or to another deposit account to the extent permitted by Section 5.3(d).

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer; and

(C) provided however; that notwithstanding the foregoing or any other provision of this Agreement, in no event shall Holdings, Parent, the Company, the Sponsor or any of their Subsidiaries or Affiliates be permitted to be a Lender or a Participant hereunder.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless the Company and the Administrative Agent otherwise consents, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of a Lender shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the

Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed);

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent or the Company (and if required by applicable Requirement of Tax Law or in connection with a Tax audit of any Borrower, the Borrowers) at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial Borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, in form acceptable to such Lender and the Administrative Agent, evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to compliance with Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Information (including any and all financial information) in such Lender’s possession concerning the Borrowers and the Restricted Subsidiaries that has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers and the Restricted Subsidiaries prior to becoming a party to this Agreement.

13.7 Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender, with a replacement bank or other financial institution or (d) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Sections 2.8, 2.10, 2.11, 2.13, 3.3, 3.5, 4.1, 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

13.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

13.10 Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

13.14 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.15 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit

Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrowers and their obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its respective Subsidiaries, provided that, in the case of information received from a Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Credit Document, Credit Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Credit Parties and such Person; (ii) Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Credit Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Credit Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and have no obligation to disclose any of such interests to Credit Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Credit Document.

13.18 Reserved.

13.19 Communications.

(a) Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent as may be directed by the Administrative Agent from time to time. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(b) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL

DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.20 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FLORIDA EAST COAST RAILWAY CORP, as a Borrower

By:	/s/ Kim Cooper
Name:	Kim Cooper
Title:	Vice President and Corporate Controller

FLORIDA EAST COAST RAILWAY, L.L.C., as a Borrower

By:	/s/ Kim Cooper
Name: Kim Cooper
Title: Vice President and Corporate Controller

FEC HIGHWAY SERVICES, L.L.C., as a Borrower

By:	/s/ Kim Cooper
Name: Kim Cooper
Title: Vice President and Corporate Controller

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Steven Blumberg
Name: Steven Blumberg
Title: Senior Vice President

[ ], as a Lender

By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Dated January 25, 2011

EXHIBIT A

FORM OF

BORROWING BASE CERTIFICATE

2

SUMMARY AVAILABILITY

DATE:                         Data should only be entered in the yellow boxes

CLIENT NAME

ACCOUNTS RECEIVABLE SUMMARY

Total Gross AR Availability	15,635.80
AR Line Limit	15,000.00
Plus AR Overline	0.00
Minus Line Reserves	0.00
Adjusted AR Line	15,000.00
Total AR Loan Balance	0.00

Total AR Availability	15,000.00

ROLLING STOCK SUMMARY

Total Gross Rolling Stock Availability	15,000.00
Rolling Stock Line Limit	15,000.00
Plus Rolling Stock Overline	0.00
Adjusted Rolling Stock Line	15,000.00
Total Rolling Stock Loan Balance	0.00

Total Rolling Stock Availability	15,000.00

TOTAL SUMMARY

Total AR Availability	15,000.00
Total Rolling Stock Availability	15,000.00
Total Line Limit	30,000.00
Plus Overline	0.00
Adjusted Line	30,000.00
Total Loan Balance	0.00

Total Availability	30,000.00

Prepared By:	/s/ Debbie Ghioto

Authorized Signature:	/s/ Kim Cooper

The company named in the box above labeled “Company Name (the “Company), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions contained in (i) the loan or other agreement between the Company and Bank of America NA pursuant to which this certificate is delivered (the “Agreement’) and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

1) If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations, warranties and certifications referenced above.

EXHIBIT B

FORM OF

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT dated as of                     , 20     (this “Guaranty Agreement”), is being entered into among EACH OF THE UNDERSIGNED (each a “Guarantor” and collectively the “Guarantors”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties (as defined in Section 1 below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A. Pursuant to a Credit Agreement dated as of January 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Florida East Coast Railway Corp., a Delaware corporation (the “Company”), Florida East Coast Railway, L.L.C., a Florida limited liability company (“FECR”), FEC Highway Services, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), and the Administrative Agent, and the lenders from time to time party thereto (the “Lenders”), the Lenders have agreed to provide to any Borrowers a revolving credit facility with a letter of credit sublimit and swing line facility.

B. Certain additional extensions of credit may be made from time to time for the benefit of any Borrowers, including pursuant to certain Secured Cash Management Agreements and Secured Hedge Agreements (each as defined in the Credit Agreement).

C. It is a condition precedent to the Secured Parties’ obligations to make and maintain such extensions of credit that the Guarantors shall have executed and delivered this Guaranty Agreement to the Administrative Agent.

D. Each Guarantor is, directly or indirectly, a Subsidiary of a Borrower and will materially benefit from such extensions of credit. The credit extended under the Credit Agreement will be used in part to enable any Borrowers to make valuable transfers to the Guarantors in connection with the operation of their respective businesses. The credit extended under the Credit Agreement will enhance the overall financial strength and stability of any Borrowers’ consolidated group of companies, including the Guarantors.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement and under the Secured Cash Management Agreements and Secured Hedge Agreements, the parties hereto agree as follows:

1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of

4

the Secured Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Credit Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from any Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all fees and expenses of counsel required to be paid under the terms of the Credit Documents (collectively, “Attorneys’ Costs”)); (b) each Credit Party’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by such Credit Party under the Credit Agreement, the Notes and all other Credit Documents; and (c) the prompt payment in full by each Credit Party, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising under the Secured Cash Management Agreements and Secured Hedge Agreements. The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations.” Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

2. Payment. If a Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 11.5 of the Credit Agreement (and irrespective of the applicability of any restriction on acceleration or other action as against any other Credit Party under any Debtor Relief Laws), the entire outstanding or accrued amount of all Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 2, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees) which would have been accelerated in accordance with Section 11 of the Credit Agreement but for the fact that such acceleration could be unenforceable or not allowable under any Debtor Relief Law.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives,

5

to the extent permitted by law, any defense to its obligations under this Guaranty Agreement by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Credit Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Credit Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of any Borrower, any Guarantor, any other Credit Party or any other party to a Related Agreement, or the combination or consolidation of any Borrower, any Guarantor, any other Credit Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower, any Guarantor or any other Credit Party or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Credit Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guarantee or any other Credit Document now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Credit Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities,

6

any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; and

(i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Credit Party) which might in any manner or to any extent vary the risks of such Credit Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor (other than the payment and performance of the Guaranteed Liabilities), including without limitation any right to require or claim that resort be had to any Borrower or any other Credit Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against any Borrower or any other Credit Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Borrower or any other Credit Party of any or all of the Guaranteed Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of any Borrower, to the payment in full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Credit Party, to the payment in full of the obligations of such Credit Party owing to any Secured Party and arising under the Credit Documents or any Secured Cash Management Agreement or Secured Hedge Agreement. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

7

7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against any Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Setoff and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, setoff, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against any Borrower or any other Credit Party or any or all of the Secured Parties without waiving any additional defenses, setoffs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have the right of setoff to the same extent provided in the Credit Agreement or otherwise provided by law.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans, the Letter of Credit Issuer’s heretofore, now or from time to time hereafter issuing Letters of Credit and the Lenders’ otherwise loaning monies or giving or extending credit to or for the benefit of any Borrower or any other Credit Party, or otherwise entering into arrangements with any Credit Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Credit Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by

8

the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by any Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees that with respect to this Guaranty Agreement, such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until 93 days immediately following the Final Date shall have elapsed without the filing or commencement, by or against any Credit Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Credit Party or its assets. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Final Date.

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination or release in accordance with Section 22 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that (a) it is duly authorized to execute and deliver this Guaranty Agreement, and to perform its obligations under this Guaranty Agreement; (b) this Guaranty Agreement has been duly executed and delivered on behalf of such

9

Guarantor by its duly authorized representatives; (c) this Guaranty Agreement is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (d) such Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of (i) any of its Organization Documents, (ii) any agreement or instrument to which such Guarantor is a party, or (iii) any Applicable Law to which it or its properties or operations is subject, except, in the case of clauses (ii) and (iii), to the extent such conflict, breach, payment, contravention, creation, requirement or violation could not reasonably be expected to result in a Material Adverse Effect.

12. Expenses and Indemnity. Each Guarantor agrees to be jointly and severally liable for all payments, reimbursements and indemnities provided under Section 13.5 of the Credit Agreement as if such Guarantor were a Borrower thereunder.

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrowers, information concerning the Credit Parties and the Credit Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to the Credit Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Credit Documents and Related Agreements as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of any Borrower and the other Credit Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) such Guarantor has not

10

depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning any Borrower or any Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning any Borrower or any other Credit Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Section 1.2 of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement, together with the Credit Agreement and other Credit Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. Subject to Section 22, this Guaranty Agreement and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, or any other interest herein or therein except as expressly permitted herein or in the Credit Agreement. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Section 12 thereof (concerning the Administrative Agent) and Section 13 thereof (concerning assignments and participations). All references herein to the Administrative Agent shall include any successor thereof.

11

19. Secured Cash Management Agreements and Guaranteed Hedging Agreements. No Secured Party (other than the Administrative Agent) that obtains the benefit of this Guaranty Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder (including the release, impairment or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Guaranty Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other satisfactory arrangement have been made with respect to, the Guaranteed Liabilities arising under Secured Cash Management Agreements and Secured Hedge Agreements to the extent the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Guaranty Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Section 12 of the Credit Agreement.

20. Severability. If any provision of this Guaranty Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantors against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

22. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ Obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Final Date; provided, however, that any Guarantor shall be automatically released from its Guarantor’s Obligations and this Guaranty Agreement if such Guarantor ceases to be a Subsidiary or becomes an Immaterial Subsidiary, in each case, after the date hereof in accordance with the terms of the Credit Agreement. At the request of any Guarantor or any Borrower following any such termination or release, the Administrative Agent shall execute and deliver to such Guarantor or such Borrower such documents as such Guarantor or such Borrower shall reasonably request to evidence such termination or release.

12

23. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Credit Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24. Notices. Any notice required or permitted hereunder shall be given, (a) with respect to each Guarantor, at the address of any Company indicated in Section 13.2 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Section 13.2 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 13.2 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25. Joinder. Each Person that shall at any time execute and deliver to the Administrative Agent a joinder agreement acceptable to the Administrative Agent shall thereupon (subject to Section 22) irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Credit Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

26. Governing Law; Jurisdiction; Etc.

(a) THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR

13

IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 24. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

27. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature pages follow.]

14

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

By:
Name:
Title:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF

PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

Dated as of January 25, 2011,

from

FLORIDA EAST COAST RAILWAY CORP.,

as the Company

on behalf of itself and

FLORIDA EAST COAST RAILWAY, L.L.C., and

FEC HIGHWAY SERVICES, L.L.C.

as Borrowers,

to and in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, and as a Lender

Schedules

1(a)	Legal Names, Etc.
1(b)	Prior Organizational Names
1(c)	Changes in Corporate Identify; Other Names

2	Chief Executive Offices and Other Collateral Locations
3	Transactions Other Than in the Ordinary Course of Business
4	File Search Reports
5	Copy of Financing Statements to be Filed
6	Filings/Filing Offices

7(a)(I)	Real Property; Owned Real Property
7(a)(II)	Real Property; Leased or Other Interests in Real Property
7(b)	Required Consents; Company Held Landlord’s/Grantor’s Interests
7(c)	Water Rights
7(d)	Real Estate Option Documents and Consents

8	Termination Statement Filings

9	Equity Interests of Companies and Subsidiaries; Other Equity Interests
10	Instruments and Tangible Chattel Paper

11(a)	Patents and Trademarks
11(b)	Copyrights
11(c)	Intellectual Property Filings

12	Commercial Tort Claims
13	Deposit Accounts; Securities Accounts; Commodity Accounts
14	Letter of Credit Rights
15	Motor Vehicles
16	Insurance
17	Rolling Stock and Trains
18	Other Collateral

PERFECTION CERTIFICATE

This PERFECTION CERTIFICATE dated as of January 25, 2011 (this “Certificate”), is delivered pursuant to (i) that certain Credit Agreement dated as of even date herewith (the “Credit Agreement”), among Florida East Coast Railway Corp., a Delaware Corporation (a “Borrower” and the “Company”), Florida East Coast Railway, L.L.C., a Florida limited liability company and FEC Highway Services, L.L.C., a Florida limited liability company (each a “Borrower” and together with the Company, collectively, the “Borrowers”), Bank of America, N.A. as Administrative Agent and Collateral Agent (in such capacity, the “Administrative Agent”) for the Secured Parties, and the Lenders party thereto; (ii) that certain Indenture dated as of even date herewith (the “Indenture”) among the Company, as Issuer, the Guarantors party thereto and Wells Fargo bank, National Association, as Trustee and Collateral Agent (the “Trustee”); (iii) that certain Security Agreement dated as of even date herewith between the Borrowers, the Subsidiary Grantors thereto and Bank of America, N.A., as Collateral Agent (the “ABL Security Agreement”) and (iv) that certain Security Agreement dated as of even date herewith between the Company, the Subsidiary Grantors party thereto, the Trustee (the “Notes Security Agreement” and together with the ABL Security Agreement, the “Security Agreements”). Capitalized terms used and not defined in this Certificate have the meanings assigned thereto in the Credit Agreement or the Indenture, as applicable.

The Company, on behalf of itself and each Borrower and Subsidiary Guarantor identified on Schedule 1(a) hereto (together with the Company, each a “Subject Grantor”), hereby certifies to the Administrative Agent, the Trustee and each other Secured Party as follows, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Documents to be consummated on the Closing Date:

1.	Names.

i.	The exact legal name of each Subject Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Subject Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Subject Grantor that is a registered organization, the Federal Taxpayer Identification Number of each such Subject Grantor and the jurisdiction of formation of each such Subject Grantor.

ii.	Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names of each Subject Grantor has had in the past five years, together with the date of the relevant change.

iii.

Set forth in Schedule 1(c) is a list of all other names used by each Subject Grantor, or any other business or organization to which each Subject Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time during the five-year period ending on the date of this

Certificate. Except as set forth in Schedule 1(c), no Subject Grantor has changed its jurisdiction of organization at any time during the past four months.

2.	Current Locations. Set forth in Schedule 2 hereto is the address of the chief executive office of each Subject Grantor, the address and jurisdiction in which any records relating to the Collateral, equipment or other assets of each Subject Grantor are located, each jurisdiction in which each Subject Grantor otherwise carries on business and the address in which the books and records of each Subject Grantor are located.

3.	Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, no Subject Grantor has acquired all or substantially all of (i) the assets or equity interests or (ii) a division or line of business, in each case, of a Person (as defined in the Credit Documents and the Indenture) in the five-year period ending on the date of this Certificate.

4.	File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction of formation identified in Section 1(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Subject Grantor purchased or otherwise acquired any of the Collateral.

5.	UCC Filings. The financing statements (duly authorized by each Subject Grantor constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.	Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a). No other filings are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the applicable Security Document.

7.	Real Property.

i.

Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Subject Grantor located in the United States as of the Closing Date, together with the appraised value and book value thereof, (ii) real property to be encumbered by a Mortgage and fixture filing (such real property, the “Mortgaged Property”), and (iii) uses of each Mortgaged Property (stating material improvements located thereon). Except as described in Schedule 7(b) attached hereto: (A) no Subject Grantor has entered into any material lease, sublease, tenancy, franchise agreement, license or other occupancy arrangement as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of any Mortgaged Property upon which any rails, equipment, buildings, fixtures and/or improvements are located except for those which would not have a Material Adverse Effect and (B) no Subject Grantor has any leases which require the consent of the landlord, tenant or other party thereto to the Mortgages. The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

For purposes hereof, the term “Material Adverse Effect” shall mean (i) a material adverse effect on the business, property, results of operations, or financial condition of the Borrowers, taken as a whole; (ii) material impairment of the ability of the Credit Parties, the Issuer or the Guarantors to fully and timely perform their material obligations under any Credit Document, the Indenture or any Security Document, as applicable; (iii) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document or the Noteholder Secured Parties under the Indenture or any Security Document, taken as a whole; or (iv) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

ii.	Attached hereto as Schedule 7(c) is a list of all water rights owned or used by each Subject Grantor in connection with the operation of any Mortgaged Property.

iii.	Evidence of flood insurance must be included with respect to each improved Mortgaged Property located in a Special Flood Hazard Area if flood insurance has been made available through the National Flood Insurance Program.

iv.	Attached hereto as Schedule 7(d) is a complete and accurate list of all documents executed and delivered, together with any and all assignments, amendments , supplements, consolidations, extensions, renewals or other modifications thereto, in connection with the Flagler Option (as defined in the Notes Security Agreement). Other than as set forth on Schedule 7(d), no consent is necessary to grant a security interest pursuant to the Note Documents (as defined in the Notes Security Agreement) in favor of the Collateral Agent or the Trustee in the Option Documents (as defined in the Notes Security Agreement).

8.	Termination Statements. Attached hereto as Schedule 8 is a list of duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified thereon with respect to each Lien described therein.

9.

Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest owned by each Subject Grantor and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreements. Also set forth in Schedule 9(b) is each equity investment of each Subject Grantor that represents

50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

10.	Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Subject Grantor as of the date hereof including all intercompany notes between or among any two or more Subject Grantor or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Credit Documents.

11.	Intellectual Property.

i.	Attached hereto as Schedule 11(a) is a schedule setting forth all of each Subject Grantor’s issued Patents and Patent applications, exclusive Patent Licenses, Trademark registrations and applications and exclusive Trademark Licenses (each as defined in the Security Agreements) registered with the United States Patent and Trademark Office, and all other issued Patents and Patent Applications, exclusive Patent Licenses, Trademark registrations and applications and exclusive Trademark Licenses registered with an office other than the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent and Trademark owned by each Subject Grantor and the parties, date, and title of each exclusive Patent License and Trademark License. Attached hereto as Schedule 11(b) is a schedule setting forth all of each Subject Grantor’s United States Copyright applications and registrations and exclusive Copyright Licenses (each as defined in the Security Agreements) registered with the United States Copyright Office, and all other Copyright registrations and applications and exclusive Copyright Licenses registered in an office other than the United States Copyright Office, including the name of the registered owner and the registration number of each Copyright registration and application owned by each Subject Grantor and the parties, date, and title of each exclusive Copyright License.

ii.	Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a) and Schedule 11(b).

12.	Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims held by each Subject Grantor, including a brief description thereof of each Commercial Tort Claim relating to any portion of the Collateral held by any Subject Grantor asserting a material claim for monetary benefits.

13.

Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreements) maintained by each

Subject Grantor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.

14.	Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Subject Grantor, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreements.

15.	Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $50,000 and owned by each Subject Grantor, and the owner of such motor vehicles.

16.	Insurance. Attached hereto as Schedule 16 is a copy of the insurance certificate with a true and correct list of all insurance policies of the Borrowers.

17.	Rolling Stock and Trains. Attached hereto as Schedule 17 is a true and correct list of all rolling stock and trains owned or held by each Subject Grantor, the owner of any such rolling stock or trains.

18.	Other Collateral. Attached hereto as Schedule 18 is a true and correct list of all of the following types of collateral, if any, owned or held by each Subject Grantor: (a) all agreements and contracts with any Governmental Authority, (b) all rolling stock, including railroad trailers, locomotives, chassis, freight cars or passenger cars, together with identification numbers and age of each unit, (c) all ships and boats vessels, (d) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Credit Documents.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

FLORIDA EAST COAST RAILWAY CORP.

By:
Name:
Title:

FLORIDA EAST COAST RAILWAY, L.L.C.

By:
Name:
Title:

FEC HIGHWAY SERVICES, L.L.C.

By:
Name:
Title:

EXHIBIT D

FORM OF

PERFECTION CERTIFICATE SUPPLEMENT

This PERFECTION CERTIFICATE SUPPLEMENT, dated as of             , 201     (this “Supplement”), is delivered pursuant to that that certain Credit Agreement, dated as of January 25, 2011 among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), the lenders from time to time party to the Credit Agreement (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Lenders and Letter of Credit Issuer (as defined therein) (in such capacity, the “Administrative Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH, as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Secured Parties and the Administrative Agent have authorized the Borrowers to supplement the scheduled information set forth in that certain Perfection Certificate dated as of January 25, 2011 among the Borrowers, the Lenders, Bank of America, N.A. as administrative agent and collateral agent for the Secured Parties and the Lenders party thereto (the “Perfection Certificate”), from time to time as required by the Credit Agreement.

Each of the undersigned hereby certify to the Administrative Agent and each other Secured Party that, as of the date hereof, each of the Schedules to the Perfection Certificate are hereby supplemented and amended by the additions set forth on Exhibit A hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Supplement on and as of the date first above written.

FLORIDA EAST COAST RAILWAY CORP.

By:
Name:
Title:

FLORIDA EAST COAST RAILWAY, L.L.C.

By:
Name:
Title:

FEC HIGHWAY SERVICES, L.L.C.

By:
Name:
Title:

PERFECTION CERTIFICATE SUPPLEMENT

Signature Page

EXHIBIT A

TO THE PERFECTION CERTIFICATE SUPPLEMENT

1

EXHIBIT E

FORM OF

SECURITY AGREEMENT

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Security Agreement”) is dated as of January 25, 2011, and entered into among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), EACH OF THE SUBSIDIARIES OF THE COMPANY LISTED ON ANNEX A HERETO or that becomes a party hereto pursuant to Section 8.13 hereof (each such subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrowers are referred to collectively as the “Grantors”), and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the lenders (“Lenders”) from time to time party to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as Collateral Agent.

W I T N E S S E T H:

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrowers and their Subsidiaries and (c) one or more Cash Management Banks may enter into Secured Cash Management Agreements with the Borrowers and their Subsidiaries;

WHEREAS, pursuant to the Guarantee (the “Guarantee”) dated as of the date hereof, each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, each Subsidiary Grantor is a Domestic Subsidiary of the Company;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the

Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Hedge Banks and Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements with the Borrowers or any of their Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided however that all terms defined in the UCC and not defined herein shall have the meanings specified therein.

(b) The following terms shall have the following meanings:

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Accounts” shall mean all “accounts” as such term is defined in Article 9 of the UCC.

“Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“As-Extracted Collateral” shall mean all “as-extracted collateral” as such term is defined in Article 9 of the UCC.

“Borrowers” shall have the meaning assigned to such term in the recitals hereto.

“Certificated Securities” shall mean all “certificated securities” as such term is defined in Article 8 of the UCC.

“Chattel Paper” shall mean all “chattel paper” as such term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.

“Commercial Tort Claims” shall mean all “commercial tort claims” as such term is defined in Article 9 of the UCC.

“Commodity Accounts” shall mean shall mean all “commodity accounts” as such term is defined in Article 9 of the UCC.

“Commodity Contracts” shall mean shall mean all “commodity contracts” as such term is defined in Article 9 of the UCC.

“Company” shall have the meaning assigned to such term in the recitals hereto.

“Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Copyright License” means any written agreement to which any Grantor is a party, now or hereafter in effect, granting any right to any third party under any copyright now owned or hereafter acquired by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now owned or hereafter acquired by any third party, and all rights of any Grantor under any such agreement, including those exclusive Copyright Licenses listed on Schedule 11(b) of the Perfection Certificate.

“copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country or jurisdiction, whether as author, assignee, transferee or otherwise, whether registered or unregistered, whether statutory or common law and whether published or unpublished and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations and pending applications for registration in the United States Copyright Office.

“Copyrights” means all copyrights now owned or hereafter acquired by any Grantor, including those copyright registrations and applications listed on Schedule 11(b) of the Perfection Certificate.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Deposit Account Control Agreement” shall mean with respect to any Deposit Account maintained by any Grantor, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among such Grantor, an institution maintaining such Grantor’s account, and the Collateral Agent establishing the Collateral Agent’s Control (within the meaning of Section 9-104 of the UCC) with respect to such Deposit Account.

“Deposit Accounts” shall mean all “deposit accounts,” as such term is defined in Article 9 of the UCC.

“Documents” shall mean all “documents,” as such term is defined in Article 9 of the UCC.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC.

“Equity Issuers” means, collectively, (i) the respective Persons identified on Schedule 9(a) to the Perfection Certificate, (ii) any other Person that shall at any time be a subsidiary of any Grantor, and (iii) the issuer of any equity securities hereafter owned by any Grantor; provided, with respect to (ii) and (iii) above, in each case only to the extent that the Equity Interests of such Equity Issuer are required to be pledged pursuant to the terms of this Security Agreement and the Credit Agreement.

“Excluded Accounts” shall have the meaning assigned to such term in the Credit Agreement.

“Excluded Buildings” any of the following described property which may be located on the real property covered by any Mortgage: any “buildings,” “mobile homes” or “manufactured homes” as such terms are defined in the Code of Federal Regulations, Chapter12, Section 339.2 (Loans in Areas Having Special Flood Hazards) and any personal property (other than Rail Equipment) located within any of the foregoing.

“Excluded Property” shall mean that portion of the following property that is adequately described for purposes of Sections 9-108 and 9-203 of the UCC (but Excluded Property shall not include any portion of the following property not adequately identified for purposes of Sections 9-108 and 9-203 of the UCC):

(a)	(i) any right, title or interest in any permit, license, agreement or contract only to the extent and for so long as the terms of such permit license, agreement or contract prohibit the grant of a security interest hereunder in such permit, license, agreement or contract (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other Applicable Law (including Title 11 of the U.S. Code)) or (ii) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to such applicable law, statute or regulation;

(b)

any equipment or real or personal property (and proceeds thereof) of the Issuer or any Grantor that is subject to a purchase money Lien or Capital Lease Obligation permitted under the Credit Agreement to the extent the documents relating to such purchase money Lien or Capital Lease Obligation do not permit such equipment or real or personal property (and proceeds thereof) to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real or personal property shall cease to be “Excluded Property”;

(c)	Rail Equipment leased from third parties (and not any Grantor) pursuant to leases that do not permit such Rail Equipment to be subject to the security interest created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such Rail Equipment shall cease to be “Excluded Property”;

(d)	any property acquired after the date hereof and subject to Liens described in Sections 10.2.1(c), (f) or (k) of the Credit Agreement so long as the documents governing such Permitted Liens do not permit any other Liens on such after acquired property;

(e)	solely to the extent and only for so long as the pledge by any Grantor of more than 65% of the Voting Foreign Stock (defined below) in a Foreign Subsidiary under the Security Documents would result in material adverse tax consequences to the Company, any Equity Interests in any Foreign Subsidiary (or any Equity Interests in any entity that is treated as a partnership or a disregarded entity for United States federal income tax purposes and in each case whose assets are solely Equity Interests in Foreign Subsidiaries (a “Flow-Through Entity”) that own, directly or indirectly through one or more other Flow-Through Entities, Equity Interests in any Foreign Subsidiaries) owned or otherwise held by such Grantor which, when aggregated with all of the other Equity Interests in such Foreign Subsidiary (or Flow-Through Entity) pledged by any Grantor, would result (or would be deemed to result for United States federal income tax purposes) in more than 65% of the total combined voting power of all classes of stock in a Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged under the Security Documents (provided that all of the shares of stock in a Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) owned or otherwise held by any Grantor shall not be Excluded Property); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Security Agreement or in any other circumstance, the pledge by such Grantor of any additional shares of stock in any such Foreign Subsidiary under the Security Documents would not result in material adverse tax consequences to the Company, then the Equity Interests described in this clause (e) shall, immediately upon the change in such laws or circumstance, no longer be Excluded Property;

(f)	any “intent-to-use” Trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the invalidity, unenforceability or loss by such Grantor of any rights therein;

(g)	Equity Interests of a Person that is not a direct or indirect wholly owned Subsidiary of a Grantor (i) to the extent prohibited by the terms of such Person’s Organizational Documents or any applicable law, statute or regulation or (ii) to the extent a security interest in such Equity Interests would violate any other contractual obligation to the owners of the Equity Interests of such Person not owned by a Grantor that is binding on or relating to such Equity Interests;

provided, however, that Excluded Property will not include any proceeds, substitutions or replacements of the any Excluded Property referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Property).

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Fixtures” shall mean all “fixtures” as such term is defined in Article 9 of the UCC.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC.

“Goods” shall mean all “goods” as such term is defined in Article 9 of the UCC.

“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Guarantee” shall have the meaning assigned to such term in the recitals hereto.

“Initial Pledged Shares” means the Equity Interests of each Equity Issuer beneficially owned by the Grantors on the date hereof and identified on Schedule 1 attached hereto.

“Instruments” shall mean all “instruments,” as such term is defined in Article 9 of the UCC.

“Intellectual Property” shall mean all intellectual property, whether arising under United States, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all proprietary information used or useful arising from the business including all trade secrets, know-how, proprietary customer lists, processes of production, confidential business information, techniques, processes, and formulas and all other proprietary information, and (b) the Copyrights, the Patents, the Trademarks, the Trade Secrets and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Inventory” shall mean all “inventory” as such term is defined in Article 9 of the UCC.

“Letter-of-Credit Rights” shall mean all “letter-of-credit rights” as such term is defined in Article 9 of the UCC.

“License” shall mean any Patent License, Trademark License, Trade Secret License, Copyright License or other written agreement granting a license or sublicense of Intellectual Property to which any Grantor is a party.

“Memorandum of Security Agreement” shall have the meaning assigned to such term in Section 3.2(a).

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Notes Collateral Agent” shall mean Wells Fargo Bank, National Association, as trustee under the Indenture, or any successor thereto.

“Notes Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Notes Security Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Obligations” shall mean the collective reference to (i) all obligations, liabilities, and indebtedness of each Grantor to each Secured Party in connection with this Security Agreement or the other Credit Documents, including without limitation, the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities (including the fees and disbursements of legal counsel), whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts due during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement or the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Security Agreement or the other Credit Documents and (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Secured Hedge Agreement or Secured Cash Management Agreement.

“Patent License” means any written agreement to which any Grantor is a party, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent has been issued, now owned or hereafter acquired by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a patent has been issued, now owned or hereafter acquired by any third party, and all rights of any Grantor under any such agreement.

“patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including pending applications in the United States Patent and Trademark Office or any similar offices in any other country or jurisdiction, and (b) all rights and privileges arising under applicable law with respect to such Person’s use of any patents, all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” means all patents now owned or hereafter acquired by any Grantor, including those issued Patents and Patent applications listed on Schedule 11(a) to the Perfection Certificate.

“Perfection Certificate” shall mean that certain perfection certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties, and each perfection certificate executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with Section 8.13 hereof.

“Pledged Shares” means, collectively, (a) the Initial Pledged Shares and (b) all other Equity Interests of any Equity Issuer that is now or hereafter owned by any Grantor; together with (x) all certificates representing the same, (y) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (z) without prejudice to any provision of any of the Credit Documents prohibiting any merger or consolidation by an Equity Issuer, all Equity Interests of any successor entity of any such merger or consolidation; provided, however, that Pledged Shares shall not include any Excluded Property.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Notes” shall mean all “promissory notes” as such term is defined in Article 9 of the UCC.

“Rail Equipment” means railroad cars, locomotives or other rolling stock, or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks).

“Railroad Trackage” means all rails, tracks, trackage, track materials, ties and timber including but not limited to (i) all rail and track owned, but not yet affixed to any real estate or incorporated within existing railroad lines, and (ii) all rail and track owned by any Grantor and affixed to real estate or incorporated within existing railroad lines, together with all fixtures, equipment, machinery, structures, buildings, tracks, rails, ties, switches, crossings, bridges, trestles, culverts, signals, crossing protection devices, loading platforms, pools, communication lines, power lines and appurtenances of every kind or nature, used or useful in connection with laying, maintaining and operating such rail and track.

“Receivables” shall mean (i) all Accounts and (ii) all other rights to payment, whether or not earned by performance, for services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, an Instrument or a General Intangible.

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent and the Collateral Agent, (v) each Hedge Bank and Cash Management Bank party to any Secured Hedge Agreement or Secured Cash Management Agreement, and (vi) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security” shall mean shall mean “security” as such term is defined in Article 8 of the UCC.

“Securities Account Control Agreement” shall mean with respect to any Securities Account maintained by any Grantor, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among such Grantor, an institution maintaining such Grantor’s account, and the Collateral Agent establishing the Collateral Agent’s Control (within the meaning of Section 8-106 of the UCC) with respect to such Securities Account.

“Securities Accounts” shall mean all “securities accounts,” as such term is defined in Article 8 of the UCC.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning assigned to such term in Section 2.

“Subsidiary Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Article 9 of the UCC.

“Surface Transportation Board” means the Surface Transportation Board of the United States or any successor agency or organization.

“Surface Transportation Board Filing” means any filing required to be made with the Surface Transportation Board in order to perfect a security interest in the Rail Equipment of any Grantor including the filing of a Memorandum of Security Agreement.

“Trade Secret License” means, with respect to any Grantor, any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“trade secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suits.

“Trade Secret” means all trade secrets now owned or hereafter acquired by any Grantor.

“Trademark License” means any written agreement to which any Grantor is a party, now or hereafter in effect, granting to any third party any right to use any trademark now owned or hereafter acquired by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now owned or hereafter acquired by any third party, and all rights of any Grantor under any such agreement, including those exclusive Trademark Licenses listed on Schedule 11(a) to the Perfection Certificate.

“trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, fictitious business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now owned or hereafter acquired, all registrations and recordings thereof (if any), and all applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (ii) all goodwill associated therewith or symbolized thereby.

“Trademarks” means all trademarks now owned or hereafter acquired by any Grantor.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

(c) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection and Schedule references are to this Security Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof

(f) Unless the context requires otherwise, references to “Lenders” in this Security Agreement shall be deemed to include Cash Management Banks and Hedge Banks parties to Secured Cash Management Agreements and to Secured Hedge Agreements, respectively.

(g) The Collateral Agent and each Grantor agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement

2. Grant of Security Interest.

(a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, pledges, hypothecates and transfers to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the following property now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i) all Accounts;

(ii) all Deposit Accounts and Securities Accounts;

(iii) all Chattel Paper;

(iv) all Letter-of-Credit Rights;

(v) all Documents;

(vi) all General Intangibles;

(vii) all Instruments, including Promissory Notes;

(viii) all Intellectual Property;

(ix) all Goods, including Equipment (including Railroad Trackage and Rail Equipment), Fixtures and Inventory, and As-Extracted Collateral;

(x) all Securities, Commodity Accounts, Commodity Contracts and Pledged Shares;

(xi) all Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(xii) all Supporting Obligations;

(xiii) books and records; and

(xiv) all Proceeds of any and all of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and any Excluded Buildings.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments or continuations thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” or words of similar meaning. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request. Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to make all other filings referred to in Section 3.2(a).

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3. Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

3.1. Title; No Other Liens. Except for the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and other Liens permitted by the Credit Agreement, such Grantor owns or has rights necessary for the operation of its business in each item of the Collateral free and clear of any and all Liens or claims of others. Except for Liens created in connection with the Existing Credit Agreement which shall be released in accordance with the terms of the Credit Agreement, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Security Agreement or are permitted by the Credit Agreement.

3.2. Perfected First Priority Liens.

(a) Subject to the limitations set forth in clause (b) of this Section 3.2(a), the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and, to the extent required hereunder, perfected Security Interests in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing of all financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) filing of the Memorandum of Security Agreement in the form of Annex 3 (“Memorandum of Security Agreement”) with the Surface Transportation Board, (C) delivery (to the extent required hereunder or under the other Credit Documents) of all Instruments, Chattel Paper and Certificated Securities that constitute Collateral and (D) completion of the filing, registration and recording of a fully executed agreement (substantially in the form of Annex 2 hereto with respect to U.S. Trademarks) containing a list of all Collateral constituting registrations and applications for Intellectual Property in the United States Patent and Trademark Office and in the United States Copyright Office, as applicable, and (ii) are prior to all other Liens on the Collateral other than

Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(b) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Codes of the relevant State(s), (ii) Surface Transportation Board Filings, (iii) federal filings with respect to registrations and applications of Intellectual Property in the United States, (iv) possession by the Collateral Agent in the United States in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Documents with a fair market value in excess of $1,000,000 for each such instrument, and (v) control by the Collateral Agent in the case of Collateral that consists of deposit accounts, securities accounts or other Collateral in which a first priority security interest can only be perfected by control; provided, however, notwithstanding anything to the contrary contained in this Security Agreement, and for the avoidance of doubt, in the case of Motor Vehicles, the Grantor shall have no obligation to execute and deliver to the Collateral Agent any certificates of title, applications for title or similar evidence of ownership and listing the Collateral Agent as a lien holder on any such certificate of title or to make any filings with respect to Motor Vehicles other then filing under the Uniform Commercial Code. For the avoidance of doubt, Grantors shall not be required to perfect the Security Interest in the Intellectual Property included in the Collateral in any jurisdiction other than the United States.

(c) It is understood and agreed, except as provided in the Credit Agreement, that the Security Interests in Deposit Accounts and Securities Accounts created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

3.3. Accounts.

(a) Schedule 13 to the Perfection Certificate sets forth all of the Deposit Accounts and Securities Accounts constituting Collateral hereunder in which each Grantor has an interest on and as of the Effective Date. Each Grantor is the sole entitlement holder of each such Securities Account and the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account that constitute Collateral or securities or other property credited thereto or in any such Deposit Account that constitutes Collateral or any money or other property deposited therein.

(b) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts are and will be correctly stated in all material respects at the time furnished in all records of such Grantor relating thereto and in all invoices and Borrowing Base Certificates with respect thereto furnished to the Collateral Agent by such Grantor from time to time.

(c) (i) All Accounts of such Grantor represented by the Borrowers as being Eligible Accounts, except as disclosed (specifically or by exclusion of any such otherwise

Eligible Accounts from the Borrowing Base) on the most recent Borrowing Base Certificate, are Eligible Accounts and (ii) to such Grantor’s knowledge, there are no facts, events or occurrences that have not been disclosed to the Collateral Agent which in any way impair the validity or enforceability of Eligible Accounts or could reasonably be expected to reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Borrowing Base Certificates with respect thereto. None of Eligible Accounts constitutes a “payment intangible” as such term is defined in Article 9 of the UCC.

(d) In addition, with respect to its Accounts represented by the Borrowers as being Eligible Accounts, (i) the amounts shown on all invoices, statements and Borrowing Base Certificates with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments promptly delivered to Control Accounts as required pursuant to Section 9.16 of the Credit Agreement; and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

3.4. Pledged Shares.

(a) Schedule 1 hereto correctly represents as of the date hereof the issuer, the certificate number, if any, the record and beneficial owner, the number and class and the percentage of all the issued and outstanding Equity Interests owned on the date hereof by any Grantor. Except as set forth on Schedule 1 hereto, the Pledged Shares represent all (or 65% in the case of pledges of Equity Interests in Foreign Subsidiaries entitled to vote) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

(b) As of the date of this Security Agreement, the Pledged Shares pledged by each Grantor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

3.5. Certificated Securities, Instruments and Chattel Paper.

Subject to the terms of Section 3.2(b) hereof, all of the Certificated Securities, Instruments and Chattel Paper constituting part of the ABL Priority Collateral and owned by any Grantor on the date hereof have been delivered to the Collateral Agent, and all of the Certificated Securities, Instruments and Chattel Paper constituting part of the Notes Priority Collateral and owned by any Grantor on the date hereof have been delivered to the Notes Collateral Agent, in each case duly endorsed in blank or accompanied by instruments of assignment and transfer in form and substance reasonably acceptable to the Collateral Agent. All Instruments and tangible Chattel Paper owned by the Grantors as of the date hereof are listed on Schedule 10 to the Perfection Certificate.

3.6. Letters of Credit.

To the extent that Grantors are the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument in respect of the payment of an Account as of the date hereof, Grantors have complied with the terms of Section 4.10. All such rights to payment as of the date hereof are listed on Schedule 14 to the Perfection Certificate. The provisions of this Section 3.6 apply only to such letter of credit rights to the extent such rights constitute part of the Collateral.

3.7. Intellectual Property.

As of the date hereof, no Grantor has any interest in, or title to, any United States federal registered or applied for patent, trademark or copyright, and has no interest in any Copyright License, Patent License, Trademark License or Trade Secret License, except as set forth on Schedules 11(a), 11(b) or 11(c) of the Perfection Certificate.

4. Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Final Date:

4.1. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in subsection 3.2 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(b).

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request. Each year, at the time of delivery of the annual financial statements pursuant to Section 9.1(a) of the Credit Agreement, such Grantor will deliver to the Collateral Agent a written agreement (substantially in the form of Annex 2 hereto for U.S. Trademarks) with respect to any additional registrations and applications for Copyrights, Patents, Trademarks and any material exclusive Licenses acquired by such Grantor after the date hereof, all in reasonable detail and at such time file such agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(c) Each year, at the time of delivery of the annual financial statements pursuant to Section 9.1(a) of the Credit Agreement, the Company shall deliver to the Collateral Agent a certificate of an Authorized Officer setting forth any changes or additions to the information required pursuant to Schedules 1, 2, 7, 9, 10, 11, 12, 15 and 17 to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior annual financial statements.

(d) Subject to Section 3.2(b), if any of the Pledged Shares constituting part of the Collateral are certificated or evidenced by an instrument received by any Grantor, such

Grantor shall forthwith (x) deliver to the Collateral Agent (or to the Notes Collateral Agent with respect to any Notes Priority Collateral) the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Security Agreement, as part of the Collateral and (y) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(e) Subject to Section 3.2(b), each Grantor agrees that at any time and from time to time, at the reasonable request of the Collateral Agent, at the expense of such Grantor, it will execute any and all further documents, financing statement, any Surface Transportation Board Filings, agreements and instruments, and take all such reasonable further actions (including the filing and recording of financing statements, fixture filings and other documents), which may be required under any applicable law, or which the Collateral Agent may reasonably request, in order (x) to grant, preserve, protect and, to the extent required by this Security Agreement, perfect the Security Interests created or intended to be created hereby or maintain priority of such Security Interests (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.

(f) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by any Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of either Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

4.2. Changes in Locations, Name, Etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within 30 days of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), (iv) in its identity or type of organization or (v) in its Federal Taxpayer Identification Number or organizational identification number. Subject to Section 3.2(b), each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the UCC that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and, to the extent required by this Security Agreement, perfected security interest in all the Collateral. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.

4.3. Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, (i) of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder and (ii) if any material portion of the Collateral is damaged, destroyed or condemned.

4.4. Special Provisions Relating to Pledged Shares.

(a) Each Grantor will cause the Pledged Shares to constitute at all times (1) 100% of the Equity Interests of each Equity Issuer, other than a Foreign Subsidiary, then outstanding owned by such Grantor, and (2) in the case of any Equity Issuer that is a Foreign Subsidiary, 65% of the total number of shares of voting stock of such Equity Issuer and 100% of the total number of shares of all other classes of capital stock of such Equity Issuer then issued and outstanding owned by such Grantor;

(b) So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not notified the applicable Grantor, each Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes, provided that each Grantor agrees that it will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement or the Credit Documents; and the Collateral Agent shall execute and deliver to such Grantor or cause to be executed and delivered to such Grantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section.

(c) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent has notified the applicable Grantor, each Grantor shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares.

(d) If an Event of Default shall have occurred and be continuing, whether or not the Collateral Agent exercises any available right to declare any Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to the Obligations, upon notice to the applicable Grantor, all dividends and other distributions on the Pledged Shares shall be paid directly to the Collateral Agent and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, each Grantor agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of such Grantor (except to the extent theretofore applied to the Obligations), be returned by the Collateral Agent to such Grantor.

4.5. Instruments and Chattel Paper. Subject to the terms of Section 3.2(b) hereof, if any Grantor acquires any Instruments or Chattel Paper constituting part of the Collateral, such Grantor shall forthwith deliver to the Collateral Agent (or to the Notes Collateral Agent with respect to any Notes Priority Collateral) such Instruments and Chattel Paper, duly endorsed in blank or accompanied by instruments of assignment and transfer in form and substance reasonably acceptable to the Collateral Agent; provided that (other than in the case of the promissory notes listed in Schedule 10 to the Perfection Certificate) so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal.

4.6. Rail Equipment. Each Grantor shall promptly, and in any event within 30 days after the same is acquired by it, notify the Collateral Agent of the acquisition of any Rail Equipment constituting Collateral hereunder with a value in excess of $1,000,000 and, to the extent perfection of the security interest in any Rail Equipment requires filing with the Surface Transportation Board, promptly (but in any event within 30 days of such acquisition) prepare, execute and file with the Surface Transportation Board a Surface Transportation Board Filing with respect to all acquired Rail Equipment sufficient to perfect the Lien of the Collateral Agent therein.

4.7. Commercial Tort Claims. Each Grantor shall promptly, and in any event within 30 days after the same is acquired by it, notify the Collateral Agent of any commercial tort claims (as defined in the UCC) acquired by it and relating to Collateral which could reasonably be expected to result in award damages in excess of $1,000,000 in writing signed by such Grantor providing the brief details thereof and grant to the Collateral Agent a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement.

4.8. Control Accounts.

(a) Each Grantor shall comply in all respects with Section 9.16 of the Credit Agreement; and

(b) No Grantor shall grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Deposit Accounts or Securities Accounts constituting Collateral hereunder to any Person other than the Collateral Agent (or to the Notes Collateral Agent as may be agreed to by the Collateral Agent in accordance with the Intercreditor Agreement) or its nominee.

4.9. Borrowing Base Assets and Excluded Buildings. Each Grantor agrees that at no time shall any material amount of Borrowing Base Assets (other than Rail Equipment) be located on any Mortgaged Property.

4.10. Letters of Credit. In the event that any Grantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Grantor shall promptly notify Collateral Agent thereof in writing. Such Grantor shall immediately, as Collateral Agent may specify, either (i) deliver, or cause to be delivered to Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such Grantor and agreeing to make all payments thereon directly to Collateral Agent or as Collateral Agent may otherwise direct or (ii) cause Collateral Agent to become, at Grantors’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be). The provisions of this Section 4.6 apply only to such letter of credit rights to the extent such rights constitute part of the Collateral.

5. Remedial Provisions.

5.1. Certain Matters Relating to Accounts.

(a) The Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications; provided, however, the Collateral Agent shall be limited to two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts in the manner specified in Section 9.16 of the Credit Agreement and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in the Concentration Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided hereunder and in the Credit Agreement, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s reasonable request during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Eligible Accounts, including all original orders, invoices and shipping receipts.

(d) A Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon except in the ordinary course of business unless an Event of Default shall have occurred and is continuing and the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuance of such Event of Default.

5.2. Communications with Account Debtors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with Account Debtors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify Account Debtors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default (A) enforce such Grantor’s rights against such Account Debtors and (B) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in such Accounts and any Supporting Obligation.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3. Proceeds to Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Accounts, and subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Collateral Agent for the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder or under any other Security Document shall be held by the Collateral Agent in an account maintained under its sole dominion and control (a “Collateral Account”) and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in such Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4. Application of Proceeds. The proceeds received by the Collateral Agent of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

5.5. Code and Other Remedies. If an Event of Default shall occur and be continuing and subject to the terms of the Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to the Credit Agreement, and (y) the ratable satisfaction of the Obligations in accordance with the Credit Agreement pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

5.7. Amendments, Etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements, Secured Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on the Borrowers or any Grantor or grantor, and any failure by the Collateral Agent to make any such demand or to collect any payments from the Borrowers or any Grantor or grantor or any release of the Borrowers or any Grantor or grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. The Collateral Agent.

6.1. Collateral Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon and during occurrence of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement and the other Security Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and the other Security Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after and during the occurrence of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Eligible Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Eligible Account or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers to evidence the Collateral Agent’s Security Interest in such Intellectual Property;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv) execute, in connection with any sale provided for in Section 5.5 or in any other Security Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to Section 4.4 or pursuant to any other Security Document;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral;

(xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and

(xiii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement or the other Security Documents, all as fully and effectively as such Grantor might do.

Anything in this subsection 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and is continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Security Document, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2. Duty of Collateral Agent. (a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder or pursuant to the other Security Documents are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder or pursuant to the other Security Documents, except for their own gross negligence or willful misconduct.

(b) To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (a) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to contact other Persons, whether or not in the same business as the Grantors, for expressions of interest in acquiring all or any portion of the Collateral, (f) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (g) to dispose of assets in wholesale rather than retail markets, (h) to disclaim disposition warranties, including, without limitation, any warranties of title, (i) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral, or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral or (j) to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being specifically referred to in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any right to a Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or any other Security Document or by applicable Requirements of Law in the absence of this Section.

(c) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

6.3. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement or the other Security Documents with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement or the other Security Documents shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4. Security Interest Absolute. All rights of the Collateral Agent hereunder and under the other Security Documents, the security interest and all obligations of the Grantors hereunder and under the other Security Documents shall be absolute and unconditional.

6.5. Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a) This Security Agreement and the other Security Documents shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Final Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement or Secured Cash Management Agreement the Credit Parties may be free from any Obligations.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary Guarantor of the Company.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is not prohibited under the Credit Agreement (other than any such sale or other transfer to another Grantor), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s reasonable expense, all documents that such Grantor shall reasonably request to evidence such termination or release in form and substance reasonably satisfactory to the Collateral Agent. Any execution and delivery of documents pursuant to this subsection 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6. Reinstatement. This Security Agreement and the other Security Documents shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Collateral Agent as Agent.

(a) Bank of America, N.A. has been appointed to act as Collateral Agent under the Credit Agreement by the Lenders and, by their acceptance of the benefits hereof and the other Security Documents, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder and under the other Security Documents, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement, the other Security Documents, the Credit Agreement and the Intercreditor Agreement, provided that, except as otherwise expressly provided in the Credit Agreement or the other Credit Documents, the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for herein, including in Section 5, in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this subsection 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder or pursuant to the other Security Documents, may be exercised solely by the Collateral Agent for the benefit of the Lenders and Secured Parties in accordance with the terms of this subsection 7(a).

(b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to subsection 12.6 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents; removal of the Collateral Agent shall also constitute removal as Collateral Agent, as the case may be, under this Security Agreement or the other Security Documents; and appointment of a successor Collateral Agent pursuant to Section 12.6 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents. Upon the acceptance of any appointment as Collateral Agent under subsection 12.6 of the Credit Agreement by a successor Collateral Agent, as the case may be, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents, and the retiring or removed Collateral Agent, as applicable, under this Security Agreement and the other Security Documents shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor

Collateral Agent under this Security Agreement and the other Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement and the other Security Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement and the other Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement and the other Security Documents while it was Collateral Agent hereunder.

(c) The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Hedge Agreement or Cash Management Agreement the obligations under which constitute Obligations, until it shall have received written notice in form and substance reasonably satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Hedge Agreement or Cash Management Agreement.

8. Miscellaneous.

8.1. Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to subsection 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) To the extent the Borrowers would be required to do so pursuant to Section 13.5 of the Credit Agreement, each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement or any other Security Document.

(b) To the extent the Borrowers would be required to do so pursuant to Section 13.5 of the Credit Agreement, each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement or any other Security Document.

(c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement or any other Security Document to the extent the Borrowers would be required to do so pursuant to subsection 13.5 of the Credit Agreement.

(d) The agreements in this subsection 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

8.5. Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement except pursuant to a transaction permitted by the Credit Agreement.

8.6. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.7. Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8. Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9. Integration. This Security Agreement, together with the other Credit Documents, represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10. GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11. Submission to Jurisdiction Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in subsection 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any Secured Party to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 8.11 any special, exemplary, punitive or consequential damages.

8.12. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.13. Additional Grantors. Each Subsidiary of the Borrowers that is required to become a party to this Security Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14. Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Security Agreement (other than Section 2(a) of this Security Agreement) with respect to the Collateral, the terms of the Intercreditor Agreement shall govern and control. Any requirement of this Security Agreement to deliver Notes Priority Collateral to the Collateral Agent shall be deemed satisfied by delivery of such Notes Priority Collateral to the Notes Collateral Agent.

8.15. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:

FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation

By:
Name:
Title:

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:
Name:
Title:

FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company LLC

By:
Name:
Title:

[Security Agreement Signature Page 1]

COLLATERAL AGENT:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

[Security Agreement Signature Page 2]

ANNEX A TO THE

SECURITY AGREEMENT

SUBSIDIARY GRANTORS

NAME OF COMPANY	STATE OF INCORPORATION
None

•	Notice Address for All Grantors

Florida East Coast Railway, Corp.

7411 Fullerton Street, Suite 300

Jacksonville, Florida 32256

Attention: John Brenholt

Telephone: (904) 279-3121

Facsimile: (904) 394-1140

Email: john.brenholt@fecrwy.com

with a copy to:

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: David Brooks

Telephone: (212) 479-5300

Facsimile: (212) 798-6131

Email: dbrooks@fortress.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Martha Feltenstein, Esq.

Telephone: (212) 735-2272

Facsimile: (917) 777-2272

Email: Martha.feltenstein@skadden.com

Annex 1-1

SCHEDULE 1

EQUITY INTERESTS

Schedule 1-1

ANNEX 1 TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [            ] dated as of [            ], to the Security Agreement dated as of January 25, 2011, among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), each subsidiary of the Borrowers listed on Annex A thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrowers are referred to collectively herein as the “Grantors”),BANK OF AMERICA, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

A. Reference is made to (a) the Credit Agreement dated as of January 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders and the Administrative Agent and (b) the Guarantee dated as of January             , 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), among the Subsidiary Guarantors party thereto and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the Borrowers.

D. Section 9.10 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each Subsidiary of the Borrowers that is required to become a party to the Security Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 8.13 of the Security Agreement, each

Annex 1-1

New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, pledge, hypothecate and transfer to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrowers. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4. Each New Grantor hereby represents and warrants that set forth on Annex I attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books or records relating to Collateral owned by it, (iv) the identity or type of organization or corporate structure of such New Grantor and (v) the Federal Taxpayer Identification Number and organizational number of such New Grantor.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate

Annex 1-2

or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

Annex 1-3

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Annex 1-4

SCHEDULE I

TO THE SUPPLEMENT NO.      TO THE

SECURITY AGREEMENT

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Location of Chief Executive Office and Principal Place of Business	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

ANNEX 2

FORM OF

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT dated as of January 25, 2011 (this “Trademark Security Agreement”), is made by FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Grantors” and each individually, a “Grantor”), and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the lenders (“Lenders”) from time to time party to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantors, the Lenders and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as Collateral Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Security Agreement.

RECITALS:

A. The parties hereto have entered into that certain Security Agreement dated as of the date hereof in connection with the Credit Agreement; and

B. Pursuant to the Security Agreement, the Grantors have agreed to execute and deliver to the Collateral Agent this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

1. Grant of Security Interest in U.S. Trademark Collateral. Schedule 1 attached hereto sets forth all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and designs, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration applications filed in connection therewith in the United States Patent and Trademark Office and all renewals thereof and all goodwill associated therewith or symbolized thereby (collectively, “U.S. Trademarks”) owned by the Grantors, and each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all of its U.S. Trademarks and all proceeds thereof, which such security interest shall secure the Obligations.

2. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the U.S. Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security

Agreement shall control unless the Collateral Agent shall otherwise determine.

3. Termination. Upon the Final Date, the Collateral Agent shall execute, acknowledge and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the U.S. Trademarks under this Trademark Security Agreement.

4. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering on or more counterparts.

5. GOVERNING LAW. THIS TRADEMARK SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Collateral Agent and the Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Trademark Security Agreement with respect to the Collateral, the terms of the Intercreditor Agreement shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Trademark Security Agreement as of the day and year first written above.

GRANTORS:

TRADEMARK SECURITY AGREEMENT

Signature Page

Accepted and Agreed:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

TRADEMARK SECURITY AGREEMENT

Signature Page

SCHEDULE 1

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

United States Trademark Registrations and Trademark Applications:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date

TRADEMARK SECURITY AGREEMENT

Signature Page

ANNEX 3

FORM OF

MEMORANDUM OF SECURITY AGREEMENT

MEMORANDUM OF SECURITY AGREEMENT, dated as of January             , by and between                                                                              , as debtor (“Debtor”) and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Secured Party”) for the lenders (“Lenders”) from time to time party to the Credit Agreement (defined below) and as secured party (the “Secured Party”). Capitalized terms used herein which are not defined herein shall have their respective meanings ascribed thereto as set forth in the Security Agreement (defined below).

WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement, dated as of January 25, 2011, between Florida East Coast Railway Corp., a Delaware corporation (the “Company”), Florida East Coast Railway, L.L.C., a Florida limited liability company (“FECR”), and FEC Highway Services, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Debtor, the other Borrowers and Secured Party (collectively, the “Parties”) have entered into that certain Security Agreement, dated as of January 25, 2011 (the “Security Agreement”) pursuant to which Debtor granted Secured Party a security interest covering the railroad equipment listed in Schedule A hereto and all additions and alterations thereof, replacements thereof and substitutions therefor (the “Equipment”);

WHEREAS, the Parties wish to show for the public record the existence of the aforesaid security interest in the Equipment in favor of Secured Party and the respective interests therein of the Parties;

NOW, THEREFORE, to accomplish the foregoing, the Parties are filing this Memorandum of Security Agreement, with the STB pursuant to 49 USC section 11301(a).

[Signature pages follow.]

This Memorandum may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one such memorandum.

[ ], as Debtor

By:
Name:
Title:

This Memorandum may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one such memorandum.

BANK OF AMERICA, N.A., as Secured Party and collateral agent for the Lenders

By:
Name:
Title:

STATE OF                                                          )

                                                                              ) SS.:

COUNTY OF                                                      )

On this              day of                     , 2011, before me personally appeared                                                              , to me personally known, who, by me being duly sworn, says that he/she is                                                   of                                                  , and that the foregoing instrument was signed on behalf of said national banking association by authority of its board of directors, and he/she acknowledged that the execution of the foregoing instrument was the free act and deed of said national association.

Notary Public

My commission expires

STATE OF                                                          )

                                                                              ) SS.:

CITY OF                                                              )

On this              day of                     , 2011, before me personally appeared                                                              , to me personally known, who, by me being duly sworn, says that he/she is                                                               of Bank of America, N.A., that the foregoing instrument was signed on behalf of said national banking corporation, by authority of its board of directors, and he/she acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.

Notary Public

My commission expires

Schedule A to

Memorandum of

Security Agreement

DESCRIPTION OF EQUIPMENT

EXHIBIT F

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”): ______________________________________________________________________________

2.	Assignee (the “Assignee”): ______________________________________________________________________________

[and is an Affiliate of [identify Lender] 1]

3.	Borrower(s): _____________________________________________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of January 25, 2011 among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation, FLORIDA

[1]	Select as applicable.

1

EAST COAST RAILWAY, L.L.C., a Florida limited liability company, and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company, the lenders from time to time party to the Credit Agreement, BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Lenders and Letter of Credit Issuer, and MERRILL LYNCH, PIERCE, FENNER & SMITH as sole lead arranger and sole bookrunner, [as amended by [_________________]] (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

6.	Assigned Interest:

Type of Loan Commitment Assigned	Total Commitment of all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment [2]
	[ ]	$	[ ]%

[Remainder of page intentionally left blank]

[Signature Page Follows]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Effective Date: __________ __, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] 3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[FLORIDA EAST COAST RAILWAY CORP.] [4]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[3]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.
[4]	To be completed to the extent consent is required under Section 13.6(b).

3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Borrowers any of their Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 13.6 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (viii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(d) of the Credit Agreement, duly completed and executed by the Assignee and (ix) if it is a U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(e) of the Credit Agreement and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will

1

perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

2

EXHIBIT G

FORM OF

PROMISSORY NOTE

New York

$____________	[____], 20[_]

FOR VALUE RECEIVED, the undersigned, FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”) FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”)5 hereby unconditionally promise to pay, jointly and severally to the extent and as provided in the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), to [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as [BANK OF AMERICA, N.A. ] (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement on the [Revolving Credit] [Swingline] Maturity Date the principal amount of [________] Dollars ($______) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrowers as [Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrowers further unconditionally promise to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6(d) of the Credit Agreement dated as of January 25, 2011, among Borrowers the lenders party thereto from time to time (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders and Letter of Credit Issuer and Merrill Lynch, Pierce, Fenner & Smith, as sole lead arranger and sole bookrunner. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Revolving Credit] [Swingline] Loans evidenced hereby may be prepaid and are subject to prepayment prior to the [Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of

[5]	To be revised if there are additional Borrowers.

1

any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(d) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

[Remainder of page intentionally left blank]

[Signature Page Follows]

2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

FLORIDA EAST COAST RAILWAY CORP., as a Borrower

By:
Name:
Title:

FLORIDA EAST COAST RAILWAY, L.L.C., as a Borrower

By:
Name:
Title:

FEC HIGHWAY SERVICES, L.L.C., as a Borrower

By:
Name:
Title:

[______________________________]

3

TRANSACTIONS ON [REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT H

FORM OF

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Joinder Agreement”), dated as of ______________ __, 20__ is made by and between _____________________________________, a ____________________ (the “Joining Borrower”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Credit Agreement dated as of January 25, 2011, by and among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent and Letter of Credit Issuer, and Merrill Lynch, Pierce, Fenner & Smith, as sole lead arranger and sole bookrunner[, as amended by [________________]] (as may be further amended, supplemented or restated from time to time, the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Joining Borrower is a Subsidiary and required by the terms of the Credit Agreement to become a “Borrower” under the Credit Agreement and be joined as a party to the Security Agreement as a Grantor (as defined in the Security Agreement); and

WHEREAS, the Joining Borrower will materially benefit directly and indirectly from the credit facilities and certain additional extensions of credit made available and to be made available to the Borrowers by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Borrower hereby agrees as follows with the Administrative Agent for the benefit of the Lenders:

1. Joinder. The Joining Borrower hereby irrevocably, absolutely and unconditionally (a) becomes a party to the Credit Agreement as a Borrower and agrees to be bound by all the terms, conditions, obligations, liabilities and undertakings of a Borrower thereunder, all with the same force and effect as if the Joining Borrower were a signatory to the Credit Agreement and acknowledges and agrees that it is jointly and severally liable for all Obligations under the Credit Agreement and (b) becomes a party to the Security Agreement as a Grantor thereunder and agrees to be bound by all the terms, conditions, obligations, liabilities and undertakings of a Grantor thereunder, all with the same force and effect as if the Joining Borrower were a signatory to the Credit Agreement. Joining Borrower agrees to execute and deliver all documents, agreements, legal opinions, certificates and other items as may be reasonably required by the Administrative Agent in connection the Joining Borrower becoming a Borrower under the Credit Agreement and a party to the other Credit Documents as applicable thereunder.

1

2. Affirmations. The Joining Borrower hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Borrower contained in the Credit Agreement.

3. Supplemental Schedules. Attached to this Security Joinder Agreement are duly completed schedules (the “Supplemental Schedules”) supplementing as thereon indicated the respective Schedules to the Credit Agreement and the Security Agreement. The Joining Borrower represents and warrants that the information contained on each of the Supplemental Schedules with respect to such Joining Borrower and its properties and affairs is true, complete and accurate as of the date hereof.

4. Severability. The provisions of this Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

5. Counterparts. This Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Borrower.

6. Delivery. The Joining Borrower hereby irrevocably waives notice of acceptance of this Joinder Agreement and acknowledges that all Obligations under the Credit Agreement shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Joinder Agreement and the Joining Borrower’s joinder as a party to the Credit Agreement, the Security Agreement and the other Credit Documents as herein provided.

7. Governing Law; Venue; Waiver of Jury Trial. The provisions of Sections 13.12 and 13.13 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

2

IN WITNESS WHEREOF, the Joining Borrower has duly executed and delivered this Joinder Agreement as of the day and year first written above.

JOINING BORROWER:

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent for the Secured Parties

By:
Name:
Title:

3

EXHIBIT I

SOLVENCY CERTIFICATE

I, the undersigned, am the duly elected, qualified and acting Chief Financial Officer of Florida East Coast Railway Corp., a Delaware Corporation, (the “Company”), and in my capacity as Chief Financial Officer, DO HEREBY CERTIFY on behalf of the Company and each other Borrower that:

1. This Certificate is furnished pursuant to 6.13 of the Credit Agreement dated January 25, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”), the lenders from time to time party to the Credit Agreement (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Lenders and Letter of Credit Issuer (as defined therein) (in such capacity, the “Administrative Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Immediately following the consummation of the Transactions and after giving effect to the application of the proceeds of each Loan on the date hereof, on a consolidated basis, both (a) (i) the sum of Company’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Company’s and its Restricted Subsidiaries’ present assets; (ii) Company’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the Closing Date; and (iii) Company and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) Company and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

For purposes of this certification, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

1

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of January, 2011.

FLORIDA EAST COAST RAILWAY CORP., as agent for the Borrowers

By:
Name:	John Brenholt
Title:	Chief Financial Officer

EXHIBIT J

FORM OF

MORTGAGE

This instrument prepared in consultation with

counsel in the state in which the Mortgage

Estate is located by the attorney named below,

and after recording please return to:

Wade M. Kennedy

McGuireWoods LLP

201 North Tryon Street

Charlotte, NC 28202

Telephone: 704.373.8983

Broward County, Florida

MORTGAGE, ASSIGNMENT OF RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

NOTICE TO RECORDER: THIS MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (THE “MORTGAGE”) IS ONE OF ELEVEN (11) IDENTICAL COUNTERPART MORTGAGES BEING RECORDED ON OR ABOUT THE SAME TIME HEREWITH WHICH ENCUMBER PROPERTIES LOCATED IN EACH OF DUVAL, ST. JOHNS, FLAGLER, VOLUSIA, BREVARD, INDIAN RIVER, ST. LUCIE, MARTIN, PALM BEACH, BROWARD AND MIAMI-DADE COUNTY IN THE STATE OF FLORIDA. THE PROPERTY ENCUMBERED HEREBY AND BY THE OTHER MORTGAGES SECURES THE REPAYMENT OF ONE OR MORE WRITTEN REVOLVING OBLIGATIONS IN THE TOTAL AMOUNT OF $30,000,000.00. ACCORDINGLY, PURSUANT TO CHAPTER 201, FLORIDA STATUTES, AND RULE 12B-4.053, FLORIDA ADMINISTRATIVE CODE, DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $105,000.00 [$30,000,000.00 X 0.0035], AND, PURSUANT TO CHAPTER 199, FLORIDA STATUTES, INTANGIBLE TAXES IN THE AMOUNT OF $60,000.000 [$30,000,000.00 X 0.002] WERE PAID UPON THE RECORDATION OF THE MORTGAGE IN DUVAL COUNTY AND NO ADDITIONAL TAXES WERE PAID OR REQUIRED TO BE PAID UPON RECORDATION OF THE OTHER COUNTERPART MORTGAGES.

BY

FLORIDA EAST COAST RAILWAY, L.L.C.,

as Mortgagor

TO

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent,

as Mortgagee

Relating to Mortgage Estate in:

Broward County, Florida

DATED: As of January 25, 2011

MORTGAGE, ASSIGNMENT OF RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

KNOW ALL PERSONS BY THESE PRESENTS:

THIS MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of January 25, 2011 by FLORIDA EAST COAST RAILWAY, L.L.C., a limited liability company duly organized and validly existing under the laws of the State of Florida and having an office at 7411 Fullerton Street, Jacksonville, Florida 32256 (the “Mortgagor”), in favor BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, having an office at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, as Administrative Agent and Collateral Agent (in such capacity, together with its successors in such capacity, the “Mortgagee”) for the benefit of the Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of January 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Florida East Coast Railway Corp., a Delaware corporation, Florida East Coast Railway, L.L.C., a Florida limited liability company, and FEC Highway Services, L.L.C., a Florida limited liability company (collectively, the “Borrowers”), the financial institutions party thereto, as lenders (the “Lenders” and together with the Mortgagee, the “Secured Parties”) and Mortgagee, the Lenders have agreed to make certain revolving loan facilities available to Borrowers upon the terms and subject to the conditions set forth therein. Capitalized terms used herein shall have meanings assigned to such terms in Section 5.08 herein;

WHEREAS, the Mortgagee has been appointed to serve as Collateral Agent under the Credit Agreement and, in such capacity, to serve as Mortgagee under this Mortgage;

WHEREAS, Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and is, therefore, willing to enter into this Mortgage;

WHEREAS, it is a condition to the obligation of the Secured Parties to make the revolving loans and other financial accommodations under the Credit Agreement available to the Mortgagor and the other Borrowers that the Mortgagor shall have executed and delivered this Mortgage to the Mortgagee for the benefit of the Secured Parties; and

WHEREAS, pursuant to the requirements of the Credit Agreement, the Mortgagor is entering into this Mortgage to create a lien on and a security interest in the Mortgage Estate (as defined herein) to secure the performance and payment of the Obligations.

1

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and FOR THE PURPOSE OF SECURING the Obligations for the benefit of the Secured Parties, the Mortgagor hereby irrevocably grants, bargains, sells, releases, conveys, warrants, assigns, transfers, mortgages, pledges, sets over and confirms unto the Mortgagee, for the benefit of the Secured Parties, under and subject to the terms and conditions hereinafter set forth, its ownership, leasehold, easement and any other right, title and interest in the land and premises (collectively, the “Property”) described in Schedule I (such portion of the Property owned in fee simple hereafter referred to as the “Owned Property”):

TOGETHER WITH all estate, right, title and interest of the Mortgagor as lessee or grantee in, to, or under the leases, licenses, occupancy agreements, concessions and other arrangements, oral or written (collectively, the “Leases”) now or hereafter entered into, as such Leases affect the Property or any portion thereof, together with all amendments, supplements, consolidations, extensions, renewals or other modifications of such Leases now or hereafter entered into in accordance with the provisions thereof] (such portion of the Property affected by the Leases hereafter referred to as the “Leasehold Property”), including, subject to the terms hereof, the rights to exercise options, to give consents to, to modify, extend or terminate such Leases, to surrender such Leases, to elect to treat such Leases as rejected or to remain in possession under Section 365(h) of the Bankruptcy Code, 11 U.S.C. § 101 et seq; and

TOGETHER WITH all estate, right, title, interest, claim and demand of the Mortgagor in, to and under any and all of the following agreement related to the Flagler Option; including, without limitation, (i) that certain Option Agreement, dated as of December 20, 2007, as amended by that certain First Amendment to Option Agreement dated January 25, 2011 between Florida East Coast Railway, L.L.C. and FDG Passenger Row Holdings LLC, a memorandum of which was recorded with the public records of Broward County on December 28, 2007 in OR Book 44946, Page 675, as amended by that certain amended and restated memorandum of option agreement which was recorded immediately prior hereto, (ii) that certain Passenger Easement Agreement dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Passenger Row Holdings LLC (iii) that certain Grant of Passenger Service Easement dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Passenger Row Holdings LLC, which was recorded with the public records of Broward County on December 28, 2007 in OR Book 44946, Page 647 (iv) that certain Non-Rail Use Easement Agreement dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Row Holdings LLC, (v) that certain Grant of Easements dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Row Holdings LLC which was recorded with the public records of Broward County on December 28, 2007 in OR Book 44946, Page 583 and re-recorded on December 17, 2009 in OR Book 46741, Page 177 (vi) that certain Passenger Services Use Agreement dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Passenger Row Holdings LLC, (vii) that certain Joint Use Agreement (Shared Infrastructure) dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Passenger Row Holdings LLC (viii) that certain Joint Use and Operating Agreement dated December 20, 2007, between Florida East Coast Railway, L.L.C. and FDG Row Holdings LLC, (ix) all other documents, instruments or agreement executed in connection with the foregoing, (x) that certain Bill of Sale and Non-Exclusive Agreement dated December 20, 2007 between Florida East Coast Railway, L.L.C. and FDG Row Holdings LLC, a memorandum of which was recorded with the public records of Broward County on December 28, 2007 in OR Book 44946, Page 613 and (xi)

all assignments, amendments, supplements, consolidations, extensions, renewals or other modifications of any and all of the documents described in the foregoing clauses (i) through (x), together with all credits, deposits, options, privileges and rights of Mortgagor, as grantor under such documents (collectively, the “Option Documents”); and

TOGETHER WITH all interests, estates or other claims, both in law and in equity, that the Mortgagor now has or may hereafter acquire in (a) the Property, (b) all easements, rights-of-way and rights used in connection therewith or as a means of access thereto and (c) all tenements, hereditaments and appurtenances in any manner belonging, relating or appertaining thereto (all of the foregoing interests, estates and other claims being hereinafter collectively called “Easements and Rights of Way”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any streets, open or proposed, adjoining the Property, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection therewith (all of the foregoing estate, right, title and interest being hereinafter called “Adjacent Rights”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any and all buildings and other improvements now or hereafter located on the Property and all building materials, building equipment and fixtures of every kind and nature located on the Property or, attached to, contained in or used in any such buildings and other improvements, and all appurtenances and additions thereto and betterments, substitutions and replacements thereof (all of the foregoing estate, right, title and interest being hereinafter collectively called “Improvements”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor in and to all such tangible property now owned or hereafter acquired by the Mortgagor (including all machinery, apparatus, equipment, fittings, fixtures and articles of personal property) and now or hereafter located on or at or attached to the Property such that an interest in such tangible property arises under applicable real estate law, and any and all products and accessions to any such property that may exist at any time (all of the foregoing estate, right, title and interest, and products and accessions being hereinafter called “Fixtures”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor in and to all rights, royalties and profits in connection with all minerals, oil and gas and other hydrocarbon substances on or in the Property, development rights or credits, air rights, water, water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) and water stock (all of the foregoing estate, right, title and interest being hereinafter collectively called “Mineral and Related Rights”); and

TOGETHER WITH all reversion or reversions and remainder or remainders of the Property and Improvements and all estate, right, title and interest of the Mortgagor as lessor or grantor in and to any and all present and future leases, licenses, occupancy agreements, concessions or other arrangements to use or access all or any portion of the Mortgage Estate, and all rents, revenues, proceeds, issues, profits, royalties, income and other benefits now or hereafter derived from the Property, the Improvements and the Fixtures, subject to the right, power and authority hereinafter given to the Mortgagor to collect and apply the same (all of the foregoing reversions, remainders, leases of space, rents, revenues, proceeds, issues, profits, royalties, income and other benefits being hereinafter collectively called “Rents”); and

TOGETHER WITH all estate, right, title and interest and other claim or demand that the Mortgagor now has or may hereafter acquire with respect to any damage to the Property, the Improvements or the Fixtures and any and all proceeds of insurance in effect with respect to the Improvements or the Fixtures, including, without limitation, any title insurance, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the Property, the Improvements or the Fixtures, including without limitation any awards resulting from a change of grade of streets or as the result of any other damage to the Property, the Improvements or the Fixtures for which compensation shall be given by any governmental authority (all of the foregoing estate, right, title and interest and other claims or demand, and any such proceeds or awards being hereinafter collectively called “Damage Rights”); and

TOGETHER WITH all estate, right, title, interest and other claim of the Mortgagor with respect to any parking facilities located other than on the Property and used or intended to be used in connection with the operation, ownership or use of the Property, any and all replacements and substitutions for the same, and any other parking rights, easements, covenants and other interests in parking facilities acquired by the Mortgagor for the use of tenants or occupants of the Improvements (all of the foregoing estate, right, title, interest and other claim being hereinafter collectively called “Parking Rights”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor in respect of any and all air rights, development rights, zoning rights or other similar rights or interests that benefit or are appurtenant to the Property or the Improvements (all of the foregoing estate, right, title and interest being hereinafter collectively called “Air and Development Rights”);

All of the foregoing Easements and Rights of Way, Adjacent Rights, Option Documents, Improvements, Fixtures, Mineral and Related Rights, Rents, Damage Rights, Parking Rights and Air and Development Rights being sometimes hereinafter referred to collectively as the “Ancillary Rights and Properties” and the Leases, the Property and Ancillary Rights and Properties being sometimes hereinafter referred to collectively as the “Mortgage Estate”;

Notwithstanding the foregoing or anything contained herein to the contrary, the Mortgage Estate expressly excludes any of the following described property which may be located on the Property: any “buildings,” “mobile homes” or “manufactured homes” as such terms are defined in the Code of Federal Regulations, Chapter12, Section 339.2 (Loans in Areas Having Special Flood Hazards) and any personal property located within any of the foregoing (collectively the “Excluded Property”). The Excluded Property is not encumbered by the lien or security interests created by this Mortgage and all references to the Mortgage Estate in this Mortgage expressly exclude the Excluded Property.

TO HAVE AND TO HOLD the Mortgage Estate with all privileges and appurtenances thereunto belonging, to the Mortgagee and its successors and assigns, forever, upon the terms and conditions and for the uses hereinafter set forth;

PROVIDED ALWAYS, that if the Obligations under the Credit Agreement and Loan Instruments (as hereafter defined) shall be paid in full and the commitments of the Lenders thereunder are terminated, and the Mortgagor shall abide by and comply with each and every covenant contained herein, in the Credit Agreement and in the other Loan Instruments, then this Mortgage and the Lien and estate hereby granted shall cease, terminate and become void.

This Mortgage, the Credit Agreement and any other instrument given to evidence or further secure the payment and performance of any Obligation are sometimes hereinafter collectively referred to as the “Loan Instruments”.

TO PROTECT THE SECURITY OF THIS MORTGAGE, THE MORTGAGOR HEREBY COVENANTS AND AGREES AS FOLLOWS:

ARTICLE 1

Particular Covenants and Agreements of the Mortgagor

Section 1.01. Title, Etc. This Mortgage is subject to that certain First Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, recorded of on or about even date herewith and executed by Mortgagor in favor of Wells Fargo Bank, National Association, as collateral agent and mortgagee thereunder (the “First Mortgage”), which First Mortgage encumbers the Mortgage Estate. The Mortgagor represents and warrants that (a) it has good fee simple title in and to the Owned Property and the related Ancillary Rights and Properties, in each case subject to no mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance (other than the First Mortgage) or adverse claim of any nature, except those permitted under the Credit Agreement; (b) the Leases and the Option Documents are in full force and effect and there are no defaults under any Lease that would reasonably be expected to result in termination of any Lease; (c) and is the owner of the related Ancillary Rights and Properties with respect to each Lease, in each case subject to no mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance or adverse claim of any, except Permitted Encumbrances, including, without limitation, the Flagler Option; (d) and the Option Documents are in full force and effect and there are no defaults under any Option Document that would reasonably be expected to result in termination of any Option Document or Mortgagor’s rights thereunder, in each case subject to no mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance or adverse claim of any, except those permitted under the Credit Agreement.

The Mortgagor represents and warrants that it has the full power and lawful authority to grant, bargain, sell, release, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm unto the Mortgagee the Mortgage Estate as hereinabove provided and warrants that it will forever defend the title to the Mortgage Estate and the validity and priority of the Lien or estate hereof against the claims and demands of all persons whomsoever.

Section 1.02. Further Assurances; Filing; Re-Filing; Etc.

(a) Further Instruments. The Mortgagor shall execute, acknowledge and deliver, from time to time, such further instruments as necessary and as the Mortgagee may require to accomplish the purposes of this Mortgage, including, without limitation, any document reasonably required to be executed with respect to the Flagler Option or in connection with the exercise thereof, with respect to which Mortgagor shall take all actions pursuant to Section [4.1] of the Security Agreement.

(b) Filing and Re-Filing. The Mortgagor, immediately upon the execution and delivery of this Mortgage, and thereafter from time to time, shall cause this Mortgage, any security agreement or mortgage supplemental hereto and each instrument of further assurance to be filed, registered or recorded and re-filed, re-registered or re-recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and perfect the Lien or estate of this Mortgage upon the Mortgage Estate.

(c) Fees and Expenses. The Mortgagor shall pay all filing, registration and recording fees, all re-filing, re-registration and re-recording fees, and all expenses incident to the execution, filing, recording and acknowledgment of this Mortgage, any security agreement or mortgage supplemental hereto and any instrument of further assurance, and all Federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing and recording of this Mortgage or any of the other Loan Instruments, any security agreement or mortgage supplemental hereto or any instruments of further assurance.

Section 1.03. Insurance; Foreclosure. In the event of foreclosure of the Lien of this Mortgage or other transfer of title or assignment of the Mortgage Estate in extinguishment, in whole or in part, of the Obligations, all right, title and interest of the Mortgagor in and to all policies of casualty insurance covering all or any part of the Mortgage Estate shall inure to the benefit of and pass to the successors in interest to the Mortgagor or the purchaser or grantee of the Mortgage Estate or any part thereof.

Section 1.04. Impositions.

(a) Payment of Impositions. The Mortgagor shall pay or cause to be paid, before any fine, penalty, interest or cost attaches thereto, all taxes, assessments, water and sewer rates, utility charges and all other governmental or non-governmental charges or levies now or hereafter assessed or levied against any part of the Mortgage Estate (including, without limitation, non-governmental levies or assessments such as maintenance charges, owner association dues or charges or fees, levies or charges resulting from covenants, conditions and restrictions affecting the Mortgage Estate) or upon the Lien or estate of the Mortgagee therein (collectively, “Impositions”), as well as all claims for labor, materials or supplies that, if unpaid, might by law become a prior Lien thereon, and within 10 days after request by the Mortgagee will exhibit receipts showing payment of any of the foregoing; provided, however, that if by law any such Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), the Mortgagor may pay the same in installments (together with accrued interest on the unpaid balance thereof) as the same respectively become due, before any fine, penalty or cost attaches thereto.

(b) Right to Contest Impositions. Notwithstanding anything contained in Section 1.04(a) to the contrary, the Mortgagor at its expense may, after prior written notice to the Mortgagee,

contest the amount or validity or application, in whole or in part, of any Imposition or Lien therefor or any claims of mechanics, materialmen, suppliers or vendors or Lien thereof, and may withhold payment of the same pending such proceedings if permitted by law and if in accordance with the Credit Agreement and any other applicable Loan Instrument.

Section 1.05. Limitations of Use. The Mortgagor shall not initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the uses that may be made of the Property and the Improvements or any part thereof that would have a material adverse effect on the value of the Property or the Improvements. Except as otherwise permitted under the Loan Instruments, the Mortgagor shall comply in all material respects with the provisions of all leases, licenses, agreements and private covenants, conditions and restrictions that at any time are applicable to the Mortgage Estate.

Section 1.06. Actions to Protect Mortgage Estate. If the Mortgagor shall fail to (a) perform and observe any of the terms, covenants or conditions required to be performed or observed by it under any Lease or any Option Document, (b) effect the insurance required by and as provided in the Credit Agreement, (c) make the payments required by Section 1.04 or (d) perform or observe any of its other covenants or agreements hereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency) effect or pay the same. To the maximum extent permitted by law, all sums, including reasonable attorneys’ fees and disbursements, so expended or expended to sustain the Lien or estate of this Mortgage or its priority, or to protect or enforce any of the rights hereunder, or to recover any of the Obligations, shall be a Lien on the Mortgage Estate, shall be deemed to be added to the Obligations secured hereby, and shall be paid by the Mortgagor within 10 days after demand therefor, together with interest thereon at the Defaulted Interest Rate.

Section 1.07. Estoppel Certificates. The Mortgagor, within ten days after written request therefor, shall furnish the Mortgagee a written statement, duly acknowledged, of the amount of the Obligations then secured by this Mortgage and whether to their knowledge any offsets or defenses exist against any such Obligations.

Section 1.08. Option Interests.

(a) Option Interests Generally. The Mortgagor shall (i) promptly perform and observe all of the terms, covenants and conditions required to be performed and observed by the Mortgagor under the Option Documents and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify the Mortgagee in writing of any default by the Mortgagor under any Option Document in the performance of any of the terms, covenants or conditions on the part of the Mortgagor to be performed or observed thereunder or of the giving of any notice by the lessor to the Mortgagor of any default under any Lease or of the lessor’s intention to exercise any remedy reserved to the lessor thereunder and (iii) promptly cause a copy of each such notice given by the lessor under any Option Document to the Mortgagor to be delivered to the Mortgagee.

(b) Right to Cure Defaults. If the Mortgagor shall fail promptly to perform or observe any of the terms, covenants or conditions required to be performed by it under any Option Document, including, without limitation, payment of all rent and other charges due thereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency), take such action as is appropriate to cause such terms, covenants or conditions to be promptly performed or observed on behalf of the Mortgagor but no such action by the Mortgagee shall release the Mortgagor from any of its obligations under this Mortgage. Upon receipt by the Mortgagee from the lessor/grantee under any Option Document of any notice of default by the Mortgagor thereunder, the Mortgagee may conclusively rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor.

(c) No Modification Without Consent. The Mortgagor shall not surrender its estate and interests under any Option Document, nor terminate or cancel any Option Document, and the Mortgagor shall not materially modify, change, supplement, alter or amend any Option Document orally or in writing, and the Mortgagor does hereby expressly release, relinquish and surrender unto the Mortgagee all its right, power and authority, if any, to materially modify, change, supplement, alter or amend the Option Document in any way, and any attempt on the part of the Mortgagor to exercise any such right without the written consent of the Mortgagee shall be null and void.

(d) Release or Forbearance. No release or forbearance of any of the Mortgagor’s obligations under any Option Document, pursuant to the terms thereof or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage.

(e) No Merger of Interests. Neither the fee title to the property demised by any Option Document nor the estate created by such Option Document shall merge, but shall always remain separate and distinct, notwithstanding the union of the aforesaid estates either in the lessor or the Mortgagor under such Option Document or in a third party by purchase or otherwise, unless the Mortgagee shall, at its option, execute and record a document evidencing its intent to merge such estates. If the Mortgagor acquires the fee title or any other estate, title or interest in any Mortgage Estate covered by any Option Document, this Mortgage shall attach to, be a Lien upon and spread to the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the Lien of this Mortgage. The Mortgagor shall notify the Mortgagee in writing of any such acquisition by the Mortgagor and shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may be required to carry out the intent and meaning hereof.

(f) Obligations of Grantor. The Mortgagor shall enforce the obligations of the grantor under each Option Document to the end that the Mortgagor may enjoy all of the rights granted to it under such Option Document and shall promptly notify the Mortgagee in writing of any material default by the lessor under any such Option Document, in the performance or observance of any of the terms, covenants and conditions on the part of the lessor to be performed or observed under such Option Document and the Mortgagor shall promptly advise the Mortgagee in writing of the occurrence of any event of default under any Option Document.

(g) No-Default Certificates. The Mortgagor shall use commercially reasonable efforts to obtain from the grantee under each Option Document and deliver to the Mortgagee, within 20 days after demand from the Mortgagee, a statement in writing certifying that such Option Document is unmodified (or, if modified, how modified) and in full force and effect and the dates to which the rent and other charges, if any, have been paid in advance, and stating whether or not, to the best knowledge of the signer of such certificate, the Mortgagor is in default in the performance of any covenant, agreement or condition contained in such Option Document, and, if so, specifying each such default of which the signer may have knowledge.

(h) No Assignment. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Option Document within the meaning of any provision thereof prohibiting assignment and the Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage.

Section 1.09. Option Interests. The Mortgagor shall promptly perform and observe all of the terms, covenants and conditions required to be performed and observed by the Mortgagor under the Option Documents and the Leases.

ARTICLE 2

Assignment of Rents, Issues and Profits

Section 2.01. Assignment of Rents, Issues and Profits. The Mortgagor hereby assigns and transfers to the Mortgagee, FOR THE PURPOSE OF SECURING the Obligations, all Rents, and hereby gives to and confers upon the Mortgagee the right, power and authority to collect the same. The Mortgagor irrevocably appoints the Mortgagee its true and lawful attorney-in-fact, at its option at any time and from time to time following the occurrence and during the continuance of a Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, in the name of the Mortgagor or otherwise, for Rents and apply the same to the Obligations as provided in paragraph (a) of Section 4.03; provided, however, that the Mortgagor shall have the right to collect Rents at any time prior to the occurrence of a Default (but not more than one month in advance, except in the case of security deposits).

Section 2.02. Collection Upon Default. To the extent permitted by law, upon the occurrence of any Default, the Mortgagee may, at any time without notice, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Obligations or the solvency of the Mortgagor, enter upon and take possession of the Property, the Improvements and the Fixtures or any part thereof, in its own name, sue for or otherwise collect Rents including those past due and unpaid, and, apply the same, less costs and expenses of operation and collection, including attorneys’ fees and disbursements, to the payment of the Obligations as provided in paragraph (a) of Section 4.03, and in such order as the Mortgagee may determine. The collection of Rents or the entering upon and taking possession of the Property, the Improvements or the Fixtures or any part thereof, or the application thereof as aforesaid, shall not cure or waive any Default or notice thereof or invalidate any act done in response to such Default or pursuant to notice thereof.

ARTICLE 3

Security Agreement

Section 3.01. Creation of Security Interest. The Mortgagor hereby grants to the Mortgagee a security interest in the Fixtures for the purpose of securing the Obligations. The Mortgagee shall have, in addition to all rights and remedies provided herein and in the other Loan Instruments, all the rights and remedies of a secured party under the Uniform Commercial Code of the state in which the applicable portion of the Fixtures is located. A statement describing the portion of the Mortgage Estate comprising the fixtures hereby secured is set forth in the granting clauses of this Mortgage. The Mortgagor represents and warrants to the Mortgagee that the Mortgagor is the record owner of the Mortgage Estate. The employer identification number of the Mortgagor is 59-6001115.

Section 3.02. Future Advances; Last Dollar. (a) This Mortgage shall secure all of the Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Instruments and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement and the other Loan Instruments, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement and any other applicable Loan Instrument, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement and any other applicable Loan Instrument, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not the Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

(b) The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $30,000,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

(c) To the extent that this Mortgage secures only a portion of the indebtedness owing or that may be owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

Section 3.03 Warranties, Representations and Covenants. The Mortgagor hereby warrants, represents and covenants that: (a) the Fixtures will be kept on or at the Property and the Mortgagor will not remove any Fixtures from the Property, except as permitted under the Loan Instruments and except such portions or items of the Fixtures that are consumed or worn out in ordinary usage, all of which shall be promptly replaced by the Mortgagor, except as otherwise expressly provided in the Loan Instruments, (b) all covenants and obligations of the Mortgagor contained herein relating to the Mortgage Estate shall be deemed to apply to the Fixtures whether or not expressly referred to herein and (c) this Mortgage constitutes a security agreement and “fixture filing” as those terms are used in the applicable Uniform Commercial Code. The Mortgagor is the “Debtor” and its name and mailing address are set forth on Page 1 hereof. The Mortgagee is the “Secured Party” and its name and mailing address from which information relative to the security interest created hereby are also set forth on Page 1 hereof. The information provided in this Section 3.03 is provided so that this Mortgage shall comply with the requirements of the Uniform Commercial Code as in effect in the state in which the Mortgage Estate is located for a mortgage instrument to be filed as a financing statement.

ARTICLE 4

Defaults; Remedies

Section 4.01. Defaults. If any Event of Default under the Credit Agreement or other Loan Instruments shall occur and be continuing then, as more particularly provided in the Credit Agreement or any of the other Loan Instruments, the principal of and accrued interest on the extensions of credit and all other Obligations shall be declared, or become, due and payable, without presentment, demand, protest or other formalities of any kind, all of which have been waived pursuant to the Credit Agreement and the other Loan Instruments.

Section 4.02. Default Remedies.

(a) Remedies Generally. If an Event of Default shall have occurred and be continuing, this Mortgage may, to the maximum extent permitted by law, be enforced, and the Mortgagee may exercise any right, power or remedy permitted to it hereunder, under the Credit Agreement or under any of the other Loan Instruments or by law, and, without limiting the generality of the foregoing, the Mortgagee may, personally or by its agents, to the maximum extent permitted by law:

(i) enter into and take possession of the Mortgage Estate or any part thereof, exclude the Mortgagor and all persons claiming under the Mortgagor whose claims are junior to this Mortgage, wholly or partly therefrom, and use, operate, manage and control the same either in the name of the Mortgagor or otherwise as the Mortgagee shall deem best, and upon such entry, from time to time at the expense of the Mortgagor and the Mortgage Estate, make all such repairs, replacements, alterations, additions or improvements to the Mortgage Estate or any part thereof as the Mortgagee may deem proper and, whether or not the Mortgagee has so entered and taken possession of the Mortgage Estate or any part thereof, collect and receive all Rents and apply the same to the payment of all expenses that the Mortgagee may be authorized to make under this Mortgage, the remainder to be applied to the payment of the Obligations until the same shall have been repaid in full; if the Mortgagee demands or attempts to take possession of the Mortgage Estate or any portion thereof in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee; and

(ii) personally or by agents, with or without entry, if the Mortgagee shall deem it advisable:

(x) sell the Mortgage Estate at a sale or sales held at such place or places and time or times and upon such notice and otherwise in such manner as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and from time to time adjourn any such sale by announcement at the time and place specified for such sale or for such adjourned sale without further notice, except such as may be required by law;

(y) proceed to protect and enforce its rights under this Mortgage, by suit for specific performance of any covenant contained herein or in the Loan Instruments or in aid of the execution of any power granted herein or in the Loan Instruments, or for the foreclosure of this Mortgage (as a mortgage or otherwise) and the sale of the Mortgage Estate under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as the Mortgagee shall deem most effectual for such purpose, provided, that in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgage Estate, this Mortgage shall continue as a Lien on, and security interest in, the remaining portion of the Mortgage Estate; or

(z) exercise any or all of the remedies available to a secured party under the applicable Uniform Commercial Code, including, without limitation:

(1) either personally or by means of a court appointed receiver, take possession of all or any of the Fixtures and exclude therefrom the Mortgagor and all persons claiming under the Mortgagor, and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of the Mortgagor in respect of the Fixtures or any part thereof; if the Mortgagee demands or attempts to take possession of the Fixtures in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee;

(2) without notice to or demand upon the Mortgagor, make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Fixtures, including, without limitation, paying, purchasing, contesting or compromising any encumbrance that is prior to or superior to the security interest granted hereunder, and in exercising any such powers or authority paying all expenses incurred in connection therewith;

(3) require the Mortgagor to assemble the Fixtures or any portion thereof, at a place designated by the Mortgagee and reasonably convenient to both parties, and promptly to deliver the Fixtures to the Mortgagee, or an agent or representative designated by it; the Mortgagee, and its agents and representatives, shall have the right to enter upon the premises and property of the Mortgagor to exercise the Mortgagee’s rights hereunder; and

(4) sell, lease or otherwise dispose of the Fixtures, with or without having the Fixtures at the place of sale, and upon such terms and in such manner as the Mortgagee may determine (and the Mortgagee or any Secured Party may be a purchaser at any such sale).

(iii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Mortgage Estate as fully and completely as though the Mortgagee were the absolute owner thereof for all purposes (including, without limitation, exercise of any option or rights under the Lease/Option Documents or otherwise relating to the Mortgage Estate), and do, at the Mortgagee’s option and Mortgagor’s expense, at any time, or from time to time, all acts and things that the Mortgagee deems necessary to protect, preserve or realize upon the Mortgage Estate and the Mortgagee’s lien on and security interests therein and to effect the intent of this Mortgage, all as fully and effectively as Mortgagor might do.

(b) Appointment of Receiver. If an Event of Default shall have occurred and be continuing, the Mortgagee, to the maximum extent permitted by law, shall be entitled, as a matter of right, to the appointment of a receiver of the Mortgage Estate, without notice or demand, and without regard to the adequacy of the security for the Obligations or the solvency of the Mortgagor. The Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of the Mortgagee in case of entry and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgage Estate, unless such receivership is sooner terminated.

(c) Rents. If an Event of Default shall have occurred and be continuing, the Mortgagor shall, to the maximum extent permitted by law, pay monthly in advance to the Mortgagee, or to any receiver appointed at the request of the Mortgagee to collect Rents, the fair and reasonable rental value for the use and occupancy of the Property, the Improvements and the Fixtures or of such part thereof as may be in the possession of the Mortgagor. Upon default in the payment thereof, the Mortgagor shall vacate and surrender possession of the Property, the Improvements and the Fixtures to the Mortgagee or such receiver, and upon a failure so to do may be evicted by summary proceedings.

(d) Sale. In any sale under any provision of this Mortgage or pursuant to any judgment or decree of court, the Mortgage Estate, to the maximum extent permitted by law, may be sold in one or more parcels or as an entirety and in such order as the Mortgagee may elect, without regard to the right of the Mortgagor or any person claiming under the Mortgagor to the marshalling of assets. The purchaser at any such sale shall take title to the Mortgage Estate or the part thereof so sold free and discharged of the estate of the Mortgagor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money. Any person, including Mortgagee or any Secured Party, may purchase at any such sale. Upon the completion of any such sale by virtue of this Section 4.02 the Mortgagee shall execute and deliver to the purchaser an appropriate instrument that shall effectively transfer all of the Mortgagor’s estate, right, title, interest, property, claim and demand in and to the Mortgage Estate or portion thereof so sold, but without any covenant or warranty, express or implied. The Mortgagee is hereby irrevocably appointed the attorney-in-fact of the Mortgagor in its name and stead to make all appropriate transfers and deliveries of the Mortgage Estate or any portions thereof so sold and, for that purpose, the Mortgagee may execute all appropriate instruments of transfer, and may substitute one or more persons with like power, the Mortgagor hereby ratifying and confirming all that said attorneys or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, the Mortgagor shall ratify and confirm, or cause to be ratified and confirmed, any such sale or sales by executing and delivering, or by causing to be executed and delivered, to the Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of the Mortgagee, for such purpose, and as may be designated in such request. Any sale or sales made under or by virtue of this Mortgage, to the extent not prohibited by law, shall operate to divest all the estate, right, title, interest, property, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in, to and under the Mortgage Estate, or any portions thereof so sold, and shall be a perpetual bar both at law and in equity against the Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof, by, through or under the Mortgagor. The powers and agency herein granted are coupled with an interest and are irrevocable. Any Excluded Property that has not been removed by Mortgagor, or any authorized person taking such action on behalf of Mortgagor, prior to the sale of the Mortgage Estate by foreclosure and/or realization upon the Mortgage Estate by Mortgagor following an Event of Default, shall be deemed abandoned by Mortgagor and Mortgagee shall have the right to take possession of, use and/or dispose of such Excluded Property by sale or otherwise as Mortgagee deems fit without liability therefore to Mortgagor.

(e) Possession of Loan Instruments Not Necessary. All rights of action under the Loan Instruments and this Mortgage may be enforced by the Mortgagee without the possession of the Loan Instruments and without the production thereof at any trial or other proceeding relative thereto.

Section 4.03. Application of Proceeds.

(a) Application of Proceeds Generally. The proceeds of any sale made either under the power of sale hereby given or under a judgment, order or decree made in any action to foreclose or to enforce this Mortgage, or of any monies held by the Mortgagee hereunder shall, to the maximum extent permitted by law, be applied, together with any other sums then held by the Mortgagee pursuant to this Mortgage, in accordance with the provisions of [Section 5.4] of the Security Agreement. Upon any sale of the Mortgage Estate by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgage Estate so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

(b) Liability for Deficiencies. No sale or other disposition of all or any part of the Mortgage Estate pursuant to Section 4.02 shall be deemed to relieve the Mortgagor of its obligations under the Credit Agreement or any other Loan Instrument except to the extent the proceeds thereof are applied to the payment of such obligations. Except as otherwise provided in the Loan Instruments, if the proceeds of sale, collection or other realization of or upon the Mortgage Estate are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations and the Mortgagee’s fees, expenses, costs, losses and liabilities, the Mortgagor shall remain liable for any deficiency.

Section 4.04. Right to Sue. The Mortgagee shall have the right from time to time to sue for any sums required to be paid by the Mortgagor under the terms of this Mortgage as the same become due, without regard to whether or not the Obligations shall be, or have become, due and without prejudice to the right of the Mortgagee thereafter to bring any action or proceeding of foreclosure or any other action upon the occurrence of any Event of Default existing at the time such earlier action was commenced.

Section 4.05. Powers of the Mortgagee. The Mortgagee may at any time or from time to time renew or extend this Mortgage or (with the agreement of the Mortgagor) alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof or thereof, in whole or in part, and may release any portion of the Mortgage Estate or any other security, and grant such extensions and indulgences in relation to the Obligations, or release any person liable therefor as the Mortgagee may determine without the consent of any junior lienor or encumbrancer, without any obligation to give notice of any kind thereto, without in any manner affecting the priority of the Lien and estate of this Mortgage on or in any part of the Mortgage Estate, and without affecting the liability of any other person liable for any of the Obligations.

Section 4.06. Remedies Cumulative.

(a) Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Mortgage, or under applicable law, whether now or hereafter existing; the failure of the Mortgagee to insist at any time upon the strict observance or performance of any of the provisions of this Mortgage or to exercise any right or remedy provided for herein or under applicable law, shall not impair any such right or remedy nor be construed as a waiver or relinquishment thereof.

(b) Other Security. The Mortgagee shall be entitled to enforce payment and performance of any of the obligations of the Mortgagor and to exercise all rights and powers under this Mortgage or under any Loan Instrument or any laws now or hereafter in force, notwithstanding that some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, Lien, assignment or otherwise; neither the acceptance of this Mortgage nor its enforcement, whether by court action or pursuant to the power of sale or other powers herein contained, shall prejudice or in any manner affect the Mortgagee’s right to realize upon or enforce any other security now or hereafter held by the Mortgagee, it being stipulated that the Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may determine; every power or remedy given by the Credit Agreement, this Mortgage or any of the other Loan Instruments to the Mortgagee, or to which the Mortgagee is otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Mortgagee, and the Mortgagee may pursue inconsistent remedies.

Section 4.07. Waiver of Stay, Extension, Moratorium Laws; Equity of Redemption. To the maximum extent permitted by law, the Mortgagor shall not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, that may affect observance or performance of the provisions of this Mortgage; nor claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of the Mortgage Estate or any portion thereof prior to any sale or sales thereof that may be made under or by virtue of Section 4.02; and the Mortgagor, to the extent that it lawfully may, hereby waives all benefit or advantage of any such law or laws. The Mortgagor for itself and all who may claim under it, hereby waives, to the maximum extent permitted by applicable law, any and all rights and equities of redemption from sale under the power of sale created hereunder or from sale under any order or decree of foreclosure of this Mortgage and (if an Event of Default shall have occurred) all notice or notices of seizure, and all right to have the Mortgage Estate marshalled upon any foreclosure hereof. The Mortgagee shall not be obligated to pursue or exhaust its rights or remedies as against any other part of the Mortgage Estate and the Mortgagor hereby waives any right or claim of right to have the Mortgagee proceed in any particular order

ARTICLE 5

Miscellaneous

Section 5.01. Release by Mortgagee.

(a) This Mortgage shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Mortgagor and the successors and assigns thereof and shall inure to the benefit of the Mortgagee and the other Secured Parties and their respective successors, indorsees, transferees and assigns. In addition, the security interests and liens granted hereunder shall terminate and be released, in whole or in part, (i) as to the Credit Agreement, as provided in the Credit Agreement.

(b) In connection with any termination or release pursuant to paragraph (a) of this Section 5.01, the Mortgagee shall execute and deliver to Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release in form and substance reasonably satisfactory to the Mortgagee. Any execution and delivery of documents pursuant to this Section 5.01 shall be without recourse to or warranty by the Mortgagee.

Section 5.02. Notices. All notices, requests and demands pursuant hereto shall, if to the Mortgagee, be made in accordance with Section 13.2 of the Credit Agreement (whether or not then in effect). All communications and notices hereunder to Mortgagor shall be given to it in care of the Mortgagor’s notice address set forth in the Credit Agreement (whether or not then in effect).

Section 5.03. Amendments; Waivers; Etc. This Mortgage cannot be modified, changed or discharged except by an agreement in writing, duly acknowledged in form for recording, signed by the Mortgagor and the Mortgagee in accordance with [Section 13.1] of the Credit Agreement. For purposes hereof, a statement by the Mortgagee in any modification or supplement to this Mortgage to the effect that such modification or supplement has been consented to by the requisite Secured Parties as provided in the Credit Agreement shall be conclusive evidence of such consent and it shall not be necessary for a copy of such consent to be recorded with such modification or supplement as a condition to such modification or supplement being recorded in the appropriate real estate records.

Section 5.04. Successors and Assigns. This Mortgage applies to, inures to the benefit of and binds the Mortgagor and the Mortgagee and their respective successors and assigns and shall run with the Property except that Mortgagor shall not assign, transfer or delegate any of its rights or obligations under this Mortgage except pursuant to a transaction permitted by the Credit Agreement.

Section 5.05. Captions. The captions or headings at the beginning of Articles, Sections and paragraphs hereof are for convenience of reference and are not a part of this Mortgage.

Section 5.06. Severability. If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. If any portion of the Obligations shall for any reason not be secured by a valid and enforceable Lien upon any part of the Mortgage Estate, then any payments made in respect of the Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) shall, for purposes of this Mortgage (except to the extent otherwise required by applicable law) be deemed to be made (i) first, in respect of the portion of the Obligations not secured by the Lien of this Mortgage, (ii) second, in respect of the portion of the Obligations secured by the Lien of this Mortgage, but which Lien is on less than all of the Mortgage Estate, and (iii) last, to the portion of the Obligations secured by the Lien of this Mortgage, and which Lien is on all of the Mortgage Estate.

Section 5.07. Repayment of Secured Amount. The secured amount under this Mortgage shall be reduced only by the last and final sums that the Mortgagor repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations by the Mortgagor. So long as the balance of the Obligations exceeds the secured amount under this Mortgage, any payments and repayments of the Obligations by the Mortgagor shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage.

Section 5.08. Definitions. (a) Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

(b) As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “hereof,” “herein,”

“hereto” and “hereunder” and words of similar import when used in this Mortgage shall refer to this Mortgage as a whole and not to any particular provision of this Mortgage, and Section, subsection and Schedule references are to this Mortgage unless otherwise specified. (b)”include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (d) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (e) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (f) “any of the Mortgage Estate” shall mean “the Mortgage Estate or any part thereof or interest therein.” Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgage Estate. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

(c) The following terms in this Mortgage shall have the following meanings:

“Collateral Agent” shall have the meaning ascribed to the term “Collateral Agent” in the Credit Agreement.

“Defaulted Interest Rate” shall have the meaning ascribed to the term “Defaulted Interest” in the Credit Agreement.

“Event of Default” shall mean an “Event of Default” under and as defined in the Credit Agreement. An event of default by the Mortgagor under the First Mortgage will also be an Event of Default under this Mortgage.

“Intercreditor Agreement” shall have the meaning ascribed to the term “Intercreditor Agreement” in the Credit Agreement.

“Obligations” shall have the meaning ascribed to such term in the Security Agreement.

“Permitted Encumbrances” shall mean Liens of the type described in the definition of “Permitted Liens” (as defined in the Credit Agreement).

“Secured Parties” shall have the meaning ascribed to such term in the Security Agreement.

“Security Agreement” shall have the meaning ascribed to such term in the Credit Agreement.

“Subsidiary” shall have the meaning ascribed to such term in the Credit Agreement.

Section 5.09. Revolving Credit. The parties hereto intend and agree that the indebtedness, liabilities and obligations owing under the Credit Agreement and the other Loan Instruments secured hereby may periodically and from time to time, increase and/or decrease between zero and the maximum amount which the Mortgagee shall be obligated to extend to Mortgagor and the other Borrowers from time to time. The parties further expressly agree that should all monies advanced to the Mortgagor and the other Borrowers pursuant to the Credit Agreement and the other Loan Instruments, or such other financial accommodation made by the Mortgagee to Mortgagor or the other Borrowers be totally repaid and the balance owing the Mortgagee be reduced to zero at any time or from time to time, this Mortgage shall not become null and void by operation of law or otherwise, but shall remain in full force and effect and shall retain its priority position of record until canceled. The Mortgagor agrees that any such advances or readvances of the proceeds of the Credit Agreement and the other Loan Instruments to the Mortgagor and/or the other Borrowers, if any, shall be evidenced by the Credit Agreement and the other Loan Instruments, but this Section shall not obligate the Mortgagee to reloan any money unless required to do so by the Credit Agreement.

Section 5.10 Future Advances. This Mortgage is given to secure not only the existing Obligations, but also such future advances, whether such advances are obligatory or are to be made at the option of Mortgagee or the holder hereof, or otherwise as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of debt that may be so secured by this Mortgage may be increased or decreased from time to time, but the total unpaid principal balance so secured at any one time shall not exceed $60,000,000.00 plus interest thereon, and any disbursements made under this Mortgage for the payment of impositions, taxes, assessments, levies, insurance, or otherwise with interest on such disbursements at the rate set forth in any applicable instrument, plus any increases in the principal balance as the result of negative amortization or deferred interest, if any. It is agreed that any additional sum or sums advanced by Mortgagee pursuant to the terms hereof shall be equally secured with and have the same priority as the original outstanding amount and shall be subject to all of the terms, provisions and conditions of this Mortgage, whether or not such additional loans or advances are evidenced by other promissory notes or other guaranties of Mortgagor and whether or not identified by a recital that it or they are secured by this Mortgage. It is further agreed that any additional promissory note or guaranty or promissory notes or guaranties executed and delivered pursuant to this paragraph shall automatically be deemed to be included in the term “Obligations” wherever it appears in the context of this Mortgage. Without the prior written consent of Mortgagee, which Mortgagee may grant or withhold in its sole discretion, Mortgagor shall not file for record any notice limiting the maximum principal amount that may be secured by this Mortgage to a sum less than the maximum principal amount set forth in this paragraph.

Section 5.10 Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Mortgage with respect to the Mortgage Estate, the terms of the Intercreditor Agreement shall govern and control.

Section 5.11 Governing Law. THIS MORTGAGE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, PROVIDED THAT TO THE EXTENT THAT ANY OF SUCH LAWS MAY NOW OR HEREAFTER BE PREEMPTED BY FEDERAL LAW, SUCH FEDERAL LAW SHALL SO GOVERN AND BE CONTROLLING, AND PROVIDED FURTHER THAT THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED SHALL GOVERN AS TO THE CREATION, PRIORITY AND ENFORCEMENT OF LIENS

AND SECURITY INTERESTS IN THE MORTGAGED PROPERTY LOCATED IN SUCH STATE.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Mortgagor as of the day and year first above written.

WITNESSES:	FLORIDA EAST COAST RAILWAY,
L.L.C., a Florida limited liability company

Print Name:	By:
Name:
Title:

Print Name:

ACKNOWLEDGMENT

STATE OF                      )

                                          ) ss:

COUNTY OF                  )

The foregoing instrument was acknowledged before me this              day of January, 2011, by                     , as                      of FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, on behalf of said company. He/she is personally known to me or has produced                      (type of identification) as identification.

NOTARY PUBLIC, STATE OF FLORIDA

Notary Signature
Print Name:
Notary Public, State and County Aforesaid
My commission expires:
Commission Number:

(NOTARIAL SEAL)

SCHEDULE I

DESCRIPTION OF PROPERTY

Being the same properties described in Schedules 1A, 1B, 1C, 1D and 1E attached hereto and incorporated herein by this reference.

SCHEDULES TO CREDIT AGREEMENT

Dated January 25, 2011

Schedules to

Credit Agreement

Schedule 1.1(a)

Commitments of Lenders

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$30,000,000	$30,000,000
TOTAL		$30,000,000

Schedules to

Credit Agreement

Schedule 1.1(b)

Closing Date Mortgaged Properties

I. Owned Property

The following real property is owned by Florida East Coast Railway, L.L.C.:

i) See attached schedule of real property.

ii) All of the real property included on the attached Schedule excluding the real property leased pursuant to the Leases described in Schedule 1.1(b),

iii) All of the real property is used in connection with the operation of railroads.

II. Leased or Other Interests in Real Property

i) Lease Agreement, dated December 20, 2007 between FDG Hialeah LLC and Florida East Coast Railway, L.L.C., as amended by First Amendment to Lease dated April 10, 2010; and Second Amendment to Lease dated June 30, 2010.

ii) Lease Agreement, dated January 22, 1987, by and between Dade County Florida (“Licensor”) and Florida East Coast Railway Company, which provides for a License over lands owned by the County for the use by FEC as railway access to certain FEC property in the vicinity of Miami International Airport.

Attachment (i)

Schedule 7(a)

FLORIDA EAST COAST RAILWAY

RAIL OPERATION FACILITIES

FECRY’S railroad properties, inclusive of yards, terminals and switching facilities, generally extends from Jacksonville (Milepost (MP) 0.0) to Miami (11P 369). The following locations are the principle tracks, marshalling yards, trailer/container and automobile loading and unloading facilities, operating offices, shops and service buildings. A number of the rail facilities have operations performed by third parties or are occupied by third parties.

Bowder Yard Phillips Highway Jacksonville, FL 32256	Switching Terminal TOFC Terminal Repair Shops	MP 5 to 9

Miller Shop 3303 N. Ponce de Leon Blvd. St. Augustine, FL 32084	Maintenance of Way Signal Shops	MP 34

Wilber Wright Lead	Switching Lead	MP WW 0 to WW 5

Moultrie Team Track Watson Road St. Augustine, FL		MP 43 A

Colfax Team Track SR 204 St. Augustine, FK		MP 54

Bunnell Team Track Bunnell, FL		MP 66.8

National Gardens Team Track Broadway Ormond Beach, FL		MP 99.3

Ormond Beach Team Track Ormond Beach		MP 104.5

Volusia Team Track Daytona Beach, FL		MP 109.5

Attachment (i)

Schedule 7(a)

Blake Team Track South Daytona, FL		MP 112.6

Lewis Terminals Riviera Beach, FL	Switching Lead Team Track Area	MP 295

West Palm Beach Yard 601 15th Street West Palm Beach, FL 33401	Switching Terminal, Distribution Terminal, Maintenance, Signal, Marketing & Operations Office	MP 297-299

Bunker Road West Palm Beach, FL		MP 302.5

Boynton Beach Team Track Boynton Beach, FL		MP 312.18

Villa Rica Yard Boca Raton, FL	Set Out, Switching & Car Storage Terminal	MP 320-322

Pompano Farmers Market Spur Pompano Beach, FL	Switching Lead Reload Center	MP 332

Freight House SW 1st Avenue Ft. Lauderdale, FL 33316	Distribution Terminal	MP 342.5

Ft. Lauderdale Yard 3125 S. Andrews Avenue Ft. Lauderdale, FL 33316	TOFC, COFC & Switching Terminal	MP 343-345

Downtown Lead to Dodge Island Miami, FL		MP PL 0 to PL 5

Central Industrial Sites Miami, FL	Spur Track Right of Ways	MP 365

NW 37th Avenue Team Track Hialeah, FL		MP 365

Attachment (i)

Schedule 7(a)

Transit Shed No. 1 East 21st Street Hialeah, FL	Distribution Terminal	MP 365

Bulk Transfer NW 36th Avenue Hialeah, FL	Distribution Terminal	MP 365

Vacant Land NW 65th Street Hialeah, FL	Potential Distribution Terminal	MP 365

Commerce Park Miami, FL	Spur Track Right of Ways	MP LR 10

Medley Team Track NW 69th Avenue Medley, FL		MP ML 0

Gran Park Medley, FL	Spur Track Right of Ways	MP ML 4

Medley Rail Yard Medley, FL	Rock Distribution	MP ML 5

K-Branch Ft. Pierce to Lake Harbor, FL	Branch Line (Subject to Trackage Rights Agreement)	MP K 0 to K 70

Attachment (i)

Schedule 7(a)

Port Orange Team Track Post Orange		MP 115.1

** New Smyrna Beach Yard 507 S. Myrtle Avenue New Smyrna Beach, FL 32168	Switching Terminal Locomotive Service Area Training Storage	MP 124 to 126

** Note: The majority of this property was sold — for a complete legal description of the parcels sold refer to “Exhibit A to Attachment 1”

Edgewater Junction Edgewater Lead Edgewater, FL	Switching Lead	MP 126

Oak Hill Team Track Oak Hill, FL		MP 136.4

Titusville Station Pine Street Titusville, FL 32780	Maintenance of Way Storage, Field Office, Team Track Area	MP 154.3

Frontenac Team Track Frontenac, FL		MP 165.5

Cidco Road City Point, FL	Switching Lead	MP 168.8

City Point Team Track City Point, FL		MP 169.3

City Point Yard 3325 Beau Geste Road Cocoa, FL 32926-5832	Distribution Terminal	MP 169

Cocoa/Rockledge Station 315-317 Ross L. Jones Drive Cocoa Rockledge, FL 32922	Reload Center, MOW, Signal Office	MP 173 to 174

Pineda Team Track Pineda, FL		MP 183.5

Attachment (i)

Schedule 7(a)

Hall Set Out and Team Track Melbourne, FL		MP 192.3

Melbourne Team Track Melbourne, FL		MP 193.9

Hopkins Team Track Palm Bay, FL		MP 195.4

Mieco Team Track Mieco, FL		MP 209.1

Wabasso Team Track Sebastian, FL		MP 219.2

Winter Beach Team Track Winter Beach, FL		MP 221.9

Gifford Team Track Gifford, FL		MP 225.2

Vero Beach Team Track Vero Beach, FL		MP 227.6

Indrio Team Track Fort Pierce, FL		MP 236.3

Port of Ft. Pierce Fort Pierce, FL		MP 240.3

Ft. Pierce Yard 353 Florida Avenue Fort Pierce, FL 34950	Switching Terminal TOFC, COFC, Material Yard, Storage, Reload Center	MP 242 to 244

White City Team Track White City, FL		MP 246.6

Jensen Beach Team Track Jensen Beach, FL		MP 256.5

Attachment (i)

Schedule 7(a)

Port Sewall Team Track Stuart, FL	MP 264.4

Salerno Team Track Port Salerno, FL	MP 266.3

Hobe Sound Team Track Hobe Sound, FL	MP 274.4

Mars Team Track Jupiter, FL	MP 280.9

EXHIBIT “A” TO ATTACHMENT 1 (New Smyrna Beach Yard Properties Sold)

Having an area of 75,014 Square Feet, or 1,7221 Acres, more or less.

             VOLUSIA COUNTY LEGAL DESCRIPTION PARCEL 124.6D

             of land being part of Amiore Hall Grant and including part of Citron Street lying west of              35 and 36 as shown on Andrew’s Addition to New Smyrna as originally recorded in Map Book 2 Page 68 and re-filed in Map Book 17 at Page 78 of the Public Records of Volusia County and a part of             ing Street and Douglas Street lying between and Blocks, State of Florida, being more particularly described as follows:

Beginning at the intersection of the westerly line of Block 36 of Andrew’s Addition to New Smyrna and northerly right of way line of State Highway No. 44, as shown on right of way map Sheets 12 and 13,              79070-2516 of the Florida Department of Transportation;

THENCE South 63º08’57” West, a distance of 152.05 Feet, along said northerly right of way line

THENCE South 66º19’44” West, a distance of 734.51 Feet, along said northerly right of way line

THENCE South 24º23’02” West, a distance of 281.34 Feet, along the easterly right of way line of Myrtle avenue, being 30 feet east of and parallel with the westerly line of the Ambrose Hall Grant;

THENCE South 66º38’22” East, a distance of 900.41 Feet, along said northerly line of a parcel of land             ied in a deed recorded in Book 32 of Deeds at Page 302 of the Public Records of Volusia County, northerly line being 400 feet north of and parallel with the centerline of the Atlantic and Western             i line of the Florida East Cost Railroad as shown on said right of way map Sheets 12 and 13;

THENCE South 21º24’47” East, a distance of 238.21 Feet, along the westerly line of Blocks 35 and 36 of Andrew’s Addition to New Smyrna to the POINT OF BEGINNING.

Beginning an area of 248,463 Square Feet or 5.7039 Acres, more or less.

PARCEL 125.4

PARCEL A

BEGINNING A PORTION OF THE HERIS OF AMBROSE HULL GRANT, SECTION 41, TOWNSHIP 17         ANGE 34 E. VOLUSIA COUNTY, FLORIDA, A PORTION OF THE JOHN A. CAVEDO POINT, SECTION 44, TOWNSHIP 17 8, RANGE 34 E, VOLUSIA COUNTY, FLORIDA, A PORTION OF PEDRO DE CALA GRANT, SECTION 46, TOWNSHIP 17 S, RANGE 34 B, VOLUSIA COUNTY, FLORIDA, A PORTION OF LOTS 477 THROUGH 480, BLOCK 38, A PORTION OF LOTS 481 THROUGH 486, BLOCK 39, A PORTION OF LOTS 487 THROUGH 492, BLOCK 40, ENDING WITH A PORTION OF ADJACENT STREETS AND ALLEYS, ANDREW’S PROPERTY, RECORDED IN MAP BOOK 2, PAGE 68 ALSO BRING RECORDED IN MAP BOOK 17, RAGE PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, A PORTION OF LOT 4, BLOCK 17, A PORTION OF LOTS 1 THROUGH 3 BLOCK 18, A PORTION OF LOTS 1 THROUGH 4, BLOCK 19, BEGINNING WITH A PORTION OF ADJACENT STREETS AND ALLEYS,

DG Rail Holdings 8 LLC-Deed

EXHIBIT “A” TO ATTACHMENT 1 (New Smyrna Beach Yard Properties Sold)

A.W. BARRS PLAT AND BEING ALSO RECORDED IN MAP BOOK 17, PAGES 31 AND 32, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, A PORTION OF LOTS 4 THROUGH 10, ALONG WITH A PORTION OF ADJACENT STREETS AND ALLEYS, THE MODEL LAND COMPANY AT NEW SMYRNA, LAND DIVISION, AS RECORDED IN MAP BOOK 4, PAGE 9 ALSO RECORDED IN MAP BOOK 16, PAGE 71, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, ALL OF LOTS 1 THROUGH 17, BLOCK 1, ALL OF LOTS 1 THROUGH 17, BLOCK 2, A PORTION OF BLOCK 3, ALONG WITH ADJACENT STREETS AND ALLEYS, F. s. SMA’S SUBDIVISION OF LOT 11 OF THE MODEL AND COMPANY AT NEW SMYRNA SUBDIVISION, AS RECORDED IN MAP BOOK 4, PAGE      ALSO RECORDED IN MAP BOOK 15, PAGE 90, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, ALL OF LOTS 1 THROUGH 23, ALONG WITH ADJACENT STREETS AND ALLEYS,         P. SHRYOCK’S REFLAT OF THE SOUTH PART OF TRACT PLATTED BY SKIPPER AND SHRYOCK, AS RECORDED IN MAP BOOK 4, PAGE 187 ALSO RECORDED IN MAP BOOK     , PAGE 223, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA AND ALL OF LOTS 1 THROUGH 30, ALONG WITH ADJACENT STREETS AND ALLEYS, RESUBDIVISION OF WORTH HALF OF SKIPPER AND SHRYOCK, AS RECORDED IN MAP BOOK 5, PAGE 72 ALSO RECORDED IN MAP BOOK 16, PAGE 173, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, ALL LYING SOUTHERLY OF STATE ROAD 44 PER FLORIDA DEPARTMENT OF TRANSPORTATION RIGHT-OF-WAY MAP SECTION 79070-2516, SOUTHERLY OF LY    , AVENUE PER FLORIDA DEPARTMENT OF TRANSPORTATION RIGHT-OF-WAY MAP SECCTION 79130-2517, LYING WESTERLY OF U.S. HIGHWAY No. 1 PER FLORIDA DEPARTMENT OF TRANSPORTATION RIGHT-OF-WAY MAP (S.R. No. 5) SECTION 7901-276 AND EASTERLY OF SOUTH MYRTLE AVENUE (A RIGHT-OF-WAY THAT VARIES), BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF SAID STATE ROAD 44 AND THE WESTERLY RIGHT-OF-WAY LINE OF SAID MYRTLE AVENUE,         N THENCE NORTH 66 DEGREES 20 MINUTES 42 SECONDS EAST ALONG THE SAID SOUTHERLY LINE FOR A DISTANCE OF 727.40 FEET; THENCE NORTH 69 DEGREES 31 MINUTES 30 SECONDS EAST FOR A DISTANCE OF 124.99 FEET; THENCE SOUTH 22 DEGREES 52 MINUTES 18 SECONDS EAST FOR A 334.43 FEET; THENCE SOUTH 25 DEGREES MINUTES 43 SECONDS EAST FOR A DISTANCE OF 267.72 FEET; THENCE SOUTH 10 DEGREES 18 MINUTES 56 SECONDS WEST FOR A DISTANCE OF 120.99 FEET; THENCE SOUTH 04 DEGREES 55 MINUTES 18 SECONDS WEST FOR A DISTANCE OF 117.37 FEET; THENCE SOUTH 04 DEGREES 20 MINUTES 08 SECONDS WEST FOR A DISTANCE OF 166.31 FEET; THENCE SOUTH 05 DEGREES 44 MINUTES 38 SECONDS WEST FOR A DISTANCE OF         06 FEET; THENCE SOUTH 00 DEGREES 21 MINUTES 28 SECONDS EAST FOR A DISTANCE OF 281.54 FEET; THENCE SOUTH 02 DEGREES 45 MINUTES 44 SECONDS EAST FOR A DISTANCE 70.67 FEET TO A POINT OF CURVE, CONCAVE NORTHWESTERLY AND TO THE RIGHT, SAID CURVE HAVING A CENTRAL ANGLE 25 DEGREES 05 MINUTES 14 SECONDS, A RADIUS OF 200.00 FEET, A CHORD BEARING SOUTH 09 DEGREES 46

DG Rail Holdings 8 LLC-Deed

EXHIBIT “A” TO ATTACHMENT 1 (New Smyrna Beach Yard Properties Sold)

MINUTES          SECONDS WEST, A CHORD DISTANCE OF 86.87 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF 7.57 FEET TO A POINT OF TANGENCY; THENCE SOUTH 22 DEGREES 19 MINUTES 30 SECONDS WEST FOR A DISTANCE 178.84 FEET; THENCE SOUTH 08 DEGREES 11 MINUTES 02 SECONDS EAST FOR A DISTANCE OF 146.57 FEET; THENCE SOUTH 24 DEGREES 50 MINUTES 04 SECONDS EAST FOR A DISTANCE OF 94.19 FEET; THENCE SOUTH 09 DEGREES 46 MINUTES 27 SECONDS EAST FOR A DISTANCE OF         .12 FEET; THENCE SOUTH 22 DEGREES 84 MINUTES 01 SECONDS EAST FOR A DISTANCE OF 133.59 FEET; THENCE SOUTH 48 DEGREES 33 MINUTES 19 SECONDS EAST FOR A DISTANCE OF 87.59 FEET TO A POINT OF CURVE, CONCAVE NORTHEASTERLY AND TO THE LEFT, SAID CURVE HAVING A CENTRAL ANGLE 50 DEGREES 18 MINUTES 57 SECONDS, A RADIUS OF 180.00 FEET; A CHORD BEARING SOUTH          DEGREES 42 MINUTES 48 SECONDS EAST, A CHORD DISTANCE OF 153.04 FEET, THENCE LONG THE ARC OF SAID CURVE FOR A DISTANCE OF 158.07 FEET TO A POINT OF TANGENCY; THENCE SOUTH 68 DEGREES 52 MINUTES 17 SECONDS EAST FOR A DISTANCE OF 361.06 FEET TO A POINT OF CURVE, CONCAVE SOUTHWESTERLY AND TO THE RIGHT, SAID CURVE HAVING A CENTRAL ANGLE 09 DEGREES 04 MINUTES 46 SECONDS, A RADIUS OF 805.00 FEET, A CHORD HEARING SOUTH 64 DEGREES 19 MINUTES          SECONDS EAST, A CHORD DISTANCE OF 127.43 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF 127.57 FEET TO A POINT OF TANGENCY; THENCE SOUTH 59 DEGREES 47 MINUTES 30 SECONDS EAST FOR A DISTANCE OF 77.96 FEET TO A POINT OF CURVE, CONCAVE SOUTHWESTERLY AND TO THE RIGHT, SAID CURVE HAVING A CENTRAL ANGLE 20 DEGREES 47 MINUTES 57 SECONDS, A RADIUS OF 505.00 FEET; A CHORD BEARING SOUTH 49 DEGREES 23 MINUTES 32 SECONDS EAST, A CHORD DISTANCE OF 182.32 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF         2 FEET TO A POINT OF TANGENCY; THENCE SOUTH 38 DEGREES 59 MINUTES 33 SECONDS EAST FOR A DISTANCE OF 77.26 FEET; THENCE SOUTH 36 DEGREES 49 MINUTES          SECONDS EAST FOR A DISTANCE OF 104.18 FEET; THENCE SOUTH 35 DEGREES 02 MINUTES 56 SECONDS EAST FOR A DISTANCE OF 100.46 FEET; THENCE SOUTH 37 DEGREES 56 MINUTES 24 SECONDS EAST FOR A DISTANCE OF 97.37 FEET; THENCE SOUTH          DEGREES 28 MINUTES 13 SECONDS EAST FOR A DISTANCE OF 57.08 FEET; THENCE SOUTH 24 DEGREES 12 MINUTES 33 SECONDS EAST FOR A DISTANCE OF 286.96 FEET; THENCE SOUTH 22 DEGREES 54 MINUTES 36 SECONDS EAST FOR A DISTANCE OF 609.00 FEET THENCE SOUTH 24 DEGREES 44 MINUTES 11 SECONDS EAST FOR A DISTANCE OF          FEET TO A POINT ON A CURVE, CONCAVE NORTHWESTERLY AND TO THE RIGHT, SAID CURVE HAVING A CENTRAL ANGLE 43 DEGREES 00 MINUTES 28 SECONDS, A BONUS OF 360.00 FEET, A CHORD BEARING SOUTH 46 DEGREES 27 MINUTES 17 SECONDS         , A CHORD DISTANCE OF 262.93 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF 270.23 FEET TO A POINT OF TANGENCY; THENCE SOUTH 67 DEGREES MINUTES 31 SECONDS WEST FOR A DISTANCE OF 289.26 FEET; THENCE SOUTH 22 DEGREES 02 MINUTES 29 SECONDS EAST FOR A DISTANCE OF 251.63 FEET; THENCE SOUTH 75 DEGREES 20 MINUTES 40 SECONDS EAST FOR A

DG Rail Holdings 8 LLC-Deed

EXHIBIT “A” TO ATTACHMENT 1 (New Smyrna Beach Yard Properties Sold)

DISTANCE OF 87.18 FEET TO A POINT OF CURVE, CONCAVE SOUTHEASTERLY AND TO THE RIGHT, SAID CURVE HAVING CENTRAL ANGLE 37 DEGREES 16 MINUTES 24 SECONDS, A RADIUS OF 345.00 FEET; A CHORD BEARING SOUTH 86 DEGREES 01 MINUTES 08 SECONDS EAST, A CHORD DISTANCE OF 220.50 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF          FEET TO A POINT OF NON TANGENCY; THENCE SOUTH 15 DEGREES 18 MINUTES 52 SECONDS EAST FOR A DISTANCE OF 37.07 FEET TO A POINT OF CURVE, CONCAVE NORTHEASTERLY AND TO THE LEFT, SAID CURVE HAVING A CENTRAL ANGLE .17 DEGREES 10 MINUTES 47 SECONDS, A RADIUS OF 565.00 FEET. A CHORD BEARING SOUTH          DEGREES 54 MINUTES 15 SECONDS EAST, A CHORD DISTANCE OF 168.78 FEET, THENCE ALONG THE ARC OF SAID CURVE FOR A DISTANCE OF 169.41 FEET TO A POINT OF TANGENCY; THENCE SOUTH 32 DEGREES 29 MINUTES 38 SECONDS EAST FOR A DISTANCE OF 73.24 FEET; THENCE SOUTH 34 DEGREES 27 MINUTES 24 SECONDS EAST FOR A DISTANCE OF 82.24 FEET; THENCE SOUTH 25 DEGREES 31 MINUTES 30 SECONDS FOR A DISTANCE OF 282.86 FEET TO A POINT ON THE NORTH RIGHT-OF-WAY LINE         TH STREET (ALSO KNOWN AS JOSEPHINE STREET) (A 100 FOOT RIGHT-OF-WAY         ENT AS NOW LAID OUT); THENCE SOUTH 71 DEGREES 38 MINUTES 38 SECONDS          LONG SAID NORTH RIGHT-OF-WAY LINE FOR A DISTANCE OF 938.05 FEET TO A POINT ON THE WESTERLY LINE OF LOT 4, BLOCK 19 OF SAID A.W. BARRS FLAT AND DIVISION OF THE SEYMOUR PICKETT GRANT, SAID POINT ALSO BEING THE         Y LINE OF SEMINOLE GARDENS SUBDIVISION, AS RECORDED IN MAP BOOK 9,          02, PUBLIC RECORDS OF VOLUSIA COUNTY; FLORIDA; THENCE NORTH 18 DEGREES 25 MINUTES 13 SECONDS WEST ALONG THE SAID WESTERLY LINE FOR A         E OF 2707.41 FEET TO A POINT ON THE SOUTH LINE OF LOT 4, MODEL LAND         Y AT NEW SMYRNA BEACH SUBDIVISION, AS RECORDED IN MAP BOOK 4, PAGE          RECORDED IN MAP BOOK 16, PAGE 71, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA; THENCE SOUTH 71 DEGREES 45 MINUTES 42 SECONDS WEST ALONG SAID         TH LINE FOR A DISTANCE OF 273.31 FEET TO THE SOUTHWEST CORNER OF SAID LOT         AID POINT ALSO BRING THE EASTERLY RIGHT-OF-WAY LINE OF SOUTH MYRTLE         UB (A RIGHT-OF-WAY VARIES); THENCE NORTH 23 DEGREES 15 MINUTES 25 SECONDS WEST ALONG THE WEST LINE OF SAID LOT 4, MODEL LAND COMPANY FOR A DISTANCE OF 2632.99 FEET TO THE NORTHWEST CORNER OF LOT 17, BLOCK 1.F.8.8AMS          DIVISION OF LOT 11, OF THE MODEL LAND COMPANY AT NEW SMYRNA LAND DIVISION, AS RECORDED IN MAP BOOK 4, PAGE 126 ALSO RECORDED IN MAP BOOK          PAGE 90, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA ALSO BRING THE SOUTHERLY RIGHT-OF-WAY LINE OF CLINCH STREET (A 30 FOOT RIGHT-OF-WAY) AS SHOWN ON SAID F.S. SAM’S SUBDIVISION AND SAID CLINCH STREET BRING THE SAME         LD STREET AS DESCRIBED IN OFFICIAL RECORDS BOOK 5401, PAGES 3437 THROUGH THE PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA; THENCE NORTH 73 DEGREES 51 MINUTES 45 SECONDS EAST ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE FOR         7 FEET TO A POINT OF INTERSECTION WITH THE EASTERLY RIGHT-OF-WAY LINE SOUTH MYRTLE

DG Rail Holdings 8 LLC-Deed

EXHIBIT “A” TO ATTACHMENT 1 (New Smyrna Beach Yard Properties Sold)

STREET (A 60 FOOT RIGHT-OF-WAY AS NOW LAID OUT); THENCE NORTH          DEGREES 30 MINUTES 29 SECONDS WEST ALONG THE EASTERLY, RIGHT-OF-WAY LINE         AID SOUTH MYRTLE STREET FOR A DISTANCE OF 1047.05 FIRST TO THE POINT OF BEGINNING.

THE ABOVE DESCRIBED PARCEL CONTAINS 183.455 ACRES MORE OR LESS.

TOGETHER WITH;

PARCEL B

PORTION OF LOT 13, F. S. SAM’S SUBDIVISION OF LOT 12, OF THE MODEL LAND         ANY AT NEW SMYRNA SUBDIVISION, AS RECORDED IN MAP BOOK 4, PAGE 49, AS RECORDED IN MAP BOOK 12, PAGE 108, PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA AS DESCRIBED IN OFFICIAL RECORDED BOOK 5401, PAGES 3437 THROUGH         , PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA. BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

        OF LOT 13, OF F.S. SAM’S SUBDIVISION OF LOT 12, OF THE MODEL LAND COMPANY NEW SMYRNA, FLORIDA, AS PER MAP IN MAP BOOK 4, PAGE 49 OF THE PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF FIELD STRET AND SOUTH MYRTLE AVENUE         W LAID OUT AND USED AND RUNNING THENCE ALONG SOUTH MYRTLE AVENUE          NORTHWESTERLY DIRECTION 177.5 FEET, THENCE IN A SOUTHWESTERLY DIRECTION 46.55 FEET, THENCE IN A SOUTHEASTERLY DIRECTION 179.51 FEET, THENCE NORTHEASTERLY DIRECTION 130.86 FEET, BACK TO THE PLACE OF BEGINNING. THE LAND MAY ALSO BE DESCRIBED AS:

         LOT 13, OF F.S. SAM’S SUBDIVISION OF LOT 12, OF THE MODEL LAND COMPANY, NEW SMYRNA, FLORIDA, AS PER MAP IN MAP BOOK 4, PAGE 49 OF THE PUBLIC RECORDS OF VOLUSIA COUNTY, FLORIDA BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF FIELD STREET AND SOUTH MYRTLE AVENUE NOW LAID OUT AND SUED, AND RUNNING THENCE NORTH 26º22’00” WEST ALONG SOUTH MYRTLE AVENUE, A DISTANCE OF 177.50 FEET, THENCE SOUTH 65º00’00” WEST, A DISTANCE OF 46.55 FEET; THENCE SOUTH 01º07’42” WEST, A DISTANCE OF 179.53 FEET, NORTH 72º08’25” EAST, A DISTANCE OF 130.86 FEET TO THE POINT OF TANGENCY.

THE ABOVE DESCRIBED PARCEL CONTAINS 0.350 ACRES MORE OR LESS.

DG Rail Holdings 8 LLC-Deed

Schedule VIII Attachment (iii)

FEC	Florida East Coast RAILWAY

Railway Property Outside Bounds of Normal Right-of-Way

Parcel No.	General Description		Leased/Occupied by Others
	County	Location
5.3	Duval	Garden Street – N. End TOFC Yard	Yes
7.1	Duval	7160 Phillips Hwy – Bowden Entrance	Yes
7.2	Duval	7162 Phillips Hwy	Yes
7.35	Duval	Phillips Hwy	Yes
7.5	Duval	Eastside of Bowden Yard	Yes
36	St. Johns	West of R/W MP 36 to 37
36.2	St. Johns	East of R/W front US1 Lamon St. to Hwy Bridge	Yes
MJ 2/4	St. Johns	Extra width R/W E&W side MP M32 to MJ4	Yes
MJ 4	St. Johns	E side of R/W N&S of MP MJ4
MJ 4/6	St. Johns	Extra width R/W E&W side MP MJ4 to MJ8
MJ 6/8	St. Johns	Extra width R/W E&W side MP MJ8 to MJ10
MJ 8.5	St. Johns	W of R/W south of Datil Pepper Road
MJ 8/10	St. Johns	Extra width R/W E&W side MP MJ8 to MJ10
MJ 10/12	St. Johns	Extra width R/W MP MJ10 to MJ12
MJ 12/14	St. Johns	Extra width R/W MP MJ12 to MJ14
MJ 14/16	St. Johns	Extra width R/W MP MJ14 to MJ16
MJ 15.4	St. Johns	E side of R/W north of I-95
MJ 16	St. Johns	Extra width of R/W MP MJ16 to MJ16.5
MJ 16.1	St. Johns	E side of R/W south of SR 204
MJ 16.2	St. Johns	W side of R/W south of SR 204	Yes
42	St. Johns	Lot 8, S. Augustine Industrial Park
MJ 17.1	Flagler	E of R/W south of Pellcer Creek
MJ 17.2	Flagler	W of R/W south of Pellcer Creek
MJ 18/20	Flagler	E & W of R/W MP MJ18.1 to MJ20
MJ 20/22	Flagler	E & W of R/W MP MJ20 to MJ22
MJ 22/24	Flagler	E & W of R/W MP MJ22 to MJ24
MJ 24/28	Flagler	E & W of R/W MP MJ24 to MJ28
MJ 25/28	Flagler	E & W of R/W MP MJ26 to MJ28
MJ 28/29	Flagler	E & W of R/W MP MJ28 to MJ29
99.05	Volusia	East of R/W
100.1	Volusia	E&W R/W North of Hull Road
100.3	Volusia	E&W R/W South of Hull Road
109.1	Volusia	E side of N&S of Cypress	Yes
109.5	Volusia	E side of N of Volusia Ave., Daytona	Yes
109.6	Volusia	W side N of Volusia Ave.	Yes
112.5	Volusia	W Side of R/W at Big Tree Rd.

Parcel No.	General Description		Leased/Occupied by Others
	County	Location
124.6C	Volusia	W Side of R/W Camel & Citron, NSB
Add1	Volusia	National Gardens – Transfer from FDC
151.2	Brevard	W of R/W – Jay Jay	Yes
154.1	Brevard	E or R/W 8 of Julia St. Titusville
164.2	Brevard	W of R/W N of Julia St. Titusville
164.4	Brevard	W of R/W between Julia & South St., Titusville
169	Brevard	Lots – Beau Geste Road
169A	Brevard	NE of TOFC City Point	Yes
169B	Brevard	S of Entrance Rd., City Point
169D	Brevard	S side of Cidco Rd., City Point	Yes
169E	Brevard	Lots within City Point
173	Brevard	US Hwy 1 & Poinsett Dr., Cocoa	Yes
175B	Brevard	W side of R/W at Eyster Blvd. – Access Rd and ac.
194	Brevard	E Side of R/W between Fee & Lincoln	Yes
195	Brevard	W side of R/W at Jemigan Ave., Melbourne	Yes
212.4	Indian River	W side of R/W at S end of Bridge, Sebastian
225A	Indian River	E side of R/W S of 46th St., Gifford	Yes
227A	Indian River	E side of R/W between 18th & 20th St., Varo	Yes
32050A	St. Lucie	W of R/W Indian Wells Golf Course, Ft. Pierce	Yes
32051	St. Lucie	W of R/W at Orange Ave., Ft. Pierce	Yes
32052X	St. Lucie	W side of Pt. Pierce Yard	Yes
K17	St. Lucie	E&W of R/W at MP K17.9
K19	St. Lucie	E&W of R/W at MP K19.3
K20	St. Lucie	E&W of R/W at MP K20.7
K22	St. Lucie	E&W of R/W at MP K22
264	Martin	Lot in Gran Park at Port Salerno	Yes
K 274B	Martin	E side of R/W S of Gleason St., Hobe Sound
K26A&B	Martin	E&W of R/W MP K26.2
K29	Martin	E&W of R/W MP K28.9, Marcy
K32	Martin	W of R/W MP K32.7, Bessemer
K38	Martin	W of R/W MP K36.5, Port Mayaca
K 40A&B	Martin	W of R/W MP K40.1, Port Mayaca
261	Palm Beach	E&W side of R/W S of County Line Rd., Tequesta	Yes
295	Palm Beach	15th Street, Lewis Terminals, Riviera Beach	Yes
305	Palm Beach	W Side of R/W 7th to 13th St., Lake Worth
321	Palm Beach	E&W of R/W N of Yamato Rd., Boca Raton	Yes
K45.2	Palm Beach	W of R/W at MP K45.2, Sand Cut	Yes
K49	Palm Beach	E&W of R/W adjacent to Hwy 44t, Canal Point
K52.6	Palm Beach	W of R/W N of US Hwy 441, Pahokee
K56	Palm Beach	W of R/W at MP K56.1, Cardwall
K60	Palm Beach	W of R/W fronting US 441, Belle Glade	Yes
K 61A	Palm Beach	W of R/W part Station Grounds, Belle Glade	Yes

Parcel No.	General Description		Leased/Occupied by Others
	County	Location
K 61B	Palm Beach	E of R/W part Station Grounds, Belle Glade	Yes
K64	Palm Beach	S of R/W at SR 25, South Bay
K65	Palm Beach	N of R/W at SR 25, South Bay	Yes
K70	Palm Beach	East of R/W – Wye Lake Harbor	Yes
*Add4	Palm Beach	Lewis Terminal-Yelvington parcel transf. from FDC	Yes
332	Broward	E side of R/W NE 6th to S of NE 1st, Pompano
333	Broward	Railway Market Property N of Hammonville Rd.	Yes
342	Broward	E side of R/W SW 17th & SW 1st Ave., Ft. L.	Yes
343	Broward	W side of R/W SW 25 to SW 27, Ft. Lauderdale	Yes
348	Broward	E of Main Line Taft to Garfield, Hollywood	Yes
361	Dade	E&W of R/W S of NE 59th St., Miami
LR 3	Dade	N side of R/W NW 27th Ave. to NW 30th Ave.	Yes
LR 62R	Dade	S side of R/W NW 62nd St. & NW 26th Ave.	Yes
LR 65R	Dade	S side of R/W NW 32nd Ave. & NW 65th St.
LR 4A	Dade	S side of R/W at NW 37th Ave., Miami	Yes
ML 0.5	Dade	N side R/W at NW 74th & NW 69th Ave. Included

*	Parcel Add4 – Palm Beach/Lewis Terminal Excluded

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

Duval

The Florida East Coast Railway, LLC main track right of way in Duval County, Florida lying between Beaver Street located at Railway Mile Post N1.5 and the Duval/St.Johns County line located at Railway Mile Post 18.1 running through the following sections:

SECTION	TOWNSHIP	RANGE

10	2S	26E
11	2S	26E
42	2S	26E
56	2S	26E
44	2S	26E
46	2S	27E
47	2S	27E
44	2S	27E
[ ]	2S	27E
6	3S	27E
56	3S	27E
16	3S	27E
21	3S	27E
22	3S	27E
27	3S	27E
34	3S	27E
53	3S	27E
66	3S	27E
52	4S	27E
47	4S	27E
2	4S	27E
1	4S	27E
12	4S	27E
7	4S	28E
18	4S	28E
17	4S	28E
19	4S	28E
20	4S	28E
29	4S	28E
28	4S	28E
33	4S	28E
48	4S	28E
34	4S	28E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. JOHNS

The Florida East Coast Railway, LLC main track right of way in St. Johns County, Florida lying between the Duval/St. Johns County line located at Railway Mile Post 18.1 and the Moultrie Junction in St. Augustine, Florida located at Railway’s Mile Post 37/MJ0 running through the following sections:

SECTION	TOWNSHIP	RANGE

3	5S	28E
2	5S	28E
11	5S	28E
12	5S	28E
13	5S	28E
14	5S	28E
37	5S	28E
24	5S	28E
45	5S	28E
19	5S	29E
41	5S	29E
30	5S	29E
29	5S	29E
32	5S	29E
33	5S	29E
4	6S	29E
5	6S	29E
45	6S	29E
95	6S	29E
9	6S	29E
50	6S	29E
51	6S	29E
52	6S	29E
53	6S	29E
36	6S	29E
1	7S	29E
49	7S	29E
55	7S	30E
44	7S	30E
57	7S	30E
45	7S	30E
46	7S	30E
47	7S	30E
7	7S	30E
18	7S	30E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. JOHNS

Together with the Florida East Coast Railway, LLC main track right of way in St. Johns County, Florida being a portion of the former main track right-of-way, formerly known as the East Palatka Branch, lying between Moultrie Junction in St. Augustine, Florida located at Railway’s Mile Post 37/MJO and the end of the lead track right of way at Railway’s Mile Post 43.15 (now known as the Wilber Wright Lead) running through the following sections:

SECTION	TOWNSHIP	RANGE

18	7S	30E
41	7S	29E
45	7S	29E
43	7S	29E
23	7S	29E
22	7S	29E
27	7S	29E
55	7S	29E
34	7S	29E
33	7S	29E
4	8S	29E

Together with the Florida East Coast Railway, LLC Moultrie Cutoff right-of-way (now known as the main line right of way) in St. Johns County, Florida lying between the Moultrie Junction in St. Augustine, Florida located at Railway’s Mile Post 37/MJ0 and the St. Johns/Flagler County line located at Railway’s Mile Post MJ-17.1, now known as Mile Post 54.1, running through the following sections:

SECTION	TOWNSHIP	RANGE

18	7S	30E
41	7S	29E
45	7S	29E
24	7S	29E
25	7S	29E
36	7S	29E
1	8S	29E
12	8S	29E
48	8S	29E
38	8S	29E
13	8S	29E
24	8S	29E
19	8S	30E
30	8S	30E
45	8S	30E
31	8S	30E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. JOHNS

SECTION	TOWNSHIP	RANGE

6	9S	30E
7	9S	30E
18	9S	30E
19	9S	30E
30	9S	30E
29	9S	30E
32	9S	30E
5	10S	30E
8	10S	30E
47	10S	30E

Together with said Railway’s Moultrie Cutoff (main line) right-of-way lying between the meander lines between Sections 12 and 48 in township 8 South, Range 29 East.

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

FLAGLER

The Florida East Coast Railway, LLC Moultrie Cutoff right of way (now known as the main line right of way) in Flagler County, Florida lying between the St. Johns/Flagler County line located at Railway’s Mile Post MJ 17.1, now knows as Mile Post 54.1, and Bunnell, Florida located at Mile Post MJ-29.46, now known as Mile Post 66.46, running through the following sections:

SECTION	TOWNSHIP	RANGE

47	10S	30E
17	10S	30E
20	10S	30E
29	10S	30E
32	10S	30E
33	10S	30E
4	11S	30E
9	11S	30E
16	11S	30E
21	11S	30E
28	11S	30E
33	11S	30E
34	11S	30E
3	12S	30E
10	12S	30E

Together with said Railway’s main line right of way in Flagler County, Florida lying between Bunnell, Florida located at Railway’s Mile Post 66.46 and the Flagler/Volusia County line located at Railway’s Mile Post 97.13 running through the following sections:

SECTION	TOWNSHIP	RANGE

10	12S	30E
15	12S	30E
14	12S	30E
23	12S	30E
24	12S	30E
25	12S	30E
36	12S	30E
31	12S	31E
32	12S	31E
5	13S	31E
8	13S	31E
9	13S	31E
16	13S	31E
21	13S	31E
22	13S	31E
27	13S	31E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

VOLUSIA

The Florida East Coast Railway, LLC main track right of way in Volusia County, Florida lying between the Flagler/Volusia County line located at Railway’s mile Post 97.13 and the Volusia/Brevard County line located at Railway’s Mile Post 141.57 running through the following sections:

SECTION	TOWNSHIP	RANGE

26	13S	31E
35	13S	31E
36	13S	31E
1	14S	31E
6	14S	32E
38	14S	32E
8	14S	32E
39	14S	32E
40	14S	32E
41	14S	32E
42	14S	32E
37	15S	33E
38	15S	33E
39	15S	33E
40	15S	33E
44	15S	33E
28	15S	33E
33	15S	33E
4	16S	33E
3	16S	33E
41	16S	33E
10	16S	33E
15	16S	33E
22	16S	33E
27	16S	33E
38	16S	33E
34	16S	33E
3	17S	33E
2	17S	33E
40	17S	33E
1	17S	33E
12	17S	33E
7	17S	34E
38	17S	34E
40	17S	34E
41	17S	34E
44	17S	34E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

VOLUSIA

SECTION	TOWNSHIP	RANGE

46	17S	34E
47	17S	34E
49	17S	34E
50	17S	34E
51	17S	34E
52	17S	34E
32	17S	34E
33	17S	34E
3	18S	34E
2	18S	34E
11	18S	34E
48	18S	34E
13	18S	34E
24	18S	34E
25	18S	34E
30	18S	35E
31	18S	35E
6	19S	35E
7	19S	35E
3	19S	35E
19	19S	35E
30	19S	35E
31	19S	35E
44	19S	35E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BREVARD

The Florida East Coast Railway, LLC main track right of way in Brevard County, Florida lying between the Volusia/Brevard County line located at Railway’s Mile Post 141.57 to the Brevard/Indian River County line located at Railway’s Mile Post 212.18 running through the following sections:

SECTION	TOWNSHIP	RANGE

39	20S	35E
40	20S	35E
43	20S	35E
6	20S	35E
7	20S	35E
8	20S	35E
44	20S	35E
38	20S	35E
45	20S	35E
41	20S	35E
32	20S	35E
33	20S	35E
4	21S	35E
9	21S	35E
16	21S	35E
21	21S	35E
28	21S	35E
33	21S	35E
34	21S	35E
3	22S	35E
10	22S	35E
15	22S	35E
22	22S	35E
27	22S	35E
26	22S	35E
35	22S	35E
36	23S	35E
1	23S	35E
12	23S	35E
13	23S	35E
24	23S	35E
25	23S	35E
36	23S	35E
31	23S	36E
6	24S	36E
7	24S	36E
8	24S	36E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BREVARD

SECTION	TOWNSHIP	RANGE

17	24S	36E
18	24S	36E
20	24S	36E
21	24S	36E
28	24S	36E
33	24S	36E
4	25S	36E
9	25S	36E
10	25S	36E
15	25S	36E
14	25S	36E
23	25S	36E
26	25S	36E
35	25S	36E
36	25S	36E
1	26S	36E
12	26S	36E
13	26S	36E
18	26S	37E
19	26S	37E
30	26S	37E
31	26S	37E
32	26S	37E
5	27S	37E
8	27S	37E
9	27S	37E
16	27S	37E
21	27S	37E
28	27S	37E
37	27S	37E
34	27S	37E
3	28S	37E
2	28S	37E
11	28S	37E
14	28S	37E
13	28S	37E
24	28S	37E
25	28S	37E
30	28S	38E
31	28S	38E
6	29S	38E
5	29S	38E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BREVARD

SECTION	TOWNSHIP	RANGE

8	29S	38E
17	29S	38E
16	29S	38E
21	29S	38E
28	29S	38E
27	29S	38E
33	29S	38E
34	29S	38E
3	30S	38E
10	30S	38E
11	30S	38E
14	30S	38E
23	30S	38E
Fleming Grant	30S	38E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

INDIAN RIVER

The Florida East Coast Railway, LLC main track right of way in Indian River County, Florida lying between the Brevard/Indian River County line located at Railway’s Mile Post 212.18 and the Indian River/St. Lucie County line located at Railway’s Mile Post 233.44 running through the following sections:

SECTION	TOWNSHIP	RANGE

21	30S	38E
31	30S	39E
6	31S	39E
7	31S	39E
8	31S	39E
17	31S	39E
20	31S	39E
21	31S	39E
28	31S	39E
29	31S	39E
33	31S	39E
4	32S	39E
3	32S	39E
10	32S	39E
15	32S	39E
22	32S	39E
23	32S	39E
36	32S	39E
35	32S	39E
2	33S	39E
1	33S	39E
12	33S	39E
13	33S	39E
24	33S	39E
19	33S	40E
30	33S	40E
31	33S	40E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. LUCIE

The Florida East Coast Railway, LLC main track right of way in St. Lucie County, Florida between the Indian River/St. Lucie County line located at Railway’s Mile Posts 233.44 and the St. Lucie/Martin County line located at Railway’s Mile Post 255.30 running through the following sections:

SECTION	TOWNSHIP	RANGE

6	34S	40E
5	34S	40E
8	34S	40E
17	34S	40E
16	34S	40E
20	34S	40E
21	34S	40E
28	34S	40E
33	34S	40E
34	34S	40E
3	35S	40E
10	35S	40E
15	35S	40E
22	35S	40E
23	35S	40E
26	35S	40E
35	35S	40E
36	35S	40E
1	36S	40E
12	36S	40E
7	36S	41E
18	36S	41E
19	36S	41E
30	36S	41E
29	36S	41E
32	36S	41E
5	37S	41E
4	37S	41E
9	37S	41E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. LUCIE

Together with the Florida East Coast Railway, LLC K-Branch track right of way in St. Lucie County, Florida between Ft. Pierce located at Railway’s Mile Post K-0 and the St. Lucie/Martin County line located at Railway’s Mile Post K-22.13 running through the following sections:

SECTION	TOWNSHIP	RANGE

23	35S	40E
22	35S	40E
27	35S	40E
28	35S	40E
29	35S	40E
30	35S	40E
31	35S	40E
36	36S	39E
1	36S	39E
2	36S	39E
11	36S	39E
10	36S	39E
15	36S	39E
16	36S	39E
21	36S	39E
20	36S	39E
29	36S	39E
30	36S	39E
31	36S	39E
36	36S	38E
1	37S	38E
2	37S	38E
11	37S	38E
10	37S	38E
15	37S	38E
16	37S	38E
21	37S	38E
20	37S	38E
29	37S	38E
30	37S	38E
31	37S	38E
36	37S	37E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

MARTIN

The Florida East Coast Railway, LLC main track right of way in Martin County, Florida lying between the St. Lucie/Martin County line located at Railway’s Mile Post 255.30 and the Martin/Palm Beach County line located at Railway’s Mile Post 280.55 running through the following sections:

SECTION	TOWNSHIP	RANGE

16	37S	41E
15	37S	41E
22	37S	41E
27	37S	41E
28	37S	41E
33	37S	41E
32	37S	41E
5	38S	41E
4	38S	41E
9	38S	41E
10	38S	41E
15	38S	41E
1	38S	41E
25	38S	41E
30	38S	42E
29	38S	42E
32	38S	42E
5	39S	42E
37	39S	42E
27	39S	42E
26	39S	42E
35	39S	42E
2	40S	42E
11	40S	42E
12	40S	42E
13	40S	42E
24	40S	42E

Together with the Florida East Coast Railway, LLC K-Branch track right of way in martin County, Florida lying between the St. Lucie/Martin County line located at Railway’s Mile Post K-22.13 and the Martin/Palm Beach County line located at Railway’s Mile Post K-42.l6 running through the following sections:

SECTION	TOWNSHIP	RANGE

1	38S	37E
2	38S	37E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

MARTIN

SECTION	TOWNSHIP	RANGE

11	38S	37E
10	38S	37E
15	38S	37E
16	38S	37E
21	38S	37E
20	38S	37E
29	38S	37E
32	38S	37E
5	39S	37E
4	39S	37E
9	39S	37E
16	39S	37E
15	39S	37E
22	39S	37E
23	39S	37E
26	39S	37E
35	39S	37E
2	40S	37E
11	40S	37E
14	40S	37E
23	40S	37E
26	40S	37E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

PALM BEACH

The Florida East Coast Railway, LLC main track right of way in Palm Beach County, Florida lying between the Martin/Palm Beach County line located at Railway’s Mile Post 280.55 and the Palm Beach/Broward County line located at Railway’s Mile Post 326.65 running through the following sections:

SECTION	TOWNSHIP	RANGE

25	40S	42E
30	40S	43E
31	40S	43E
36	40S	43E
1	41S	43E
6	41S	43E
12	41S	43E
13	41S	43E
24	41S	43E
25	41S	43E
36	41S	43E
1	42S	43E
6	42S	43E
7	42S	43E
18	42S	43E
17	42S	43E
20	42S	43E
29	42S	43E
28	42S	43E
33	42S	43E
4	43S	43E
9	43S	43E
16	43S	43E
21	43S	43E
28	43S	43E
33	43S	43E
4	44S	43E
9	44S	43E
16	44S	43E
21	44S	43E
28	44S	43E
27	44S	43E
34	44S	43E
3	45S	43E
10	45S	43E
15	45S	43E
22	45S	43E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

PALM BEACH

SECTION	TOWNSHIP	RANGE

21	45S	43E
28	45S	43E
33	45S	43E
4	46S	43E
9	46S	43E
16	46S	43E
21	46S	43E
20	46S	43E
29	46S	43E
32	46S	43E
5	47S	43E
8	47S	43E
17	47S	43E
20	47S	43E
19	47S	43E
30	47S	43E
31	47S	43E

Together with the Florida East Coast Railway, LLC K-Branch track right of way in Palm Beach County, Florida lying between the Martin/Palm Beach County line located at Railway’s Mile Post K42.16 and the end of said Railway’s ownership in Lake Harbor, Florida located at Railway’s Mile Post K70.88 running through the following sections:

SECTION	TOWNSHIP	RANGE

35	40S	37E
11	41S	37E
10	41S	37E
14	41S	37E
15	41S	37E
4	42S	37E
9	42S	37E
8	42S	37E
17	42S	37E
20	42S	37E
29	42S	37E
32	42S	37E
5	43S	37E
8	43S	37E
17	43S	37E
20	43S	37E
19	43S	37E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

PALM BEACH

SECTION	TOWNSHIP	RANGE

30	43S	37E
11	43S	37E
36	43S	36E
12	44S	36E
13	44S	36E
14	44S	36E
11	44S	36E
10	44S	36E
14	44S	36E
15	44S	36E
16	44S	36E
9	44S	36E
17	44S	36E
8	44S	36E
18	44S	36E
7	44S	36E
12	44S	35E
11	44S	35E
2	44S	35E

Together with that portion of said Railway’s K-Branch right of way that lies west of the Meander line of Lake Okeechobee said Meander line being the west boundary line of the following sections:

SECTION	TOWNSHIP	RANGE

2	41S	37E
11	41S	37E
14	41S	37E
10	41S	37E
15	41S	37E
23	41S	37E
22	41S	37E
27	41S	37E
34	41S	37E
33	41S	37E
4	42S	37E
5	42S	37E

Together with that portion of said Railway’s K-Branch right of way that runs across Lot I (or Block I) of the Hiatus between Township 44 South, Range 36 East and Township 44 South, Range 37 East.

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BROWARD

The Florida East Coast Railway, LLC main track right of way in Broward County, Florida lying between the Broward/Palm Beach County line located at Railway’s Mile Post 326.65 and the Broward/Dade County line located at Railway’s Mile Post 351.32 running through the following sections:

SECTION	TOWNSHIP	RANGE

31	47S	43E
6	48S	43E
1	48S	42E
12	48S	42E
13	48S	42E
24	48S	42E
25	48S	42E
26	48S	42E
35	48S	42E
2	49S	42E
11	49S	42E
14	49S	42E
23	49S	42E
26	49S	42E
35	49S	42E
34	49S	42E
3	50S	42E
10	50S	42E
15	50S	42E
22	50S	42E
27	50S	42E
26	50S	42E
34	50S	42E
3	51S	42E
10	51S	42E
15	51S	42E
22	51S	42E
27	51S	42E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

DADE

The Florida East Coast Railway, LLC main track right of way in Dade County, Florida lying between the Broward/Dade County line located at Railway’s Mile Post JSI:32 and the Little River Junction in Little River, Florida located at Railway’s Mile Post 360.78/LR0 running through the following sections:

SECTION	TOWNSHIP	RANGE

34	51S	42E
3	52S	42E
10	52S	42E
9	52S	42E
16	52S	42E
21	52S	42E
20	52S	42E
29	52S	42E
32	52S	42E
31	52S	42E
6	53S	42E
7	53S	42E

Together with the Florida East Coast Railway, LLC Miami Belt line right of way (now known as the main line right of way) lying between the Little River Junction in Little River, Florida at Railway’s Mile Post 360.78/LR0, (now known as Mile Post 361) and Hialeah Yard in Hialeah, Florida located at Railway’s Mile Post LR8 (now known as Mile Post 369) running through the following sections:

SECTION	TOWNSHIP	RANGE

7	53S	42E
12	53S	41E
11	53S	41E
10	53S	41E
9	53S	41E
8	53S	41E
7	53S	41E
12	53S	40E
13	53S	40E
14	53S	40E

Together with the Florida East Coast Railway, LLC Miami Belt right of way (now known as the South Little River Branch) lying between Hialeah Yard at Railway’s Mile Post LR8 and Railway’s Mile Post LR13 running through the following sections:

SECTION	TOWNSHIP	RANGE

14	53S	40E
35	53S	40E
2	54S	40E
11	54S	40E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

DADE

Together with any portion of said Railway’s South Little River Branch lying within the Hiatus between Section 35, Township 53 South, Rand 40 East and Section 2, Township 54 South, Range 40 East.

Together with the Florida East Coast Railway, LLC former main track right of way and the former Dodge Island lead (now known as the Port Industrial Lead) lying between Little River Junction in Little River, Florida located at Mile Post 360.78/PL0 and the Port of Miami located at Railway’s Mile Post PL5 running through the following sections:

SECTION	TOWNSHIP	RANGE

7	53S	42E
18	53S	42E
19	53S	42E
25	53S	41E
36	53S	41E
1	54S	41E
6	54S	42E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

DUVAL COUNTY

Mercury Road Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in Duval Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 4 and Mile Post 5 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
5	3S	27E
6	3S	27E

South Jacksonville Industrial Park Lead

The Florida East Coast Railway, LLC Lead Track right of way in Duval County, Florida, departing westerly from the Railway’s main track right of way between Mile Post 11 and Mile Post 12 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
2	4S	27E

Bayard Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in Duval County, Florida, departing westerly from the Railway’s main track right of way between Mile Post 15 and Mile Post 16 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
20	4S	28E
19	4S	28E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

VOLUSIA

Edgewater Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in Volusia Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 126 and Mile Post 127 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
52	17S	34E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BREVARD COUNTY

Titusville Lead

The Florida East Coast Railway, LLC Lead Track right of way in Brevard Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 154 and Mile Post 155 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
3	22S	35E

Cidco Industrial Park Lead

The Florida East Coast Railway, LLC Lead Track right of way in Brevard Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 168 and Mile Post 169 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
3	35S	40E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

ST. LUCIE COUNTY

Ft. Pierce Union Carbide Lead

The Florida East Coast Railway, LLC Lead Track right of way in St. Lucie Country, Florida, departing easterly from the Railway’s main track right of way between Mile Post 240 and Mile Post 241 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
3	35S	40E

Ft. Pierce Fishermans Wharf Lead

The Florida East Coast Railway, LLC Lead Track right of way in St. Lucie Country, Florida, departing easterly from the Railway’s main track right of way between Mile Post 240 and Mile Post 241 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
3	35S	40E

Ft. Pierce Farmer’s Market Lead

The Florida East Coast Railway, LLC Lead Track right of way in St. Lucie Country, Florida, departing southerly from the Railway’s K-Branch right of way between Mile Post K-1 and Mile Post K-2 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
28	35S	40E
27	35S	40E

Ft. Pierce K-4 Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in St. Lucie Country, Florida, departing southwesterly from the Railway’s K-Branch right of way between Mile Post K-4 and Mile Post K-5 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
31	35S	40E
36	36S	39E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

PALM BEACH COUNTY

Lewis Terminal Industrial Park and Mangonia Park Lead

The Florida East Coast Railway, LLC Lead Track right of way in Palm Beach Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 294 and Mile Post 295 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
33	42S	43E
32	42S	43E
28	42S	43E
29	42S	43E
5	43S	43E

Camp Griffin Lead

The Florida East Coast Railway, LLC Lead Track right of way in Palm Beach Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 323 and Mile Post 324 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
3	35S	40E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

BROWARD COUNTY

Pompano Market Lead

The Florida East Coast Railway, LLC Lead Track right of way in Palm Broward Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 332 and Mile Post 333 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
35	48S	42E
34	48S	42E
27	48S	42E

Nelco Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in Palm Broward Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 343 and Mile Post 344 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
22	50S	42E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

DADE COUNTY

North Miami Industrial Lead

The Florida East Coast Railway, LLC Lead Track right of way in Dade Country, Florida, departing westerly from the Railway’s main track right of way between Mile Post 355 and Mile Post 356 and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
16	52S	42E

Ball Park Lead

The Florida East Coast Railway, LLC Lead Track right of way in Dade Country, Florida, departing southerly from the Railway’s Miami Belt Line right of way (now known as the main line right of way) between LR 3 (now known as Mile Post 364) and LR 4 (now known as Mile Post 365) and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
10	53S	41E
15	53S	41E

Central Industrial Sites and Dupuis Industrial Center Lead

The Florida East Coast Railway, LLC Lead Track right of way in Dade Country, Florida, departing southerly from the Railway’s Miami Belt Line right of way (now known as the main line right of way) between LR 4 (now known as Mile Post 365) and LR 5 (now known as Mile Post 366) and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
9	53S	41E
16	53S	41E

LR 6 Wye Track

The Florida East Coast Railway, LLC Lead Track right of way in Dade County, Florida, departing northerly from the Railway’s Miami Belt Line right of way (now known as the main line right of way) between LR 6 (now known as Mile Post 367) and LR 7 (now known as Mile Post 368) and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
7	53S	41E

Attachment (ii)

Schedule 7(a)

Description of Main Track and

Lead Track Right of Way

MIAMI-DADE COUNTY

(continued)

Medley Lead

The Florida East Coast Railway, LLC Lead Track right of way in Dade Country, Florida, departing northwesterly from the Railway’s Miami Belt Line right of way (now known as the main line right of way) between LR 7 (now known as Mile Post 368) and LR 8 (now known as Mile Post 369) and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
14	53S	40E
11	53S	40E
10	53S	40E
3	53S	40E
4	53S	40E
33	52S	40E
32	52S	40E
29	52S	40E
30	52S	40E

Commence Park Lead

The Florida East Coast Railway, LLC Lead Track right of way in Dade Country, Florida, departing southwesterly from the Railway’s Miami Belt Line right of way (now known as the main line right of way) between LR 10 (now known as Mile Post 371) and LR 11 (now known as Mile Post 372) and lying in the following section(s):

SECTION	TOWNSHIP	RANGE
35	53S	40E
26	53S	40E

LESS AND EXCEPT:

Parcel Information Sheet

NOT A DEED – INFORMATION PURPOSES ONLY

T.S. No. 002

R/W Map Sheet No. 4, 5, 6, 9.

Tax Parcel No. 149530-0000, 206440-0000

Section 78010 F.P. No. 2104482	State Road No. 5	St. Johns County

Description

Parcel No. 102

A Part Of Section 18 And The Avice & Viel Grant, Section 37, in Township 7 South, Range 30 East, St. Johns County, Florida, Being More Particularly Described As Follows:

Commence At The Intersection Of The Westerly Existing Right Of Way Line Of Ribera Street (A Variable Width Right Of Way) With The Northerly Existing Right Of Way Line Of Saragossa Street (A Variable Width Right Of Way), Per Plat Of Model Land Co’s Subdivision As Recorded In Map Book 2, Page 44 Of The Public Records Of St. Johns County, Florida, In Section 18, Township 7 South, Range 30 East, Said St. Johns County, Florida; Thence South 80°58’02” West, Along Bald Northerly Existing Right Of Way Line And Its Westerly Prolongation, A Distance Of 634.22 Feet To A Point On The Baseline Of Survey Of State Road No. 5 (U.S. 1, A Variable Width Right Of Way Per Florida Department Of Transportation Right Of Way Map, Section No. 78010, FP. No. 2104482); Thence South 00°44’38” East, Along Said Baseline Of Survey, A Distance Of 183.90 Feet; Thence South 89°15’22” West, Departing Said Baseline Of Survey, A Distance Of 53.00 Feet To A Point On The Westerly Existing Right Of Way Line Of Said State Road No. 5 And The Point Of Beginning; Thence Continue South 89°15’ 22” West, Departing Said Westerly Existing Right Of Way Line, A Distance Of 4.83 Feet To A Point On A Curve Concave Northwesterly, Having A Radius Of 794.17 Feet, A Chord Bearing And Distance Of South 18°38’32” West; 527.22 Feet, Thence Southwesterly; Along The Arc Of Said Curve, Through A Central Angle Of 38°46’21”, An Arc Length Of 537.42 Feet; Thence’ North 51°58’17” West, A Distance Of 9.17 Feet To A Point On A Curve Concave Northwesterly, Having A Radius Of 785.00 Feet, A Chord Bearing And Distance Of South 48°46’32” West, 292.31 Feet, Thence Southwesterly, Along The Arc Of Said Curve Through A Central Angle Of 21°27’39”, An Arc Length Of 294.03 Feet; Thence South 59°29’22° West, Crossing into The Avice & Viel Grant, Section 37, Township 7 South, Range 30 East, Said St. Johns County, Florida, A Distance Of 467.75 Feet To A Point On A Curve Concave

Southeasterly, Having A Radius Of 743.00 Feet, A Chord Bearing And Distance Of South 53°23’59” West, 157.64 Feet; Thence Southwesterly, Along The Arc Of Said Curve Through A Central Angle 12°10’46”, An Arc Length Of 157.94 Feet; Thence North 85°28’04” East, A Distance Of 48.33 Feet To A Point On The Westerly Existing Right Of Way Line Of Said State Road No. 5 And A Point On A Curve Concave Southeasterly, Having A radius Of 889.62 Feet, A Chord Bearing And Distance Of North 55°00’06” East, 139.22 Feet; Thence Northeasterly, Along The Arc Of Said Curve, Through A Central Angle Of 08°58’31”, An Arc Length Of 139.36 Feet; Thence North 59°29’22” East, Crossing Into The Aforementioned Section 18, Township 7 South, Range 30 east, St. Johns County, Florida, A Distance Of 443.92 Feet To A Point On A Curve Concave Northwesterly, Having A Radius Of 749.68 Feet, A Chord Bearing And Distance Of North 57°50’20” East, 43.18 Feet; Thence Northeasterly, Along Said Westerly Existing Right Of Way Line And The Arc Of Said Curve Through A Central Angle Of 03°18’04”, An Arc Length Of 43.19 Feet; Thence South 33°48’42” East, A Distance Of 117.00 Feet To A Point On A Curve Concave Northwesterly Having A Radius Of 766.58 Feet, A Chord Bearing And Distance Of North 27 43’20” East, 730.77 Feet; Thence Northeasterly, Along Said Westerly Existing Right Of Way Line And The Arc Of Said Curve Through A Central Angle Of 56°55’56”, An Am Length Of 761.72 Feet; Thence North 00°44’38” West, Along Said Westerly Existing Right Of Way Line, A Distance Of 53.36 Feet To The Point Of Beginning.

Containing 0.893 Acres, More Or Less.

Parcel Description Approved By:

Date: 13 January 2010

Title Information

INFORMATION CONTAINED BELOW TO BE VERIFIED BY

RIGHT OF WAY ACQUISITION AGENT

BASED UPON TITLE REPORT THROUGH: 08/27/2009

Prepared by David A. Evans

HOMESTEAD PROPERTY YES        , NO

OWNED (01-GWD.12), FLORIDA EAST COAST RAILWAY, LLC.

Grantor(s)’ Mailing Address:

SUBORDINATE INTEREST:

Grantor(s)’ Mailing Address:

LESS AND EXCEPT:

Case No.: 06-016803 CACE 04

Parcel: B

EXHIBIT “A”

(Flagler Avenue)

A Portion of the Florida East Coast Railway right of way its Pompano Beach, Florida lying southerly of a line 45 feet north of and parallel with the westerly projection of the south right of way line of N.E. 3rd Street (30 foot right of way) and northerly of the westerly projection of the said right of way line of N.E. 1st Street (65 foot right of way) all being shown on the City of Pompano Beach Engineering Section Sheet Map No. 74 dated April 26, 1971, said portion also lying easterly of a line 50 east of and parallel with the centerline of the aforementioned main track and westerly of a line 100 feet east of and parallel with the centerline of the aforementioned main track said portion being more particularly described as follows;

beginning at the intersection of the westerly projection of the south right of way line of the aforementioned N.E. 1st Street and a line 50 feet easterly of and parallel with the centerline of the aforementioned main track; thence north 15°25’48 east, along a line 50 feet easterly of and parallel with the centerline of the aforementioned main track, a distance of 725.19 feet to a point on a line 45 feet north of and parallel with the westerly projection of the south right of way line of N.E 3rd Street; thence north 89°46’11” east along the aforementioned parallel line, 51.81 feet to an intersection with a line 100 feet easterly of and parallel with the centerline of the aforementioned main track; thence south 15°25’48” west, along a line 100 feet easterly of and parallel with the centerline of the aforementioned main track, a distance of 725.19 feet to the intersection with the westerly projection of the south right of way line of the aforementioned N.E. 1st Street; thence south 89°46’11” west along the aforementioned westerly projection of the south right of way line of the aforementioned N.E. 1st Street a distance of 51.81 feet to the point of beginning.

Said described parcel containing 36,259 square feet more or less.

Bearings referenced in the legal description are assumed, based on north 15°25’48” cast along the West right-of-way line of the Florida East Coast Railway lying in the south-half of the southeast quarter of Section 35, Township 48 South, Range 42 East.

LESS AND EXCEPT:

Item/Segment No. 2298972

(Section No. 93310-2503)

(04-01-09)

Parcel. No. 127          State Road 710          Palm Beach County      Description

A portion of PLAT No. 2 LEWIS TERMINALS; according to the plat thereof, as recorded in Plat Book 27, Page 42, of the Public Records of Palm Beach County, Florida, lying in Section 32, Township 42 South, Range 43 East Palm Beach County, Florida, being more particularly described as follows:

BEGIN at the intersection of the Westerly Existing C.S.X. Railroad Right of Way line per said PLAT NO. 2 LEWIS TERMINALS and the Northerly Existing Right of way line for State Road 710 (Beeline Highway), as shown on the Florida Department Transportation Right of Way Map for Item/Segment No. 2298972, Section No. 93310-2503; thence South 88°05’51” West along said Northerly Existing Right of Way line, a distance of 6.54 feet to a point on a curve, concave Northerly, having a chord, hearing of South 88°54’43” West; thence Westerly along said Northerly Existing Right of way line and said curve, having a radius of 11,419.16 feet, through a central angle of 01°37’43” for an arc distance of 324.60 feet to a point on the Westerly boundary line of said PLAT NO. 2 LEWIS TERMINALS and the end of said curve, thence North 02°25’31” East along said Westerly boundary line, a distance of 26.68 feet to a point on a curve concave Northerly, having a chord bearing of North 88°59’45” East, thence, Easterly along said curve, having a radius of 11,406.16 feet; through a central angle of 01°13’37”, for an arc distance of 245.86 feet to the end of said curve; thence North 88°22’46” East, a distance of 85.80 feet to a point on said Westerly C.S.X. Existing Railroad Right of Way line; thence South 02°25’31” West along said Westerly Existing Railroad Right of Way line, a distance of 27.02 feet to the POINT OF BEGINNING.

Containing 8,917 square feet, more or less.

LESS AND EXCEPT FROM THE NEW SMYRNA BEACH RAIL YARD ANY PORTION CONTAINED WITHIN THE FOLLOWING CONVEYANCE:

Quitclaim Deed and Grant of Easement dated December 20, 2007 by Florida East Coast Railway, L.L.C to FDG RAIL HOLDINGS 8 LLC in Volusia County has been recorded in Official Records Book 6173, Page 3151 on December 28, 2007.

LESS AND EXCEPT FROM THE RIGHT OF WAY DESCRIBED IN THE FOREGOING TWENTY-ONE PAGES, OTHER THAN WITH RESPECT TO ANY RESERVED EASEMENTS, ANY PORTION CONTAINED WITHIN THE FOLLOWING CONVEYANCES:

1.	Quitclaim Deed and Grant of Easement dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 8 LLC in Volusia County has been recorded in Official Records Book 6173, Page 3151 on December 28, 2007.

2.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 9 LLC in Volusia County has been recorded in Official Records Book 6173, Page 3168 on December 28, 2007.

3.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 7 LLC in Volusia County has been recorded in Official Records Book 6173, Page 3130 on December 28, 2007.

4.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 1 LLC in Duval County has been recorded in Official Records Book 14330, Page 426 on December 31, 2007.

5.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 6 LLC in Flagler County has been recorded in Official Records Book 1635, Page 1444 on December 31, 2007.

6.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 15 LLC in Indian River County has been recorded in Official Records Book 2231, Page 123 on December 28, 2007.

7.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 20 LLC in Martin County has been recorded in Official Records Book 2300, Page 980 on December 28, 2007.

8.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 31 LLC in Okeechobee County has been recorded in Official Records Book 645, Page 1008 on December 28, 2007.

9.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 21 LLC in Palm Beach County has been recorded in Official Records Book 22350, Page 1 on December 28, 2007.

10.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 4 LLC in Putnam County has been recorded in Official Records Book 1177, Page 1859 on December 28, 2007.

11.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 5 LLC in Putnam County has been recorded in Official Records Book 1177, Page 1864 on December 28, 2007.

12.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 2 LLC in St. Johns County has been recorded in Official Records Book 3026, Page 778 on December 31, 2007.

13.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 3 LLC in St. Johns County has been recorded in Official Records Book 3026, Page 789 on December 31, 2007.

14.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 16 LLC in Saint Lucie County has been recorded in Official Records Book 2921, Page 896 on December 28, 2007.

15.	Corrective Quitclaim Deed dated July 10, 2008 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 17 LLC in Saint Lucie County has been recorded in Official Records Book 2996, Page 1251 on July 18, 2008.

16.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 18 LLC in Saint Lucie County has been recorded in Official Records Book 2921, Page 908 on December 28, 2007.

17.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 19 LLC in Saint Lucie County has been recorded in Official Records Book 2921, Page 912 on December 28, 2007.

18.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 22 LLC in Broward County has been recorded in Official Records Book 44946, Page 575 on December 28, 2007.

19.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 23 LLC in Broward County has been recorded in Official Records Book 44946, Page 580 on December 28, 2007.

20.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 24 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3213 on December 28, 2007.

21.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 25 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3234 on December 28, 2007.

22.	Quitclaim Deed and Grant of Easements dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 26 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3238 on December 28, 2007.

23.	Quitclaim Deed and Grant of Easements dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 27 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3246 on December 28, 2007.

24.	Quitclaim Deed and Grant of Easements dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 28 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3254 on December 28, 2007,

25.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 30 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3265 on December 28, 2007.

26.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 33 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3286 on December 28, 2007.

27.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 32 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3282 on December 28, 2007.

28.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 11 LLC in Brevard County has been recorded in Official Records Book 5834, Page 7906 on December 28, 2007.

29.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 12 LLC in Brevard County has been recorded in Official Records Book 5834, Page 7919 on December 28, 2007.

30,	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 10 LLC in Brevard County has been recorded in Official Records Book 5834, Page 7899 on December 28, 2007.

31.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 13 LLC in Brevard County has been recorded in Official Records Book 5834, Page 7924 on December 28, 2007.

32.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 14 LLC in Brevard County has been recorded in Official Records Book 5834, Page 7928 on December 28, 2007.

33.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 29 LLC in Miami-Dade County has been recorded in Official Records Book 26134, Page 3261 on December 28, 2007.

34.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG HIALEAH LLC in Miami-Dade County has been recorded in Official Records Book 26141, Page 2217 on January 3, 2008.

35.	Amendment to Reservation of Easement dated [ ], 2011 between FDG HIALEAH LLC and Florida East Coast Railway, L.L.C. in [ ] County has been recorded in Official Records Book [ ], Page [ ] on [ ], 2011.

36.	Quitclaim Deed dated December 20, 2007 by Florida East Coast Railway, L.L.C. to FDG RAIL HOLDINGS 4 LLC in St. Johns County has been recorded in Official Records Book 3026, Page 795 on December 31, 2007.

Schedule 1.1(c)

Surplus Rolling Stock

Detail Unit Number Listing of Rolling Stock for Excluded from ABL

32 FEC Loco #	14 FEC Chasis	177 FEC Rapid	1 FEC Triple	47 FEC Open	0 FEC Flats	0 FEC Well Cars	0 FEC Gondola	0 FEC Misc Work	0 FEC Flat Rack	1 Passenger	0 FEC Heavy Flat	0 FEC 140M	272 Total
DE 502	FECZ 140003	FEC 13007	FEC 13230	FEC 16001						Jamica
DE 503	FECZ 140004	FEC 13030		FEC 16004
DE 504	FECZ 140005	FEC 15015		FEC 16005
DE 505	FECZ 140006	FEC 15035		FEC 16006
DE 506	FECZ 140007	FEC 15046		FEC 16007
DE 509	FECZ 140008	FEC 15081		FEC 16009
DE 417	FECZ 170004	FEC 15088		FEC 16011
DE 420	FECZ 170007	FEC 15090		FEC 16018
DE 437	FECZ 198000	FEC 15098		FEC 16020
DE 440	FECZ 198001	FEC 15100		FEC 16028
DE 442	FECZ 198002	FEC 15117		FEC 16029
DE 443	FECZ 198003	FEC 15122		FEC 16030
DE 404	FECZ 198004	FEC 15126		FEC 16032
DE 410	FECZ 198005	FEC 15127		FEC 16033
DE 424		FEC 15130		FEC 16035
DE 444		FEC 15140		FEC 16038
DE 445		FEC 15146		FEC 16042
DE 446		FEC 15148		FEC 16044
DE 447		FEC 15151		FEC 16063
DE 448		FEC 15154		FEC 16067
DE 449		FEC 15156		FEC 16072
DE 712		FEC 15157		FEC 16074
DE 713		FEC 15158		FEC 16075
DE 717		FEC 15161		FEC 16079
DE 718		FEC 15164		FEC 16081
DE719		FEC 15173		FEC 16082
DE 722		FEC 15178		FEC 16083
DE 701		FEC 15181		FEC 16085
DE 703		FEC 15184		FEC 16091
DE 706		FEC 15185		FEC 16094
DE 707		FEC 15187		FEC 16096
DE 709		FEC 15188		FEC 16097
		FEC 15190		FEC 16098
		FEC 15196		FEC 16099
		FEC 15203		FEC 16101
		FEC 15207		FEC 16103
		FEC 15211		FEC 16107
		FEC 15218		FEC 16110
		FEC 15225		FEC 16127
		FEC 15232		FEC 16132
		FEC 15237		FEC 16133
		FEC 15238		FEC 16134
		FEC 15240		FEC 16141
		FEC 15245		FEC 16147
		FEC 15256		FEC 16156
		FEC 15270		FEC 16157
		FEC 15272		FEC 16159
FEC 15280
FEC 15287
FEC 15290
FEC 15295
FEC 15297
FEC 15317
FEC 15322
FEC 15325
FEC 15328
FEC 15334
FEC 15341
FEC 15366
FEC 15374
FEC 15384
FEC 15389
FEC 15391
FEC 15403
FEC 15420
FEC 15421
FEC 15426
FEC 15438
FEC 15440
FEC 15443
FEC 15466
FEC 15471
FEC 15476
FEC 15477
FEC 15489
FEC 15491
FEC 15501
FEC 15506
FEC 15507
FEC 15511
FEC 15515
FEC 15517
FEC 15522
FEC 15523
FEC 15525
FEC 15528
FEC 15530
FEC 15532
FEC 15535
FEC 15536
FEC 15537
FEC 15539
FEC 15541
FEC 15542
FEC 15544
FEC 15545
FEC 15548
FEC 15553
FEC 15554
FEC 15555
FEC 15556
FEC 15557
FEC 15558
FEC 15559
FEC 15560
FEC 15562
FEC 15563
FEC 15566
FEC 15570
FEC 15577
FEC 15579
FEC 15580
FEC 15581
FEC 15582
FEC 15594
FEC 15600
FEC 15603
FEC 15604
FEC 15608
FEC 15618
FEC 15619
FEC 15626
FEC 15635
FEC 15638
FEC 15642
FEC 15647
FEC 15650
FEC 15652
FEC 15656
FEC 15658
FEC 15666
FEC 15679
FEC 15680
FEC 15681
FEC 15683
FEC 15688
FEC 15692
FEC 15693
FEC 15697
FEC 15699
FEC 15700
FEC 15701
FEC 15702
FEC 15705
FEC 15706
FEC 15707
FEC 15710
FEC 15711
FEC 15712
FEC 15714
FEC 15715
FEC 15716
FEC 15718
FEC 15719
FEC 15720
FEC 15721
FEC 15725
FEC 15735
FEC 15736
FEC 15737
FEC 15742
FEC 15747
FEC 15751
FEC 15752
FEC 15753
FEC 15758
FEC 15765
FEC 15768
FEC 15770
FEC 15775
FEC 15783
FEC 15797
FEC 15799
FEC 15842
FEC 15852
FEC 15904
FEC 15928

Schedule 6.3

Local Counsel Jurisdictions

Florida.

Schedule 8.12

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Type of Shares	Number of Shares Authorized and Issued*	Interest*
Florida East Coast Railway Corp.	Florida East Coast Railway Holdings, Corp.	Common Voting	600,000	100%
Florida East Coast Railway, L.L.C.	Florida East Coast Railway Corp.	Common Voting	100	100%
FEC Highway Services, L.L.C.	Florida East Coast Railway Corp.	Common Voting	100	100%
Florida East Coast Deliveries, LLC	Florida East Coast Railway, L.L.C.	Common Voting	100	100%

(b) Other Equity Interests

Florida East Coast Railway, L.L.C. – Restricted Stock Units (See attached)

*	Exclusive of Equity Interests held as described in Schedule 8.12(b) hereof.

FECR Vesting Schedule

Issued to:	Date of Grant	Amended and Restated	Shares Granted	Vesting Terms %	RSU’s remaining unvested	Vesting (anniversary of grant date)	Shares Vested	Grant price
Giles, John	10/1/2009	3/1/2010	800	25/25/25/25	600	10/1/2010	200
Linn, Scott	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Lundberg, Paul	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Novak, David	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Patterson, Charles	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Preslar, Clyde	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Rohal, David	10/1/2009	3/1/2010	250	25/25/25/25	188	10/1/2010	62
Tynes, Harold	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Williams, Scott	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Putterman, Josh	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
shefelbine, James	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Arganbright, David	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
							637.0
Charron, Ken	3/1/2010		78.4	33/33/34	78.4	3/1/2011
Cooper, Kim	3/1/2010		21	33/33/34	21	3/1/2011
Stevens, Robert	3/1/2010		21	33/33/34	21	3/1/2011
Griffiths, W. Gary	3/1/2010		71.4	33/33/34	71.4	3/1/2011
Bagley, Michael	3/1/2010		21	33/33/34	21	3/1/2011
Geary, Jeff	3/1/2010		67.2	33/33/34	44.8	3/1/2011	22.4

Hertwig, James	6/1/2010		1407	33/33/34	1407	1/1/2012
Brenholt, John	11/8/2010		930	33/33/34	930	1/1/2012
Haka, John	(pending)		620	33/33/34	620	1/1/2012
Cumber, Hesein	12/8/2010		620	33/33/34	620	1/1/2012
							659.4

Issued to:	Date of Grant	Amended and Restated	Shares Granted	Vesting Terms %	RSU’s remaining unvested	Vesting (anniversary of grant date)	Shares Vested	Grant price
Giles, John	10/1/2009	3/1/2010	800	25/25/25/25	600	10/1/2010	200
Linn, Scott	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Lundberg, Paul	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Novak, David	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Patterson, Charles	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Preslar, Clyde	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Rohal, David	10/1/2009	3/1/2010	250	25/25/25/25	188	10/1/2010	62
Tynes, Harold	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Williams, Scott	10/1/2009	3/1/2010	200	25/25/25/25	150	10/1/2010	50
Putterman, Josh	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Shefelbine, James	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25
Arganbright, David	10/1/2009	3/1/2010	100	25/25/25/25	75	10/1/2010	25

Charron, Ken	3/1/2010		78.4	33/33/34	78.4	3/1/2011
Cooper, Kim	3/1/2010		21	33/33/34	21	3/1/2011
Stevens, Robert	3/1/2010		21	33/33/34	21	3/1/2011
Griffiths, W. Gary	3/1/2010		71.4	33/33/34	71.4	3/1/2011
Bagley, Michael	3/1/2010		21	33/33/34	21	3/1/2011
Geary, Jeff	3/1/2010		67.2	33/33/34	44.8	3/1/2011	22.4

Hertwig, James	6/1/2010		1407	33/33/34	1407	1/1/2012
Brenholt, John	11/8/2010		930	33/33/34	930	1/1/2012		$ 806.68
Haka, John	(pending)		620	33/33/34	620	1/1/2012		$ 806.68
Cumber, Hesein	12/8/2010		620	33/33/34	620	1/1/2012		$ 806.68

Schedule 8.14

Environmental Matters

In September 2006, the Florida Department of Environmental Protection notified the Company and an adjacent property owner that they had been identified as potentially responsible parties (PRPs) as a result of an investigation into contaminated groundwater in Fort Pierce, Florida. Based upon site assessments performed in 2008 and 2009, the Company recorded liabilities (undiscounted) for environmental remediation costs to the extent such costs are probable and can be reasonably estimated. As of September 30, 2010 and 2009, the Company has accrued $1.5 million and $1.6 million, respectively, related to the alleged contamination of which $1.5 million is expected to be paid out over the next 5 to 10 years. For the nine months ending September 30, 2010 and 2009, $0.0 million and $0.3 million, respectively, was paid out for testing and site assessment.

Schedule 8.19

Labor Matters

None.

Schedule 10.1

Closing Date Indebtedness

See attached.

Chattel Paper:

Entity	Company	SCHEDULE/ CONTACT #	EQUIPMENT	DATE	TERM (MOS)	MATURITY	ORIG COST	MO. PAYMENT
Florida East Coast Railway, LLC	Banc of America Leasing & Capital, LLC	1	4 S070M-2 Locomotives	01/01/07	180	05/30/15	$ 7,154,000.00	$ 35,000.00
Florida East Coast Railway, LLC	The Andersons		4 S070M-2 Locomotives	12/31/08	120	07/29/17	$ 8,158,000.00	$ 89,425.00
Florida East Coast Railway, LLC	FCM Rail, Ltd.	2481	Harsco Mud-Mantis Undercutter/ballast cleaner	7/1/2006	36	7/1/2011	$ 708,333.00	$ 12,940.00

Schedule 10.2

Closing Date Liens

None.

Schedule 10.5

Closing Date Investments

None.

Schedule 10.10

Closing Date Affiliate Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Lease Agreements

We lease our Hialeah rail yard from FECI, an entity owned by investment funds managed by affiliates of Fortress. The cancelable lease agreement provides for annual rent increases of 4%, along with a 20% decreases for years two and three, as we vacate portions of the property under the terms of the agreement. Under the lease agreement, we were required to vacate 20% of the land effective April 1, 2010. We entered into two amendments extending the date to vacate to July 1, 2011. The first amendment extended the date to vacate to July 1, 2010 at an additional lease cost of $0.1 million. The second amendment extended the date to vacate to July 1, 2011 at an additional cost of $1.9 million, of which $1.4 million was prepaid for the period October 1, 2010 through June 30, 2011. We paid $1.8 million in rent in the year ended December 31, 2009. Prior to, or contemporaneously with, the consummation of this offering, we will enter into an amended and restated lease, which, among other things, will: extend the date to vacate to December 31, 2035 (unless we elect not to renew the lease); provide for an annual rental fee of $4.5 million a year (subject to a 2.5% annual increase); provide us the right to purchase certain land from FECI at a mutually determined fair market value; provide FECI the right to require us to relocate (at its expense) from such land to comparable property with competitive rental rates.

We lease space for our headquarters from FECI through 2018. For the year ended December 31, 2009, we paid $1.5 million in rent. A portion of this office space is being sublet to RailAmerica, Inc. an entity currently listed on the NYSE and majority-owned by investment funds managed by affiliates of Fortress. Under the sublease agreement, which is subject to the terms and conditions of the corporate headquarters agreement with FECI, we billed RailAmerica $1.0 million in 2009, of which $0.1 million was payable to us at December 31, 2009.

As of January 1, 2009, we, through our wholly-owned subsidiary Florida East Coast Railway, L.L.C., were party to five short-term operating lease agreements with RailAmerica. During 2009, we entered into five additional lease agreements with the same entity. All but one of these agreements relate to the leasing of locomotives between the companies for ordinary business operations, which are based on current market rates for similar assets. During the year ended December 31, 2009, on a net basis RailAmerica paid us an aggregate amount of $0.6 million. At December 31, 2009, there we no amounts owed or due from either company. The remaining lease relates to the sub-leasing of office space by us to RailAmerica described above.

Management and Reciprocal Administrative Services Agreements

Effective January 1, 2010, we entered into a Shared Services Agreement with RailAmerica that provides for services to be provided from time to time by certain of RailAmerica’s senior executives and other employees and for certain reciprocal administrative services, including finance, accounting, human resources, purchasing and legal. The agreements are generally consistent with arms-length arrangements with third parties providing similar services. The net amount of payments to be received by us under this agreement is expected to be less than $1 million in the aggregate on an annual basis.

Agreements related to our Railroad Corridor

On December 20, 2007, we entered into the following agreements with FDG Passenger and FDG Row Holdings LLC, subsidiaries of FECI:

•

the Passenger Easement Agreement, in which we granted to FDG Passenger a permanent, perpetual and exclusive easement across the right-of-way for the operation of commuter rail and transit passenger railroad operations, subject to certain conditions contained in that agreement;

•

the Non-Rail Use Easement Agreement, in which we granted to FDG Row Holdings LLC a permanent, perpetual and exclusive easement across the right-of-way for any use and purpose other than the operation of a freight or passenger railroad, subject to certain conditions contained in that agreement;

•	the Passenger Services Use Agreement and the Joint Use Agreement (Shared Infrastructure), each governing the terms of our shared use resulting from rights granted in the Passenger Easement Agreement;

•	the Joint Use and Operating Agreement, establishing the terms of our shared use resulting from the rights granted in the Non-Rail Easement Agreement;

•

the Bill of Sale and Non-Exclusive Agreement, by which we transferred and conveyed to FDG Row Holdings LLC all right, title and interest in a one and one quarter inch (11/4”) to two inch (2”) conduit along our right-of-way, subject to certain conditions and exceptions; and

•

the Option Agreement, in which we granted to FDG Passenger the option to purchase all or any portion of the mainline right-of-way prior to December 20, 2027, the exercise of which is conditioned upon, among other things, a payment of $10.00 and the concurrent effectiveness of a perpetual, exclusive easement granted to the Company enabling us to continue our freight rail operations on the main line right-of-way.

Other Agreements/Transactions

We declared and paid a cash dividend of (a) $3.7 million, in the aggregate, with respect to our Series A Redeemable Preferred Stock (the “Preferred Dividend”), and (b) $16.3 million, in the aggregate, with respect to our common stock (the “Common Dividend”), in each case, allocated among the holders of record of each such class of stock on the record date of July 27, 2009.

In September 2009, we received a $5 million cash contribution from FECR Rail, LLC.

Certain equity funds managed by affiliates of Fortress held 27% of our outstanding debt of $601.6 million at December 31, 2009.

In October 2009, we entered into consulting agreements with certain RailAmerica executives until such agreements are terminated. The consultants shall provide assistance to us with strategic initiatives designed to grow our revenue and enhance the value of our franchise. In consideration of the consultant’s performance, the consultants received a grant of restricted stock units with respect to shares of our common stock.